EXHIBIT 99.1

                                                                October __, 1997

Dear Stockholder:

        You are cordially invited to attend the Special Meeting of Stockholders of Consumers Bancorp, Inc. (the "Company") to be held on November __, 1997 at ____ p.m. (local time) at the Company's main office, 9400 South Dadeland Boulevard, Suite 620, Miami, Florida.

        At the Special Meeting, you will be asked to approve and adopt the Agreement and Plan of Merger, dated as of September 19, 1997 (the "Merger Agreement"), by and between BankUnited Financial Corporation ("BankUnited Financial"), BankUnited, FSB, and the Company, pursuant to which the Company will merge with and into BankUnited Financial with BankUnited Financial being the surviving company (the "Merger"), to be followed by the merger of Consumers Savings Bank with and into BankUnited, FSB with BankUnited, FSB as the surviving bank (the "Subsidiaries Merger"). In connection therewith, and subject to the rights of dissenting stockholders which have been asserted and duly perfected in accordance with the provisions of Section 607.1320 of the Florida 1989 Business Corporation Act, each share of common stock of the Company outstanding immediately prior to the Effective Time of the Merger shall be canceled and automatically converted into the right to receive at the stockholder's option either $21.33 in cash, 2.081 shares of BankUnited Financial Series I Class A Common ("BankUnited Common Stock"), or a combination thereof (the "Merger Consideration"). The Merger Consideration is subject to adjustment under certain circumstances. Pursuant to the terms of the Merger Agreement, no more than 55% of the total Merger Consideration may be paid in cash.

        In addition to the approval of the stockholders at the Special Meeting, the Merger and Subsidiaries Merger are subject to the approval of the Office of Thrift Supervision.

        Details of the proposed Merger and other important information are described in the accompanying Notice of Special Meeting and Proxy Statement. You are urged to give these important documents your prompt attention. In addition, a Prospectus containing information regarding BankUnited Financial is included with the Proxy Statement. YOU ARE URGED TO READ THE PROSPECTUS BEFORE MAKING AN ELECTION WITH RESPECT TO THE MERGER CONSIDERATION.

        YOUR VOTE, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, IS EXTREMELY IMPORTANT. IN ORDER FOR THE MERGER TO BE CONSUMMATED, THE MERGER AGREEMENT MUST BE APPROVED BY THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE. CONSEQUENTLY, A FAILURE TO VOTE OR AN ABSTENTION WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

        YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

        It is important that your shares be represented at the Special Meeting, whether or not you plan to attend personally. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the postage-paid envelope provided so that your shares will be represented at the Special Meeting. You may revoke your proxy at any time prior to its exercise, and you may attend the Special Meeting and vote in person, even if you have previously returned your proxy card. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the special meeting. PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

        We thank you for your prompt attention to this matter and appreciate your support.

                               Sincerely,

                               Bernard Janis
                               Chairman of the Board and Chief Executive Officer

                             CONSUMERS BANCORP, INC.
                       9400 DADELAND BOULEVARD, SUITE 620
                              MIAMI, FLORIDA 33156
                                 (305) 670-1050

                                    NOTICE OF
                         SPECIAL MEETING OF STOCKHOLDERS
                                November __, 1997

TO THE STOCKHOLDERS OF CONSUMERS BANCORP, INC.:

        NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Consumers Bancorp, Inc. (the "Company") will be held at the Company's main office, 9400 Dadeland Boulevard, Suite 620, Miami, Florida, on November __, 1997 at ____ p.m., local time, for the purpose of considering and acting on the following matters:

        (1) The approval of an Agreement and Plan of Merger (the "Merger Agreement") by and among BankUnited Financial Corporation ("BankUnited Financial") and the Company, pursuant to which the Company shall be merged into BankUnited Financial, with BankUnited Financial being the surviving institution, to be followed by the merger of Consumers Savings Bank with and into BankUnited, FSB with BankUnited, FSB as the surviving bank. In connection therewith, each share of common stock, par value $.01 per share, of the Company (the "Common Stock") shall be canceled and automatically converted into the right to receive either $21.33 in cash, 2.081 shares of BankUnited Common Stock, or a combination thereof (the "Merger Consideration"). The Merger Consideration is subject to adjustment under certain circumstances.

        (2) If necessary, a proposal to adjourn the Special Meeting to solicit additional proxies.

        (3) The transaction of such other business as may properly come before the Special Meeting, or any adjournments thereof. The Board of Directors is not currently aware of any other business to come before the Special Meeting.

        Pursuant to the Bylaws of the Company, the Board of Directors has fixed October __, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of Common Stock of record at the close of business on such date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

        Stockholders of the Company who comply with the requirements of Section
607.1320 of the Florida 1989 Business Corporation Act will be entitled, if the Merger is consummated, to seek an appraisal of their shares of Common Stock. See "THE MERGER--Rights of Dissenting Stockholders" in, and Annex B to, the attached Proxy Statement.

        APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY ENTITLED TO VOTE. A FAILURE TO VOTE OR AN ABSTENTION WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT PROXIES BE RETURNED REGARDLESS OF THE NUMBER OF SHARES OWNED.

        ANY PROXY GIVEN BY A STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A LATER DATED PROXY OR A WRITTEN REVOCATION. ANY STOCKHOLDER PRESENT AT THE

SPECIAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE SPECIAL MEETING.

                                    By Order of the Board of Directors,

                                    Gary Simon
                                    SECRETARY

Miami, Florida
October __, 1997

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE SPECIAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
INTRODUCTION.................................................................................1

SUMMARY .....................................................................................2
        THE COMPANIES........................................................................2
               Consumers Bancorp, Inc........................................................2
               BankUnited Financial Corporation..............................................2
        THE SPECIAL MEETING..................................................................3
               Date, Time, Place and Purpose of Special Meeting..............................3
        THE MERGER...........................................................................4
               Form of the Merger; Merger Consideration......................................4
               Background of and Reasons for the Merger; Recommendation of
               the Company's Board of Directors..............................................4
               Opinion of Financial Advisor..................................................4
               Interests of Certain Persons in the Merger....................................4
               Accounting Treatment..........................................................4
               Conditions to the Merger......................................................4
               Regulatory Approvals..........................................................5
               Procedures for Exchange of Certificates.......................................5
               Federal Income Tax Consequences...............................................5
               No Solicitation of Alternative Transactions...................................5
               Termination of the Merger Agreement; Payment of Fees to BankUnited Financial..5
               Rights of Dissenting Stockholders.............................................6
               Market for Common Stock.......................................................6
               Financial Information Regarding Company.......................................6

THE SPECIAL MEETING..........................................................................8
               General.......................................................................8
               Matters to Be Considered at the Meeting.......................................8
               Voting at the Meeting; Record Date............................................8
               Proxies.......................................................................8

PROPOSAL I -- THE MERGER.....................................................................9
               Form of the Merger; Purchase Price............................................9
               Effect on Stock Options......................................................10
               Effective Time of the Merger.................................................10
               Conversion of Shares; Procedures for Exchange of Certificates................11
               Background of and Reasons for the Merger.....................................11
               Opinion of Financial Advisor.................................................13
               Representations and Warranties...............................................16
               Conditions to the Merger.....................................................17
               Regulatory Approvals.........................................................19
               Business Pending the Merger..................................................19
               Additional Agreements........................................................21
               Termination..................................................................21
               Payment of Fees to BankUnited Financial......................................23
               Dissenters' Rights...........................................................23
               Certain Federal Income Tax Consequences......................................25
               Accounting Treatment.........................................................26

                                       iii


SECURITY OWNERSHIP OF
        CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............................................27

PROPOSAL II -- ADJOURNMENT OF SPECIAL MEETING...............................................27

OTHER MATTERS...............................................................................29

APPENDICES

A.  AGREEMENT AND PLAN OF MERGER BETWEEN BANKUNITED FINANCIAL CORPORATION AND
    CONSUMERS BANCORP, INC.................................................................A-1

B.  SECTIONS 607.1301, 607.1302 and 607.1320 OF THE FLORIDA BUSINESS CORPORATION ACT
    RELATING TO DISSENTERS' RIGHTS.........................................................B-1

C.  AUDITED FINANCIAL STATEMENTS OF CONSUMERS BANCORP, INC.................................C-1

D.  OPINION OF RP FINANCIAL, LC............................................................D-1

                                 PROXY STATEMENT

                             CONSUMERS BANCORP, INC.
                       9400 DADELAND BOULEVARD, SUITE 620
                              MIAMI, FLORIDA 33156
                                 (305) 670-1050

--------------------------------------------------------------------------------

                         SPECIAL MEETING OF STOCKHOLDERS

                                NOVEMBER __, 1997

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  INTRODUCTION
--------------------------------------------------------------------------------

    This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Consumers Bancorp, Inc. (the "Company") for use at a special meeting (the "Special Meeting") of stockholders of the Company to be held for the purposes described herein, and at any adjournment or adjournments thereof. Only stockholders of record at the close of business on _________, 1997 (the "Record Date") will be entitled to vote at the Special Meeting or at any adjournments thereof, either in person or by proxy. At the close of business on the Record Date, there were 485,509 shares of Company common stock, $.01 par value per share ("Consumers Common Stock") outstanding, each of which is entitled to one vote on each matter properly coming before the Special Meeting.

    At the Special Meeting stockholders will be asked to consider and vote on the adoption of the Agreement and Plan of Merger dated as of September 19, 1997 (the "Merger Agreement") by and between BankUnited Financial Corporation ("BankUnited Financial") and the Company, pursuant to which the Company will be acquired by BankUnited Financial through the merger of the Company with and into BankUnited Financial with BankUnited Financial being the surviving institution (the "Merger"), to be followed by the merger of Consumers Savings Bank with and into BankUnited, FSB, with BankUnited, FSB being the resulting institution (the "Subsidiaries Merger"). Upon consummation of the Merger, each share of Consumers Common Stock outstanding on the effective date of the Merger will by virtue of the Merger be canceled and automatically converted into the right to receive either $21.33 in cash, 2.081 in BankUnited Common Stock, or a combination thereof (the "Merger Consideration"). The Merger Consideration is subject to adjustment under certain circumstances. See "The Merger--Form of the Merger; Purchase Price."

    Consummation of the Merger is conditioned upon, among other things, approval and adoption of the Merger Agreement by the requisite vote of the Company's stockholders, which is a majority of the shares outstanding and entitled to vote, and the receipt of all necessary governmental approvals and consents. In order for the Merger Agreement to be approved, stockholders must cast at least 242,755 votes in favor of Proposal No. 1. There can be no assurance that the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be consummated. See "THE MERGER--Conditions to the Merger."

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT OR THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO THE COMPANY AND ITS SUBSIDIARY HAS BEEN SUPPLIED BY THE COMPANY AND ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO BANKUNITED FINANCIAL AND BANKUNITED, FSB HAS BEEN SUPPLIED BY BANKUNITED FINANCIAL AND BANKUNITED, FSB. THE DESCRIPTION OF THE MERGER AGREEMENT AND OTHER DOCUMENTS IN THE PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF THOSE DOCUMENTS, WHICH ARE INCLUDED AS APPENDICES HERETO.

    The Board of Directors knows of no additional matters that will be presented for consideration at the Special Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares of Consumers Common Stock covered thereby in accordance with the direction of a majority of the Board of Directors on such other business, if any, that may properly come before the Special Meeting or any adjournments or postponements thereof.

    This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about October __, 1997.

--------------------------------------------------------------------------------
                                     SUMMARY
--------------------------------------------------------------------------------

    This summary of information contained elsewhere in this Proxy Statement has been prepared to assist Stockholders in their review of this Proxy Statement and is not intended to be a complete statement of all material facts. This summary is qualified in its entirety by the more detailed information contained in this Proxy Statement, the Appendices hereto and the documents incorporated herein by reference, all of which Stockholders are urged to read carefully.

                                  THE COMPANIES

CONSUMERS BANCORP, INC.

    The Company is a Florida-chartered company headquartered in Miami, Florida. The Company was incorporated in November 1993 solely for the purpose of becoming a savings and loan holding company for Consumers Savings Bank (the "Bank"). The Bank completed its reorganization into the holding company form of ownership in April 1994. The Company's principal business is to hold all of the issued and outstanding shares of Class A Common Stock of the Bank. At June 30, 1997, the Company had consolidated total assets of $102.2 million, deposit liabilities of $81.5 million and stockholders' equity of $6.8 million.

    The Bank is a community oriented savings institution that is primarily engaged in the business of attracting deposits from the general public in the Bank's market area, and investing such deposits in one- to four-family residential real estate loans and mortgage-backed securities. The Bank operates as a mortgage banking company in originating and selling mortgage loans and mortgage servicing rights to agency and private investors in the secondary market. Currently, the Bank is in the process of establishing commercial real estate lending and consumer lending operations. At June 30, 1997 The Bank's loan portfolio consisted of $58.7 million, or 86.9%, of one- to four-family residential loans, $1.8 million, or 2.7%, in multi-family loans, $5.4 million, or 8.0%, in commercial real estate loans, and $1.6 million in other loans. At that date, the Bank also had invested $2.4 million in a mutual fund that was primarily invested in adjustable-rate mortgage-backed securities.

    At June 30, 1997, the Bank had total nonperforming assets of $682,000 (comprised of $453,000 in loans and $229,000 Real Estate Owned). At that date, the Bank's ratio of nonperforming loans to total loans was .69% and its ratio of nonperforming assets to total assets was .67%.

    The Company and Bank are subject to the regulations of the Federal Deposit Insurance Corporation, Office of Thrift Supervision and Florida Department of Banking and Finance.

BANKUNITED FINANCIAL CORPORATION

    BankUnited Financial is a Florida corporation organized for the purpose of becoming the savings and loan holding company for BankUnited, FSB. This holding company reorganization, together with BankUnited, FSB's conversion from a Florida-chartered stock savings bank (which was founded in 1984) to a federally chartered stock savings bank, became effective on March 5, 1993. At June 30, 1997, BankUnited Financial had $1.1 billion in deposits, $101 million in stockholder's equity, and over $1.8 billion in assets. Based on the latest available information, BankUnited, FSB is the fourth largest publicly held financial institution headquartered in Florida, based on asset size. After completion of the recently announced sale of two of the largest financial institutions in Florida, BankUnited, FSB expects to become the second largest publicly held financial institution headquartered in the state.

    BankUnited Financial currently has fifteen branch offices in Dade, Broward, and Palm Beach Counties, Florida ("South Florida") and anticipates opening six or more additional branches by June 30, 1998, either by acquisition or de novo branching. BankUnited Financial's business has traditionally consisted of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to purchase nationwide and to originate in Florida single-family residential mortgage loans, and to a lesser extent, to purchase and originate commercial real estate, commercial business and consumer loans. BankUnited Financial also invests in tax certificates and other permitted investments. BankUnited Financial's revenues are derived principally from interest earned on loans, mortgage-backed securities and investments. BankUnited Financial's primary expenses arise from interest paid on savings deposits and borrowings and non-interest overhead expenses incurred in operations.

    On November 15, 1996, BankUnited, FSB acquired Suncoast Savings and Loan Association, FSA ("Suncoast"), a federally chartered savings association with assets of $409 million at September 30, 1996, and merged Suncoast into BankUnited FSB. The merger increased the Company's market share, particularly in Broward County, while permitting BankUnited Financial to achieve economies associated with an in-market merger, and should enable BankUnited Financial to compete more effectively with large super-regional financial institutions operating in Florida.

    BankUnited, FSB is a member of the Federal Home Loan Bank system (the "FHLB") and is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC"). Deposits at the Bank are insured by the Savings Association Insurance Fund of the FDIC (the "SAIF") to the maximum extent permitted by law.

    BankUnited Financial's executive offices are located at 255 Alhambra Circle, Coral Gables, Florida 33134, and its telephone number is (305) 569-2000.

                               THE SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF SPECIAL MEETING

    The Special Meeting will be held on ____________, 1997 at ____ p.m., local time, at the Company's main office. At the Special Meeting, stockholders will be asked to consider and act on: (i) approval of the Merger Agreement; (ii) if necessary, the adjournment of the Special Meeting in order to solicit additional proxies; and (iii) such other matters as may properly come before the Special Meeting. The Board of Directors is not currently aware of any other business to come before the Special Meeting. Holders of record of Consumers Common Stock at the close of business on _________, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. On that date there were 485,509 shares of Consumers Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting and any adjournments or postponements thereof. Stockholders must cast at least 242,755 votes in favor of adopting the Merger Agreement in order for it to be approved. ____ Approval of the Merger Agreement by the requisite vote of the Company's stockholders is a condition to the consummation of the Merger. See "THE SPECIAL MEETING--Voting at the Meeting; Record Date."

    As of the Record Date, directors and executive officers of the Company may be deemed to be the beneficial owners of approximately 22.7% of the outstanding shares of Consumers Common Stock. Such persons have indicated to the Company that they intend to vote such shares in favor of the approval and adoption of the Merger Agreement. As of the Record Date, neither BankUnited Financial nor BankUnited, FSB owned any shares of Consumers Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

                                   THE MERGER

FORM OF THE MERGER; MERGER CONSIDERATION

    Under the terms of the Merger Agreement, at the Effective Time the Company shall be merged with and into BankUnited Financial, with BankUnited Financial being the surviving company, to be followed by the merger of Consumers Savings Bank with and into BankUnited, FSB with BankUnited, FSB being the surviving bank. In connection therewith, and subject to the rights of dissenting stockholders which have been asserted and duly perfected in accordance with
Section 607.1320 of the Florida 1989 Business Corporation Act, each share of Consumers Common Stock outstanding shall be canceled and automatically converted into the right to receive either $21.33 in cash, 2.081 shares of BankUnited Common Stock, or a combination of both. The Merger Consideration is subject to adjustment under certain circumstances. No more than 55% of the total Merger Consideration may be paid in cash.

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

    The Board of Directors of the Company believes that the Merger is in the best interests of the stockholders of the Company and has unanimously approved the Merger Agreement. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR APPROVAL OF THE MERGER AGREEMENT. In making this determination, the Board of Directors considered a number of factors. See "THE MERGER--Background of and Reasons for the Merger; Recommendations of the Company Board of Directors."

OPINION OF FINANCIAL ADVISOR

    On September 19, 1997, RP Financial, LC ("RP Financial"), the Company's financial advisor, rendered an oral opinion to the Consumers' Board, which was confirmed by its written opinion dated as of the date of the Proxy Statement, to the effect that, as of the date of the opinion, the Merger Consideration to be received by holders of Consumers Common Stock was fair to the Company's stockholders from a financial point of view. Attached to the Proxy Statement as Appendix D is a copy of RP Financial's opinion dated __________, 1997, setting forth the procedures followed, assumptions made, matters considered and the qualifications and limitations of the review undertaken by RP Financial in connection with rendering its opinion. Holders of Consumers Common Stock are urged to read RP Financial's opinion in its entirety. See "The Merger--Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    The Company's executive officers and directors have interests in the Merger by virtue of their interests as stockholders and as optionholders.

ACCOUNTING TREATMENT

    It is intended that the Merger will be accounted for as a purchase under the purchase method of accounting.

CONDITIONS TO THE MERGER

    The Merger Agreement sets forth a number of conditions which must be satisfied before the Merger may be consummated, including the approval of the Merger Agreement by the requisite vote of the stockholders of the Company and the receipt of all necessary consents, waivers, clearances, approvals and authorizations from regulatory or governmental bodies, including the OTS. See "THE MERGER--Conditions to the Merger."

REGULATORY APPROVALS

    The Merger is subject to federal regulatory approvals. There can be no assurances that such approvals will be obtained, or if obtained, as to the date of such approvals. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions to the consummation of the Merger. See "THE MERGER--Conditions to the Merger" and "--Regulatory Approvals."

PROCEDURES FOR EXCHANGE OF CERTIFICATES

    If the Merger is consummated, the Company's stockholders will be notified promptly of the consummation of the Merger and will be advised of the procedure for surrender of their stock certificates in exchange for the Merger Consideration, which will be paid promptly after such surrender. STOCKHOLDERS SHOULD NOT SEND IN STOCK CERTIFICATES AT THIS TIME. See "THE MERGER--Conversion of Shares; Procedures for Exchange of Certificates."

FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash by a Company stockholder in exchange for his or her shares of Consumers Common Stock pursuant to the Merger, or pursuant to the exercise of dissenters' rights, will be a taxable transaction to such stockholder for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, a stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in exchange for his or her shares of Consumers Common Stock and the stockholder's tax basis in such shares.

    Kronish, Lieb, Weiner & Hellman LLP, BankUnited Financial's special tax counsel, has delivered its opinion to the effect that, assuming the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a "reorganization" for federal income tax purposes and that, accordingly, no gain or loss will be recognized by the Company's stockholders who exchange their shares solely for shares of BankUnited Common Stock. The Company's stockholders who receive cash, as well as BankUnited Common Stock in exchange for their Consumers Common Stock may recognize taxable income but not in excess of the amount of cash received.

    ALL STOCKHOLDERS SHOULD READ CAREFULLY THE DISCUSSION IN "THE
MERGER--FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" SECTION OF THIS PROXY STATEMENT. THEY ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE MERGER UNDER FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER APPLICABLE TAX LAWS.

NO SOLICITATION OF ALTERNATIVE TRANSACTIONS

    The Merger Agreement provides that the Company will not initiate, solicit or encourage any inquiries or the making of any proposals or offers with respect to a merger, consolidation or certain similar transactions involving the Bank. See "THE MERGER--No Solicitation of Alternative Transactions;" "--Termination of the Merger Agreement; Payment of Fees to BankUnited Financial."

TERMINATION OF THE MERGER AGREEMENT; PAYMENT OF FEES TO BANKUNITED FINANCIAL

    The Merger Agreement may be terminated either by BankUnited Financial or the Company, acting alone under specified circumstances, or by mutual consent. The Company has agreed to pay BankUnited Financial a termination fee of $325,000 in the event the Merger is not consummated under certain specified circumstances, including certain situations relating to efforts by a third party to acquire the Company. In addition, in the event the Merger Agreement is terminated as a result of a breach by the Company, the Company shall pay BankUnited Financial liquidated damages of $100,000. Conversely, in the event that the Merger Agreement is terminated as a result of a breach by

BankUnited Financial, BankUnited Financial shall pay the Company liquidated damages of $100,000. See "THE MERGER--Termination of the Merger Agreement; Payment of Fees to BankUnited Financial."

RIGHTS OF DISSENTING STOCKHOLDERS

    Pursuant to Section 607.1320 of the Florida Business Corporation Act, the Company's stockholders will be entitled to dissenters' rights of appraisal with respect to the Merger. The provisions of Section 607.1320 of the Florida 1989 Business Corporation Act are technical in nature and complex. Stockholders desiring to exercise their appraisal rights should be aware that the failure to comply strictly with the provisions of Section 607.1320 of the Florida 1989 Business Corporation Act may result in the waiver or forfeiture of their appraisal rights. A stockholder who votes in favor of the Merger Agreement or the return of a signed proxy card which does not specify a vote against approval and adoption of the Merger Agreement will constitute a waiver of such stockholder's rights of appraisal and will nullify any previously filed written demand for appraisal. See "THE MERGER - Rights of Dissenting Stockholders" and Appendix B to this proxy statement.

MARKET FOR COMMON STOCK

    Consumers Common Stock is not traded or quoted on an exchange or other stock market. Consumers Common Stock has historically been an illiquid investment. There are 485,509 shares of Consumers Common Stock issued and outstanding which are held by approximately 60 stockholders of record. The Company has not declared any dividends on the Consumers Common Stock during fiscal 1996 and 1997. The last trade of Consumers Common Stock was in May 1997 at a price of $13.82 per share.

FINANCIAL INFORMATION REGARDING COMPANY

    Set forth below are selected consolidated financial and other data of the Company. This information is derived in part from and should be read in conjunction with the consolidated financial statements of the Company and the notes thereto presented as Appendix C to this Proxy Statement.

                                                          AT                   AT
                                                        JUNE 30,             MARCH 31,
                                                   -------------------   ------------------
                                                     1997       1996       1997      1996
                                                   --------   --------  ---------  --------
                                                                (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:

Total assets....................................   $102,167   $ 88,703  $  94,022  $ 88,648
Loans held for sale.............................      4,567      5,541      5,107     5,661
Loans receivable, net...........................     61,260     49,876     56,305    49,749
Mortgage-backed securities held to maturity.....      4,076      5,248      4,709     5,622
Mortgage-backed securities available for sale...     15,067     11,805      9,951    12,085
Investment securities...........................      9,993      5,948      6,955     4,958
Cash and cash equivalents.......................      2,571      3,867      6,320     4,370
Deposits........................................     81,545     73,600     79,079    72,617
Borrowed funds..................................      9,000      3,500      3,500     5,333
Stockholders' equity............................      6,819      6,639      6,712     6,598

                                                      THREE MONTHS            YEARS
                                                     ENDED JUNE 30,       ENDED MARCH 31,
                                                   ------------------   -----------------
                                                    1997        1996      1997      1996
                                                   -------    -------   --------   ------
                                                                (IN THOUSANDS)
SELECTED OPERATING DATA:

Interest income................................    $ 1,771    $ 1,629   $  6,736   $ 6,545
Interest Expense...............................      1,092      1,013      4,089     4,143
                                                   -------    -------   --------   -------
Net interest income before provision
  for loan losses..............................        679        616      2,647     2,402
Provision for loan losses......................          -          -          -         -
                                                   -------    -------   --------   -------
Net interest income after provision for
  loan losses..................................        679        616      2,647     2,402
Other Income:
  Gain (loss) on sale of loans and mortgage
    -  backed securities.......................        (44)        41       (932)      (59)
  Gains on sales of loan servicing rights......         83         35        337       386
  Brokered loan fees...........................          -         45        186       295
  Other income.................................         66         34        137       174
                                                   -------    -------   --------   -------
    Total other income.........................        105        155        628       796
Other expense:
  Salaries & employee benefits.................        374        331      1,353     1,392
  Occupancy & equipment expense................        113        109        436       467
  FDIC and other insurance premiums............         13         43        592       201
  Data Processing..............................         30         30        124       112
  Legal, professional and consulting fees......         24         24         89       104
  Stationery and supplies......................         10         13         61        64
  Other expense................................        114        109        419       515
                                                   -------    -------   --------   -------
    Total other expense........................        678        659      3,074     2,856
                                                   -------    -------   --------   -------
Income before income taxes.....................        106        112        201       343
Income tax expense.............................         41         45         77       137
                                                   -------    -------   --------   -------
    Net income.................................    $    65    $    67   $    124   $   206
                                                   =======    =======   ========   =======

                                                           AT                   AT
                                                        JUNE 30,             MARCH 31,
                                                   -----------------    ------------------
                                                    1997       1996       1997      1996
                                                   ------    -------    -------    -------
OTHER DATA:

Equity to assets at period end.................     6.58%      7.49%      7.14%      7.44%
Net interest spread............................     2.69%      2.47%      2.65%      2.47%
Net interest margin............................     3.01%      2.88%      3.06%      2.91%
Return on average assets.......................     0.28%      0.31%      0.14%      0.25%
Return on average equity.......................     3.87%      4.16%      1.88%      3.14%
Noninterest income to average asset ratio......     0.46%      0.69%      0.71%      0.95%
Noninterest expense to average asset ratio.....     2.87%      2.98%      3.48%      3.40%
Nonperforming loans to total loans.............     0.69%      0.46%      0.50%      0.32%
Nonperforming assets to total assets...........     0.67%      0.43%      0.47%      0.18%
Average interest-earning assets to average
  interest-bearing liabilities.................    106.55%   108.64%    108.78%    108.71%
Allowance for loan losses to nonperforming
  assets.......................................     48.53%    86.65%     75.09%    233.46%
Net interest income to noninterest expense.....    100.17%    94.29%     86.13%     84.11%
Net interest income after provision for loan
  losses to noninterest expense................    100.17%    94.29%     86.13%     84.11%
Number of full service offices.................         2         2          2           2

--------------------------------------------------------------------------------
                               THE SPECIAL MEETING
--------------------------------------------------------------------------------

GENERAL

        This Proxy Statement is being furnished to holders of Consumers Common Stock in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting of Stockholders to be held at ____ p.m., local time, on November __, 1997 at the Company, 9400 Dadeland Boulevard, Suite 620, Miami, Florida, and at any adjournments or postponements thereof.

        This Proxy Statement and the accompanying form of proxy are first being mailed to the stockholders of the Company on or about October __, 1997.

MATTERS TO BE CONSIDERED AT THE MEETING

        At the Special Meeting, the stockholders of the Company will be asked:
(1) to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby; (2) if necessary, to adjourn the Special Meeting in order to provide for the solicitation of additional proxies; and (3) to transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof. See "THE MERGER."

        THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

VOTING AT THE MEETING; RECORD DATE

        The Board of Directors has fixed the close of business on October __, 1997 as the record date (the "Record Date") for the determination of stockholders of the Company entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of record on such date will be entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 485,509 shares of Common Stock outstanding and entitled to vote. Stockholders must cast at least 242,755 votes in favor of the Merger Agreement in order for it to be adopted. An abstention will have the same effect as a vote against the Merger Agreement. Obtaining stockholder approval of the Merger is a condition to consummation of the Merger. Each holder of record of Consumers Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on the approval and adoption of the Merger Agreement and on any other matter properly submitted for the vote of the stockholders of the Company at the Special Meeting and any adjournments or postponements thereof. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Consumers Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

        As of _________, 1997, directors and executive officers of the Company and their affiliates may be deemed to be the direct or indirect beneficial owners of 110,248 shares of Consumers Common Stock representing approximately 22.7% of the outstanding shares of Consumers Common Stock. Such persons have informed the Company that they intend to vote all such shares in favor of the approval and adoption of the Merger Agreement.

PROXIES

        This Proxy Statement is being furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting. All shares of Consumers Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not duly revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed proxy, such proxy will be voted FOR the approval and adoption of the Merger Agreement.

        If any other matters are properly presented for consideration at the Special Meeting, including, among other things, consideration of a motion to adjourn or postpone the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. The Company has no knowledge of any matters to be presented at the Special Meeting other than those matters described herein.

                    STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK
                      CERTIFICATES WITH THEIR PROXY CARDS.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. In addition, stockholders whose shares of Consumers Common Stock are not registered in their own name will need additional documentation from the record holder of such shares to vote personally at the Special Meeting. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Consumers Bancorp, Inc., 9400 Dadeland Boulevard, Suite 620, Miami, Florida 33156, Attention: Bernard Janis, Chairman of the Board, or hand-delivered to the Secretary of the Company, at or before the taking of the vote at the Special Meeting.

        All expenses of this solicitation, including the cost of preparing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company or its subsidiaries in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

--------------------------------------------------------------------------------
                            PROPOSAL I -- THE MERGER
--------------------------------------------------------------------------------

        This section of the Proxy Statement describes aspects of the proposed Merger. The following description is qualified in its entirety by reference to the Merger Agreement which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. All stockholders are urged to read the Merger Agreement in its entirety.

FORM OF THE MERGER; PURCHASE PRICE

        Under the terms of the Merger Agreement, the Company will be merged with and into BankUnited Financial, with BankUnited Financial being the surviving company, to be followed by the merger of Consumers Savings Bank with and into BankUnited, FSB, with BankUnited, FSB as the surviving bank. On the effective date of the Merger, each share of Consumers Common Stock then outstanding, except for each holder ("Dissenting Stockholder") of shares ("Dissenting Shares") which have not been voted in favor of the Merger Agreement and who has properly perfected his dissenters' rights of appraisal by satisfying all of the applicable requirements of Section 607.1320 of the Florida Business Corporation Act (see "THE MERGER--Rights of Dissenting Stockholders") shall be canceled and automatically converted into the right to receive either $21.33 in cash, 2.081 shares of BankUnited Common Stock, or a combination of cash and BankUnited Common Stock of the Merger Consideration. The Merger Consideration is subject to adjustment under certain circumstances.

        The stock portion of Merger Consideration may be adjusted downward in the event that the BankUnited Common Stock price is greater than $12.00 per share during the 15 day trading period ending three days prior to the Effective Time. However, in the event of such adjustment, the dollar value of the BankUnited Common Stock to be exchanged for Consumers Common Stock shall not be less than $24.97 per share. In the event that BankUnited Common Stock is less than $9.80 per share then BankUnited Financial shall pay the shareholders a total of $10.8 million in cash, or approximately $20.39 per share, which would include all amounts paid for Consumers options. In the event that the Company's net worth is less than $6.5 million at the time of closing, BankUnited Financial will have the right to reduce the Merger Consideration by $1.25 for each $1.00 below $6.5 million in net worth. In the event that the Company's net worth is less than $6.1 million at the Effective Time the Company will have the right to terminate the Merger Agreement rather than accept a reduced Merger Consideration. The total cash amount of Merger Consideration may not exceed 55% of the total Merger Consideration.

        The Agreement is subject to certain conditions and contains other material terms more fully set forth in the Proxy Statement and in the Merger Agreement, a copy of which is attached hereto as Appendix A.

        Based upon the number of shares of Consumers Common Stock outstanding at the Record Date, the amount of funds necessary to cancel the issued and outstanding Consumers Common Stock would be approximately $___ million. At March 31, 1997, the Company's book value per share was $____. For the twelve months ended March 31, 1997, the Company's earnings per share were $____. Consequently, the Merger Consideration represents a price equal to approximately ___% of the Company's book value per share at September 30, 1997 and ____x the Company's earnings per share for the twelve months then ended.

EFFECT ON STOCK OPTIONS

        Immediately prior to the Effective Time all outstanding options to purchase Consumers Common Stock shall be canceled and each option holder shall be paid an amount in cash equal to (i) the difference between the exercise price of the option and the cash merger consideration, multiplied by (ii) the number of shares of Consumers Common Stock that the holder of the option could purchase if the holder exercised his or her option in full.

EFFECTIVE TIME OF THE MERGER

        The Merger will become effective (the "Effective Time") on or promptly after the first business day following the last to occur of (i) the date that is 30 days after the date of the order of the OTS approving the Merger and the Subsidiaries Merger, (ii) the effective date of the last order, approval, or exemption of any other federal or state regulatory agency approving or exempting the Merger and the Subsidiaries Merger, if such action is required, (iii) the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the Merger and the Subsidiaries Merger, and (iv) the date on which the stockholders of the Company approve this Agreement, in each case as contemplated hereby, unless another date is agreed to in writing by the Company and BankUnited Financial. See "THE MERGER--Conditions to the Merger" below. It is expected that a period of time will elapse between the Special Meeting and the Effective Time while the parties seek to obtain the regulatory approvals required in order to consummate the Merger. See "--Regulatory Approvals" below. The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before March 15, 1998. See "THE MERGER--Termination of the Merger Agreement" below.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

        Following the Effective Time, BankUnited Financial shall pay to each holder of Consumers Common Stock who delivers his or her stock certificate the Merger Consideration. BankUnited Financial will send to each holder of record of a certificate or certificates (other than holders of Dissenting Shares) which, immediately prior to the Effective Time represented outstanding shares of Consumers Common Stock ("Certificates"), a letter of transmittal (which will specify the means for the holders of Consumers Common Stock to elect to receive cash, BankUnited Common Stock or a combination thereof as well as specify that delivery will be effected, and risk of loss and title to certificates for shares of Consumers Common Stock will pass, only upon proper delivery of such certificates to BankUnited Financial) and instructions for use in surrendering certificates representing shares of Consumers Common Stock in exchange for the cash into which such shares have been converted.

        STOCKHOLDERS SHOULD NOT FORWARD COMPANY COMMON STOCK CERTIFICATES TO BANKUNITED FINANCIAL UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

        Until the Certificates are surrendered for exchange after the consummation of the Merger, holders of such certificates will not be paid the cash amount into which such shares of Consumers Common Stock have been converted. The Merger Agreement requires that when such Certificates are surrendered, the Merger Consideration will be paid promptly without interest. For Consumers stockholders who elect to receive BankUnited Common Stock, following the Effective Time they will have the right to vote their shares of BankUnited Common Stock regardless of whether they exchanged their Certificates for shares of BankUnited Common Stock. However, no dividend or distribution payable to the holders of BankUnited Common Stock after the Effective Time will be paid to the holder of a former stockholder of the Company until the stockholder surrenders their Certificate for exchange. Following such exchange, the stockholder shall be paid all dividends or distributions which have been declared and paid after the Effective Time (without interest).

BACKGROUND OF AND REASONS FOR THE MERGER

        BACKGROUND OF THE MERGER. The Board of Directors of the Company has been concerned with maximizing shareholder value and increasing the liquidity of the Consumers Common Stock. Toward that end, the Board of Directors has periodically entertained discussions regarding the purchase or merger of the Company during the last several years, as well as considered the private placement of securities. More recently the Company held preliminary discussions with another financial institution for a merger of equals but was unable to negotiate a mutually satisfactory definitive agreement.

        In June 1997, the Company's Chairman of the Board was contacted by the Chairman of the Board and Chief Executive Officer of BankUnited Financial who indicated that BankUnited Financial was interested in pursuing a business combination with the Company. Subsequently the Company's Board of Directors discussed the nature of BankUnited Financial's expression of interest and concluded that it was in the Company's best interest to pursue further discussions. Shortly thereafter, the Company received a non-binding written offer from BankUnited Financial outlining the terms of a proposed merger between BankUnited Financial and the Company. Upon receiving this written offer, the Company engaged Gibson & Co., Inc. to assist in evaluating the offer and to assist and advise the Company in negotiating certain aspects of a definitive Merger Agreement. At this time, the Company was contacted by another financial institution that was interested in acquiring the Company. This other indication was for significantly less than BankUnited Financial's offer. The Board of Directors met in August 1997 to consider both offers. At that time the Board directed the Chairman of the Board and Gibson & Co., Inc. to contact both parties to find out if they had presented their best offer. Following the Board of Director's review of both proposals the Board concluded that BankUnited Financial's offer provided the best consideration to stockholders and that the Company would complement BankUnited Financial's existing banking franchise. After carefully evaluating the two proposed transactions, the Company's Board of Directors decided to continue discussions with BankUnited Financial and to permit BankUnited Financial personnel to conduct a detailed "due diligence" investigation of the Company.

        BankUnited, Financial then commenced a detailed review of the books and records of the Company. Following negotiations between the parties, the Boards of the Company and BankUnited Financial determined to enter into a definitive agreement providing for the Merger Consideration. For the reasons set forth below, the Board of the Company believes that the offer was fair and reasonable and entered into the present Merger Agreement, subject to stockholder approval.

        REASONS FOR THE MERGER. The Board of Directors of Company believes that the Merger is fair to, and in the best interests of, the Company and its stockholders. Accordingly, the Board has approved and adopted the Merger Agreement. The Board of Directors of Company therefore unanimously recommends that stockholders vote FOR the approval and adoption of the Merger Agreement.

        In reaching its conclusion that the Merger is fair to, and in the best interests of, the Company and its stockholders, the Board considered a number of factors, including, without limitation, the following:

        (i) the Board's familiarity with and review of the Company's business, operations, financial condition, earnings and prospects, including the ability to implement its business plan;

        (ii) the current and prospective economic environment and competitive and regulatory constraints facing financial institutions and particularly Consumers Savings Bank;

        (iii) the Board's opinion that the Merger Consideration was fair to the holders of Consumers Common Stock, and that the Consumers Common Stock is an illiquid investment;

        (iv) the Board's review of the alternative of continuing to remain independent and the possibility of stockholders obtaining returns equal to the Merger Consideration if the Company continued as an independent entity given possible levels of future earnings. In this connection, the Board was aware of certain risks of remaining independent, including, among other things, the limited potential to engage in acquisitions which could further enhance stockholder value;

        (v) the financial resources and prospects of BankUnited Financial and BankUnited, FSB and the likelihood of receiving the requisite regulatory approvals in a timely manner;

        (vi) the compatibility of the respective businesses, branches and operations of the Company and BankUnited, FSB;

        (vii) the Merger Consideration represented approximately 150.21% of the Company's book value if paid in cash and 175.8% of the Company's book value if paid in BankUnited Common Stock, and 28.07x the Company's earnings (excluding the impact of the special SAIF assessment) if paid in cash and 32.86x the Company's earnings (excluding the impact of the special SAIF assessment) if paid in BankUnited Common Stock at and for the twelve months ended August 31, 1997.

        (viii) a comparison of the Company's and BankUnited Financial's business franchise, including the fact that the holders of Consumers Common Stock will receive a more liquid security in a substantially more diversified financial institution; and

        (ix) the tax deferred nature of the transaction to the holders of Consumers Common Stock who elect to take BankUnited Common Stock.

        On September ___, 1997, the Board of Directors of the Company retained RP Financial as an independent financial advisor in connection with the merger transaction. As discussed below, RP Financial has rendered an opinion to the effect that the Merger Consideration is fair from a financial point of view to Company stockholders.

        THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

        For information regarding interests of directors and executive officers of the Company in the Merger, see "THE MERGER--Interests of Certain Persons in the Merger" and "SECURITY OWNERSHIP OF CERTAIN BENE FICIAL OWNERS AND MANAGEMENT."

OPINION OF FINANCIAL ADVISOR

        The Company's Board of Directors retained RP Financial in September 1997 to provide certain financial advisory and investment banking services to the Company in conjunction with the Merger, including the rendering of an opinion with respect to the fairness of the Merger Consideration from a financial point of view to holders of Consumers Common Stock. In requesting RP Financial's advice and opinion, the Board of Directors of the Company did not give any special instructions to RP Financial, nor did it impose any limitations upon the scope of the investigation which RP Financial might wish to conduct to enable it to give its opinion. RP Financial delivered its opinion orally to the Company on September 18, 1997, and its written updated opinion as of __________, 1997, to the effect that, based upon and subject to the matters set forth therein, as of the date thereof, the Merger Consideration is fair to the shareholders of Consumers Common Stock from a financial point of view. The opinion of RP Financial is directed toward the consideration to be received by the Company's stockholders and does not constitute a recommendation to any Company stockholder to vote in favor of approval of the Merger Agreement. A copy of the RP Financial opinion is set forth as Appendix D to this Proxy Statement and should be read in its entirety by stockholders of the Company. RP Financial has consented to the inclusion and description of its written opinion in this Proxy Statement.

        THE OPINION OF RP FINANCIAL IS DIRECTED TO THE COMPANY'S BOARD IN ITS CONSIDERATION OF THE PURCHASE PRICE AS DESCRIBED IN THE AGREEMENT, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF THE COMPANY AS TO ANY ACTION THAT SUCH SHAREHOLDER SHOULD TAKE IN CONNECTION WITH THE AGREEMENT, OR OTHERWISE. IT IS FURTHER UNDERSTOOD THAT THE OPINION OF RP FINANCIAL IS BASED ON MARKET CONDITIONS AND OTHER CIRCUMSTANCES EXISTING ON THE DATE HEREOF.

        RP Financial was selected by the Company to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes, including its expertise in connection with mergers and acquisitions of savings and loan associations, savings banks, savings and loan holding companies, commercial banks and bank holding companies. RP Financial had also previously been engaged by the Company over the past several years to assist management with the preparation of the business plan in connection with the formation of the holding company as well as to provide valuation expertise in connection with a proposed merger of equals which was never consummated. Pursuant to a letter agreement dated and executed September 15, 1997 (the "Engagement Letter"), RP Financial estimates that it will receive from the Company total professional fees of $20,000, of which $________ has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the Merger. In addition, the Company has agreed to indemnify and hold harmless RP Financial, any affiliates of RP Financial and the respective members, managers, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Company to RP Financial either orally or in writing, or (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by the Company to RP Financial. The Company will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. In addition, if RP Financial is entitled to indemnification from the Company under the agreement and in connection therewith incurs legal expenses in defending any legal action challenging the opinion of RP Financial where RP Financial is not negligent or otherwise at fault or is found by a court of law to be not negligent or otherwise at fault, the Company will indemnify RP Financial for all reasonable expenses.

        In rendering its fairness opinion, RP Financial reviewed the following material: (1) the Merger Agreement including exhibits; (2) financial and other information for the Company, all with regard to balance and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations: (a) audited financial statements for the fiscal years ended March 31, 1993 through 1997, (b) shareholder, regulatory and internal financial and other reports through August 31, 1997, (c) the most recent proxy statement for the Company, (d) internal budgets and financial projections prepared by management and (e) the Company's management and Board comments regarding past and current business, operations, financial condition, and future prospects; and (3) financial and other information for BankUnited Financial including: (a) audited financial statements for the fiscal years ended September 30, 1995 and 1996, incorporated in Annual Reports to shareholders; (b) Form 10-K as of September 30, 1996; (c) regulatory and internal financial and other reports through June 30, 1997; (d) internal budgets and financial projections prepared by management of BankUnited Financial; (e) registration statement on Form S-3 as filed with the Securities and Exchange Commission on September 17, 1997 in conjunction with a secondary offering of common stock; and (f) BankUnited Financial's management comments regarding past and current business, operations, financial condition, and future prospects.

        In addition, RP Financial stated that it reviewed financial, operational, market area and stock price and trading characteristics for BankUnited Financial and the stock price and relatively limited trading information available for the Company relative to publicly-traded savings institutions, with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for the Company and BankUnited Financial and the public perception of the thrift industry. In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning the Company as furnished by the Company to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and economic data. Neither the Company nor BankUnited Financial restricted RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of the Company.

        RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger to be consummated as set forth in the Agreement. In rendering its opinion, RP Financial assumed that in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on BankUnited Financial that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Agreement.

        RP Financial's opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of September 18, 1997 and _________________, 1997; events occurring after the most recent date could materially affect the assumptions used in preparing the opinion.

        In connection with rendering its opinion dated September 18, 1997, and updated as of ____________, 1997, RP Financial performed a variety of financial analyses which are summarized below. Although the evaluation of the fairness, from a financial point of view, of the Merger Consideration was to some extent subjective based on the experience and judgment of RP Financial and not merely the result of mathematical analyses of financial data, RP Financial relied, in part, on the financial analyses summarized below in its determinations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description.

RP Financial believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial took into account its assessment of general business, market, monetary, financial and economic conditions, industry performance and other matters, many of which are beyond the control of the Company and BankUnited Financial, as well as RP Financial's experience in securities valuation, its knowledge of financial institutions and its experience in similar transactions. With respect to the comparable transactions analysis described below, no public company utilized as a comparison is identical to the Company and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition values of the companies concerned. The analyses were prepared solely for purposes of RP Financial providing its opinion as to the fairness of the Merger Consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in RP Financial's analysis are not necessarily indicative of future results of values, which may be significantly more or less favorable than such estimates. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other.

        The following is a summary of the financial analyses performed by RP Financial in connection with providing its opinion of September 18, 1997.

        (a) COMPARABLE TRANSACTIONS ANALYSIS. In this analysis, RP Financial conducted an evaluation of the financial terms, financial and operating condition and market area of recent business combinations among comparable thrift institutions, both pending and completed. In conjunction with its analysis, RP Financial considered the multiples of tangible book value, earnings, assets and core deposit premiums implied by the terms in such completed and pending transactions involving selling companies whose financial characteristics and markets were comparable to those of the Company including two comparable groups: (1) companies operating in the Florida market with total assets less than $150 million and completed in 1996 or 1997 ("Comparable Group #1"); and (2) companies operating in the Southeast United States with total assets less than $150 million and completed or announced during 1997 ("Comparable Group #2).

        The Florida institutions with similar resources and scope of operations (Comparable Group #1) completing acquisitions since the beginning of 1996 included a total of seven institutions. The acquisition pricing ratios of this group were: (i) price/earnings ratios ranging from 9.07x to 34.09x, with a median of 17.89x; (ii) price/tangible book ratios ranging from 140% to 175%, with a median of 153% percent; and (iii) price/assets ratios ranging from 5.60% to 15.05%, with a median of 10.38%.

        The Southeast institutions with similar resources and scope of operations (Comparable Group #2) completing or announcing acquisitions since the beginning of 1997 included a total of nineteen institutions. The acquisition pricing ratios of this group were: (i) price/earnings ratios ranging from 9.17x to 52.33x, with a median of 17.70x; (ii) price/tangible book ratios ranging from 102% to 216%, with a median of 157%; and (iii) price/assets ratios ranging from 6.48% to 19.99%, with a median of 13.70%.

        In comparison to the comparable transactions median, the Company maintained a larger asset size and generated a lower return on assets and return on equity. The Company's equity-to-assets ratio exceed the median for Comparable Group #1 and was below the median for Comparable Group #2. Further, the Company's acquisition pricing ratios for price/earnings, price/tangible book, price/assets, and core deposits premium exceeds the median ratios of these four groups based on the Merger Consideration as of September 18, 1997, and ____________, 1997. Specifically, the Merger Consideration of $________, based on the exchange ratio and the Fair Market Value as of ________ and assuming that 55% of the Merger Consideration is in the form of cash indicated the following pricing ratios for shares of Consumers Common Stock, based on financial statements as of or for the 12 months ended __________________, 1997: _______ x earnings,______ % of reported tangible book value, ______ % of assets and ______ % premium on core deposits. Assuming that 100% of the Merger Consideration is in the form of Common Stock, the following pricing ratios for shares of Consumers Common Stock are indicated, based on financial statements as of or for the 12 months ended __________________, 1997: _______ x earnings,______ % of reported tangible book value, ______ % of assets and ______ % premium on core deposits.

        No company or transaction used in this composite is identical to the Company or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading values of the securities of the company or companies to which they are being compared.

        (b) DISCOUNTED CASH FLOW ANALYSIS. RP Financial prepared discounted cash flow ("DCF") analyses assuming the Company operates on a stand-alone basis for the next five years. The projections of future cash flows to shareholders assumed that the Company would continue to forego the payment of cash dividends during interim years, consistent with the Company's recent practice. The terminal value at the end of the fifth year was based on a sale of control reflecting a range of multiples to tangible book value based on the multiples reflected in the comparable transactions analysis reviewed above. The DCF analyses incorporated several specific factors reflecting the operating environment of the Company on a stand-alone basis, including growth prospects in the local market, the level of competition from other financial institutions, and future earnings estimates for the Company under a stand-alone business plan without the benefits of the Merger. Two alternative scenarios were also evaluated which incorporated (1) projected earnings equal to 90% of the "base case" level and (2) projected earnings equal to 110% of the "base case" level. The Year 5 sale-of-control values were then discounted to present values based on discount rates selected after examining the earnings capitalization rate of publicly-traded thrifts, the Treasury yield curve (i.e., the risk-free rate), and perceived investment risks in the Consumers Common Stock. RP Financial concluded that, since the Merger Consideration exceeded the present value of future cash flows accruing to holders of Consumers Common Stock under all scenarios, the DCF analyses supported its fairness conclusions.

        (c) PRO FORMA IMPACT ANALYSIS. RP Financial's analysis considered the financial condition and operations of BankUnited Financial on a stand-alone basis at June 30, 1997, adjusted for the effect of the proposed secondary offering of common stock, versus the pro forma impact of the Merger. RP Financial considered that the Merger is estimated to be accretive to BankUnited Financial's pro forma tangible book value per share and initially dilutive to reported earnings per share before incorporating anticipated merger synergies. RP Financial also considered BankUnited Financial's pro forma cash earnings per share. RP Financial considered the impact of the Merger on BankUnited Financial's key financial characteristics, per share data and resulting pricing ratios, as well as BankUnited Financial's longer run strategic objectives. RP Financial also considered the pro forma impact to the Company's shareholders including the accretive nature of the transaction to the Company's tangible book value and earnings per share for shareholders selecting the stock election.

        On the basis of these analyses and other considerations, RP Financial concluded that the Merger Consideration, as described in the Agreement, is fair to the shareholders of the Company from a financial point of view. As described above, RP Financial's opinion was one of many factors taken into consideration by the Company Board in making its determination to proceed with the Merger. Although the foregoing summary describes the material components of the analyses presented by RP Financial, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Appendix D hereto, which the Company shareholders are urged to read in its entirety.

REPRESENTATIONS AND WARRANTIES

        The Merger Agreement contains representations and warranties by the Company regarding, among other things, its organization, authority to enter into the Merger Agreement, capitalization, the conduct of its business, subsidiaries, properties, financial statements, the absence of undisclosed liabilities, compliance with laws and orders, pending and threatened litigation, environmental matters, certain employee benefits plan matters and employee matters, contractual obligations, governmental regulation, tax matters, allowances for losses, regulatory matters, properties, compliance with laws, leases, insurance matters, material interests of certain persons, registration obligations, brokers and finders and accuracy of representations and warranties and disclosures to BankUnited Financial. The Merger Agreement also contains representations and warranties by BankUnited Financial regarding, among other things, its organization, authority to enter into the Merger Agreement, capitalization, consents and approvals of regulatory authorities, the availability of funds to consummate the Merger in a timely manner, pending and threatened litigation involving BankUnited Financial, and the accuracy of the representations and warranties and disclosures to the Company.

CONDITIONS TO THE MERGER

        CONDITION TO EACH PARTY'S OBLIGATIONS. The obligations of BankUnited Financial, and the Company to effect the Merger are subject, among other things, to the following conditions:

               (i) the Merger Agreement shall be approved by the requisite vote of the stockholders of the Company;

               (ii) all necessary regulatory or governmental approvals required to consummate the Merger shall be obtained and shall be in full force and effect, and such approvals are not subject to any conditions that in the judgement of BankUnited Financial would restrict BankUnited Financial, BankUnited, FSB or affiliates in their operations and business activities after the Effective Time. (see "PROPOSAL I--THE MERGER--Regulatory Approvals");

               (iii) the registration statement to register BankUnited Common Stock shall have been declared effective and shall not be subject to stop order or any threatened stop order;

               (iv) no party to the Merger Agreement shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

               (v) the BankUnited Common Stock issuable pursuant to the Merger shall have been authorized for trading on the Nasdaq;

               (vi) holders of no more than ten percent of the outstanding Consumers Common Stock shall have sought to exercise their dissenters' rights.

        CONDITIONS TO THE OBLIGATIONS OF BANKUNITED FINANCIAL. The obligations of BankUnited Financial to effect the Merger are subject, among other things, to the following additional conditions:

               (i) The representations and warranties of the Company shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and BankUnited Financial shall have received a certificate signed by the Chairman of the Board, Chief Executive Officer or other duly authorized officer of the Company to that effect;

               (ii) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and BankUnited Financial shall have received a certificate signed by the Chairman of the Board, Chief Executive Officer or other duly authorized officer of Consumers to that effect;

               (iii) As of the Effective Time the Closing Net Worth as defined shall be not less than $6.5 million;

               (iv) BankUnited Financial will receive an opinion of counsel for the Company addressed to BankUnited Financial and in form satisfactory to it as to the validity of the approvals of the Merger by the directors and stockholders of the Company;

               (v) No event, occurrence, or circumstance shall have occurred that would constitute a Material Adverse Effect as to the Company; and

               (vi) BankUnited Financial will receive an opinion of counsel mutually agreed upon by BankUnited Financial and the Company addressed to BankUnited Financial and/or the Company in form reasonably satisfactory to them that for federal income tax purposes the Merger will qualify as a reorganization under the provisions of Section 368 of the Code, that the conversion of Consumers Common Stock solely into BankUnited Common Stock will be a tax free exchange, that the BankUnited Common Stock to be issued in the Merger has been registered with the Securities and Exchange Commission, and that to their best knowledge such registration is in full force and effect and not subject to a stop order.

        CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are subject, among other things, to the following additional conditions:

               (i) the representations and warranties of BankUnited Financial shall be true and correct in all material respects, such representations and warranties are by their express provisions made as of a specified date and the Company shall have received a certificate signed by the chairman and chief executive officer, executive vice president or other duly authorized officer of BankUnited Financial to that effect;

               (ii) BankUnited Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and the Company shall have received a certificate signed by the chairman and chief executive officer, executive vice president or other duly authorized officer of BankUnited Financial to that effect;

               (iii) As of the Effective Time the Closing Net Worth of the Company shall be not less than $6.1 million;

               (iv) No event, occurrence, or circumstance shall have occurred that would constitute a Material Adverse Effect as to BankUnited Financial;

               (v) The Company will have received an opinion of counsel mutually agreed upon by the Company and BankUnited Financial addressed to the Company and/or BankUnited Financial in form reasonably satisfactory to them that for federal income tax purposes the Merger will qualify as a reorganization under the provisions of Section 368 of the Code, and that the conversion of Consumers Common Stock solely into BankUnited Financial Common Stock will be treated as a tax free exchange; and

               (vi) The fair market value of BankUnited Financial Common Stock shall not be less than $8.50, as determined by using the average of the mean of the closing prices of such stock as quoted on the Nasdaq system on each of the ten (10) trading days immediately preceding the Effective Time.

        Except with respect to stockholders' approval and all regulatory approvals, substantially all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they were created, and the Merger Agreement may be amended or modified at any time by written agreement of the parties, except that any waiver, amendment or modification executed after approval of the Merger Agreement by the Company's stockholders may only occur if the Board of Directors of the Company concludes that such waiver, amendment or modification will not have a Material Adverse Effect on the benefits intended under the Merger Agreement and will not require a resolicitation of proxies from stockholders.

REGULATORY APPROVALS

        The acquisition of the Company by BankUnited Financial is subject to the approval of the OTS. BankUnited Financial anticipates filing an application for approval of the acquisition with the OTS in mid-October 1997. BankUnited Financial anticipates obtaining the approval of the OTS during the fourth quarter of 1997. There can be no assurance as to the timing of such approval or that the OTS will approve the acquisition of the Merger of the Company with and into BankUnited Financial.

        In addition, under federal law, a period of 30 days must expire following approval by the OTS within which period the Department of Justice may file objections to the Merger under the federal antitrust laws. The postapproval waiting period may be reduced by the OTS to 15 days, with the concurrence of the Department of Justice. The Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser could be made. While BankUnited Financial believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such a proceeding.

        BankUnited Financial and the Company are not aware of any governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, or that it would not delay consummation of the Merger or be conditioned in a manner that would cause BankUnited Financial to abandon the Merger.

BUSINESS PENDING THE MERGER

        Under the terms of the Merger Agreement, the Company and its subsidiaries generally are required to carry on their business in the ordinary course consistent with past practice except as expressly contemplated by the Merger Agreement. Furthermore, the Company shall use its best efforts to preserve its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees in accordance with established procedures and maintain its relationships with customers. The Company shall maintain its corporate existence in good standing and file all required reports, use its best efforts to maintain and keep its properties in good repair and condition, except for ordinary wear and tear, use its best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that which it now maintains and, in the event that Company is unable to keep such insurance and bonds in full force and effect, to provide prompt notice of such failure to BankUnited Financial. In addition, the Company must perform all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business; use its best efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws and regulations; and as soon as reasonably practicable, furnish BankUnited Financial copies of all of the Company's financial and regulatory reports subsequent to the date the Merger Agreement was entered into.

        Except as otherwise approved by BankUnited Financial in writing, which approval shall not be unreasonably withheld, or as permitted, required or contemplated by the Merger Agreement or required by law or regulation, the Company will not:

               (a) other than in the ordinary course of business consistent with past practice since December 31, 1996 ("In the Ordinary Course"), incur any indebtedness for borrowed money, including Federal Home Loan Bank advances (other than (i) Federal Home Loan Bank advances having maturities of six months or less and (ii) short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries) (it being understood and agreed that incurrence of indebtedness In the Ordinary Course shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance other than In the Ordinary Course;

               (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or issue any additional shares of capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

               (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreement in force at the date of the Agreement;

               (d) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than in connection with contracts in existence on the date the Merger Agreement was entered into and described in the Consumers Disclosure Schedule;

               (e) enter into or terminate any contract or agreement involving annual payments in excess of $20,000 and which cannot be terminated without penalty upon 30 days notice, or make any change in, or extension of, any of its leases or contracts involving, annual payments in excess of $20,000 and which cannot be terminated without penalty upon 30 days notice;

               (f) except as set forth in the Consumers Disclosure Schedule for severance pay up to $200,000, increase or modify in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than routine adjustments in compensation and fringe benefits In the Ordinary Course or accelerate the vesting of any stock options or other stock-based compensation;

               (g) take any action that would prevent or impede the Merger from qualifying as a reorganization with the meaning of Section 368 of the Code;

               (h) settle any claim, action or proceeding involving the payment of money damages in excess of $20,000, except In the Ordinary Course;

               (i) amend its articles of incorporation or its bylaws;

               (j) fail to maintain any regulatory agreements, material licenses and permits or to file in a timely fashion all federal, state, local and foreign tax returns;

               (k) make any capital expenditures of more than $5,000 individually or $20,000 in the aggregate;

               (l) fail to maintain each of its benefit plan or timely make all contributions or accruals required thereunder in accordance with generally accepted accounting principles applied on a consistent basis;

               (m) issue any additional shares of the Consumers Common Stock, except pursuant to the exercise of options by the holders thereof;

               (n) agree to, or make any commitment to, take any of the actions prohibited by the Merger Agreement;

               (o) take any action or enter into any contract or agreement regarding the Consumers Savings Bank's Falls branch located at 8941 S.W. 136 Street, Miami, Florida; or

               (p) take any action to collect, nor file any collection or foreclosure proceedings with respect to, any loans with a principal balance in excess of $500,000.

ADDITIONAL AGREEMENTS

        The Company and BankUnited Financial have each made various additional agreements customary to transactions of this type, including, among others, that each party will use its best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the Merger on a prompt basis, including the preparation of a proxy statement by the Company in order to obtain stockholder approval of the Merger Agreement and holding a stockholder's meeting for the purpose of approving the Merger Agreement, that the Company will provide BankUnited Financial with reasonable access to certain books and records of, and other information regarding, the Company and that each party will promptly provide the other with copies of all reports filed with the regulatory authorities. BankUnited Financial will prepare and file a registration statement with the Securities and Exchange Commission.

        NO SOLICITATION OF ALTERNATIVE TRANSACTIONS. In addition, the Company has agreed not to directly or indirectly initiate, solicit or knowingly encourage or facilitate any inquiries or the making of a proposal that may ultimately result in a third party proposal for the Company.

        EFFECT ON EMPLOYEES AND BENEFIT PLANS; INTERESTS OF CERTAIN PERSONS IN THE MERGER. The Merger Agreement provides that, subject to the continuing discretion and judgment of BankUnited Financial and BankUnited, FSB, BankUnited Financial and BankUnited, FSB will consider making offers of continuing employment to those persons employed by the Company at the Effective Time. However, nothing in the Merger Agreement requires BankUnited Financial or BankUnited, FSB to employ any such employee on and after the Effective Time. Each employee of the Company who becomes an employee of BankUnited, FSB and who participates in any BankUnited, FSB employee benefit plans shall participate in such plans as a new employee of BankUnited, FSB, except as otherwise provided by law. It is the intention of BankUnited Financial and BankUnited, FSB that the various employee benefit plans or other arrangements of the Company will be terminated.

TERMINATION

        The Merger Agreement may be terminated by either party, whether before or after its approval by the Stockholders, by the mutual written consent of the parties, or if the Merger has not been consummated on or before March 15, 1998.

        The Merger Agreement may also be terminated if:

                      (i) by mutual consent of the Board of Directors of BankUnited Financial and the Board of Directors of the Company; or

                      (ii) by the Board of Directors of BankUnited Financial or the Board of Directors of the Company if (i) the OTS has denied approval of the Merger and such denial has become final and nonappealable or has approved the Merger subject to conditions that in the judgment of BankUnited Financial would restrict it or its subsidiaries or affiliates in their respective spheres of operations and business activities after the Effective Time or (ii) the Effective Time does not occur by March 15, 1998, unless mutually extended by the parties;

                      (iii) by BankUnited Financial (if it is not in material breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by the Company that is material in the context of the transactions contemplated hereby of any representation, warranty, covenant or agreement by the Company which has not been, or cannot be, cured within 30 days after written notice of such breach is give to the Company;

                      (iv) by the Company (if it is not in material breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by BankUnited Financial that is material in the context of the transactions contemplated hereby of any representation, warranty, covenant or agreement by BankUnited Financial contained herein which has not been, or cannot be, cured within 30 days after written notice of such breach is given to BankUnited Financial;

                      (v) by either party if the stockholders of the Company fail to approve the Merger at the Stockholders' Meeting;

                      (vi) by the Company if (i) there shall not have been a material breach of any covenant or agreement on the part of the Company under the Merger Agreement and (ii) prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide acquisition proposal that the Company's Board determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the reasonable advice of legal counsel and as to financial matters on the reasonable advice of an investment banking firm of national reputation, is more favorable to the Company's stockholders than the Merger and that the failure to terminate the Agreement and accept such alternative acquisition proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (iii) shall not be deemed effective until payment of the termination fee required under the Merger Agreement; or

                      (vii) If the Closing Net Worth of the Company is less than $6.5 million, then at BankUnited Financial's option, it may either terminate the Agreement, or proceed to consummate the Merger by reducing the aggregate Merger Consideration to be paid to holders of Consumers Common Stock and the amounts to be paid to holders of Consumers Common Stock options to purchase Consumers Common Stock by $1.25 for each dollar that the Closing Net Worth is less than $6.5 million.

        In the event of termination, the Merger Agreement will become null and void, except that certain provisions thereof relating to the payment of expenses and confidentiality of information exchanged by the parties will survive any such termination, and any termination resulting from a breach of a covenant, undertaking, representation or warranty contained in the Merger Agreement will not relieve any breaching party from liability for any willful breach of any such covenant, undertaking, representation or warranty giving rise to such termination.

INDEMNIFICATION

        BankUnited Financial has agreed that for three years following the Effective Time it will indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries ("Indemnified Parties") against all losses, expenses, claims, judgements, fines, damages or liabilities arising out of any claim, action, suit, proceeding, or investigation arising out of any action or omission occurring on or after the Effective Time to the fullest extent permitted under Florida law.

        In addition BankUnited Financial has agreed to provide directors' and officers' liability insurance coverage for the Indemnified Parties for a three year period. Such insurance coverage for the Indemnified Parties will be for $1 million and have a $50,000 deductible. If BankUnited Financial consolidates or merges with another corporation or entity or transfers all or substantially all of its properties and assets to another person, then provisions will be made to ensure that the successor to BankUnited Financial assumes the obligations to indemnify and insure the Company's Indemnified Parties.

PAYMENT OF FEES TO BANKUNITED FINANCIAL

        The Company agrees to pay BankUnited Financial a fee equal to $325,000 (the "Termination Fee") plus reasonable out of pocket expenses, not in excess of $25,000 incurred by BankUnited Financial or any of its affiliates in the event any of the following events occurs: (i) the Company's Board of Directors recommends a proposal other than the acquisition of the Company by BankUnited Financial; (ii) the Company's net worth is less than $6.1 million, permitting the Company to terminate the Merger Agreement, and within nine months after such termination the Company enters into an agreement to be acquired by another company; or (iii) BankUnited Financial terminates the Merger Agreement as a result of a material breach by the Company, and within nine months after such termination the Company enters into an agreement to be acquired by another company. The Termination Fee is payable in the event that the proposal for the Company to be acquired by a party other than BankUnited Financial has an aggregate value of $11 million or more. If the Company enters into an agreement with another party and the aggregate value is between $11 million and $11,325,000, the Termination Fee shall be limited to the excess over $11 million.

DISSENTERS' RIGHTS

        Any holder of Consumers Common Stock who objects to the Merger may demand payment of the fair value of his or her shares in cash pursuant to the procedures set forth in Section 607.1320 of the Florida 1989 Business Corporation Act ("Section 607.1320"). Any holder of Consumers Common Stock contemplating the exercise of his or her dissenter's rights should carefully review the provisions of Sections 607.1301, 607.1302 and 607.1320 of the Florida 1989 Business Corporation Act, which are described below and set forth in their entirety as Appendix D to this Proxy Statement. The following discussion is not complete and is qualified in its entirety by reference to Sections 607.1301,
607.1302 and 607.1320.

        Holders of record of Consumers Common Stock who desire to exercise their dissenter's rights must satisfy all of the following conditions. A writing identifying the stockholder and giving notice of his or her intent to demand cash payment for his or her shares, if the Merger is consummated, must be delivered to the Company before the stockholder vote on approval of the Merger Agreement. A Company stockholder wishing to exercise his or her dissenter's rights must not vote in favor of the Merger Agreement. A holder of Consumers Common Stock who votes his or her shares of Consumers Common Stock against the Merger Agreement, by proxy, or otherwise, but who does not exercise his or her dissenter's rights pursuant to Section 607.1320, will not fulfill the demand for dissenter's rights required under Section 607.1320.

        A stockholder who elects to exercise dissenter's rights must mail or deliver his or her notice to:

                                  Bernard Janis
                Chairman of the Board and Chief Executive Officer
                             Consumers Bancorp, Inc.
                          9400 South Dadeland Boulevard
                                    Suite 620
                              Miami, Florida 33156

        Within ten days of the date on which the stockholder vote authorizing the proposed action was taken, the Company shall give written notice of the adoption of the Merger Agreement to each stockholder who filed the notice of intent to demand payment for his or her shares pursuant to Section 607.1320.

        Within 20 days after the giving of notice to the dissenting stockholder, the dissenting stockholder shall file with the Company a notice of his or her election to dissent, stating his or her name and address, the number of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any stockholder failing to file such election to dissent within the period set forth shall be bound by the terms of the Merger Agreement.

The dissenting stockholder shall deposit his or her certificates with the Company simultaneously with the filing of the election to dissent.

        Upon the filing of the notice of election to dissent, the dissenting stockholder shall be entitled only to such payment as provided in Section
607.1320 and shall not be entitled to vote or to exercise any other rights of a stockholder. A notice of election may be withdrawn in writing by the dissenting stockholder at any time before an offer is made by the Company to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the Company consents thereto. The right of the dissenting stockholder to be paid the fair value of his shares shall cease, and he or she shall be reinstated to have all the rights of a stockholder if (1) his or her demand is withdrawn; (2) the Merger Agreement is abandoned or rescinded or stockholders revoke the authority to effect such action; (3) no demand or petition for the determination of fair value by a court has been made or filed within the time provided in
Section 607.1320; or (4) a court of competent jurisdiction determines that the dissenting stockholder is not entitled to relief provided by Section 607.1320.

        Within ten days after the expiration of the period in which a dissenting stockholder may file his or her notice of election to dissent, or within ten days after the Merger is effected, whichever is later (but in no case later than 90 days from the date of the stockholders vote) the Company shall make a written offer to each dissenting stockholder who has made demand as provided above to pay an amount the Company estimates to be the fair value of the Company Common Stock. Such offer shall be accompanied by (1) a balance sheet of the Company, as of the latest available date and not more than 12 months prior to the making of such offer and (2) a profit and loss statement of the Company for the 12-month period ended on the date of such balance sheet. If the Merger has not been effected, the offer may be made conditional upon the consummation of such action. Under Section 607.1320 of the Florida Business Corporation Act, fair value with respect to dissenters' shares means the value of the shares as of the close of business on the day prior to the date on which the stockholders vote authorizing the corporate action to which the stockholder is dissenting, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        If within 30 days after the making of such offer any stockholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the Merger, whichever is later. Upon payment of the agreed value, the dissenting stockholder shall cease to have any interest in such shares.

        If the Company fails to make such offer within the period specified above or if it makes the offer and any dissenting stockholder or stockholders fail to accept the same within the period of 30 days thereafter, then the Company, within 30 days after receipt of written demand from any dissenting stockholder given within 60 days after the date on which the Merger was effected, shall, or at its election at any time within such period of 60 days may, file an action in the Circuit Court of Dade County, Florida requesting that the fair value of said shares be determined. If the Company fails to institute the proceeding as herein provided, any dissenting stockholder may do so in the name of the Company. All dissenting stockholders, other than stockholders who have agreed with the Company as to the value of their shares shall be made party to the proceeding as an action against their shares. The Company shall serve a copy of the initial pleading in such proceeding upon each dissenting stockholder who is a resident of Florida in the manner provided by law for the service of a Summons and Complaint and upon each non-resident dissenting stockholder either by registered or certified mail and publication or in such manner as permitted by law. All dissenting stockholders who are proper parties to the proceeding shall be entitled to judgement against the Company for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The Company shall pay each dissenting stockholder the amount found to be due him or her within ten days after final determination of the proceedings. At the discretion of the court, the judgement may include a fair rate of interest to be determined by the court. Upon payment of the judgement, the dissenting stockholders shall cease to have any interest in such shares.

        The costs and expenses of any court proceedings shall be determined by the court and shall be assessed against the Company, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting stockholders who are parties to the proceeding, to whom the Company has made an offer to pay for the shares, if the courts find that the action of said stockholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the Company offered to pay thereto, or if no offer was made, the court in its discretion may award to any stockholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the stockholder in the proceeding.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        THE FOLLOWING DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER PRESENT LAW DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES THAT MAY BE RELEVANT TO ANY PARTICULAR STOCKHOLDER. CERTAIN HOLDERS (INCLUDING, BUT NOT LIMITED TO, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS, BROKER-DEALERS, EMPLOYEE STOCKHOLDERS, FOREIGN CORPORATIONS AND PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES) MAY BE SUBJECT TO SPECIAL RULES NOT DISCUSSED BELOW. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER TAX MATTERS.

        The Company and BankUnited Financial have received an opinion of Kronish, Lieb, Weiner & Hellman LLP, special tax counsel to BankUnited Financial, to the effect that for federal income tax purposes (i) the Merger and the Subsidiaries Merger will each be a reorganization under Section 368(a) of the Code, (ii) none of the Company, BankUnited Financial, Consumers Savings Bank or BankUnited FSB will recognize any taxable gain or loss upon consummation of the Merger or consummation of the Subsidiaries Merger, and (iii) the Merger will result in the tax consequences summarized below for Company shareholders who receive BankUnited Common Stock or BankUnited Common Stock and cash in exchange for Consumers Common Stock in the Merger. Receipt of substantially the same opinion of Kronish, Lieb, Weiner & Hellman LLP as of the Effective Time is a condition to consummation of the Merger. The opinion of Kronish, Lieb, Weiner & Hellman LLP is based on, and the opinion to be given as of the Effective Time will be based on, certain customary assumptions and representations regarding, among other things, the lack of previous dealings between the Company and BankUnited Financial, the existing and future ownership of the Company and BankUnited Financial, and the future plans for the Company's business.

        As described below, the federal income tax consequences to a shareholder of the Company will depend on whether the shareholder exchanges shares of Consumers Common Stock for BankUnited Common Stock, cash, or a combination of BankUnited Common Stock and cash. The following summary does not discuss all potentially relevant federal income tax matters, consequences to any shareholders subject to special tax treatment (for example, tax-exempt organizations and foreign persons), or consequences to shareholders who acquired their Consumers Common Stock through the exercise of employee stock options or otherwise as compensation.

        EXCHANGE OF CONSUMERS COMMON STOCK FOR BANKUNITED COMMON STOCK. A holder of shares of Consumers Common Stock who receives solely BankUnited Common Stock in exchange for all his shares of Consumers Common Stock will not recognize any gain or loss on the exchange. If a shareholder receives BankUnited Common Stock and cash in lieu of a fractional share of BankUnited Common Stock, the shareholder will recognize taxable gain or loss solely with respect to such fractional share as if the fractional share had been received and then redeemed for the cash. A shareholder who exchanges all his shares of Consumers Common Stock for BankUnited Common Stock will have an aggregate tax basis in the shares of BankUnited Common Stock (including any fractional share interest) equal to his tax basis in the shares of Consumers Common Stock exchanged therefor. A shareholder's holding period for shares of BankUnited Common Stock (including any fractional share interest) received in the Merger will include his holding period for the shares of Consumers Common Stock exchanged therefor if they are held as a capital asset at the Effective Time of the Merger.

        EXCHANGE OF CONSUMERS COMMON STOCK FOR CASH AND BANKUNITED COMMON STOCK. A holder of shares of Consumers Common Stock who receives both cash and shares of BankUnited Common Stock (including any fractional share interest) in the Merger will recognize any gain realized up to the amount of cash received (excluding cash paid in lieu of a fractional share of BankUnited Common Stock) but will not recognize any loss. If the shareholder holds his Consumers Common Stock as a capital asset at the time of the Merger, the amount of gain recognized generally will be treated as capital gain.

        However, it is possible that such gain will be treated as dividend income, depending on a shareholder's individual circumstances. Dividend treatment would arise if, had a shareholder received shares of BankUnited Common Stock instead of the cash actually received and had BankUnited Financial then redeemed those shares for cash, such a redemption would have been taxable as a dividend (rather than a sale) under Section 302 of the Code. A shareholder should consult his own tax advisor to determine whether gain recognized on the exchange of Consumers Common Stock for shares of BankUnited Common Stock and cash is to be treated as capital gain, as typically will be the case, or a dividend.

        A shareholder's tax basis in the shares of BankUnited Common Stock (including any fractional share interest) received will equal his tax basis in his shares of Consumers Common Stock exchanged therefor, reduced by the amount of cash received (excluding cash paid in lieu of a fractional share of BankUnited Common Stock) and increased by the amount of gain recognized (including any gain treated as a dividend). A shareholder's holding period for shares of BankUnited Common Stock (including any fractional share interest) received in the Merger will include his holding period for the shares of Consumers Common Stock exchanged therefor if they are held as capital assets at the time of the Merger. If a shareholder receives cash in lieu of a fractional share of BankUnited Common Stock, the shareholder will recognize gain or loss as if the fractional share had been received and then redeemed for the cash.

        EXCHANGE OF CONSUMERS COMMON STOCK FOR CASH. Any shareholder who makes an election to receive cash for all his shares should be aware that he may, in fact, receive some BankUnited Common Stock under the proration provisions of the Agreement. Such a holder should therefore be familiar with the rules, described above, that apply to a holder who receives cash and some BankUnited Common Stock.

        Generally, a shareholder receiving solely cash in the Merger, or pursuant to the exercise of dissenters' rights, will recognize gain or loss equal to the difference between the amount of cash received and his tax basis in his shares of Consumers Common Stock surrendered. Such gain or loss generally will be capital gain or loss if the shares of Consumers Common Stock are held as a capital asset at the time of the Merger. However, it is possible that a shareholder's receipt of cash in exchange for Consumers Common Stock could be treated as dividend income if the shareholder actually owns or constructively owns (under the rules of Section 318 of the Code) shares of BankUnited Common Stock or constructively owns shares of Consumers Common Stock actually owned by another person. The cash received by such a shareholder could be treated as a dividend if the shareholder would have had a dividend (rather than a sale) under
Section 302 of the Code in either of two situations: (1) before the Merger, the Company redeemed the shareholder's shares of Consumers Common Stock for cash, or
(2) the shareholder received shares of BankUnited Common Stock in exchange for his Consumers Common Stock (instead of the cash actually received) and BankUnited Financial then redeemed those shares of BankUnited Common Stock for cash. A shareholder should consult his own tax advisor to determine whether the exchange of BankUnited Common Stock for cash in the Merger, or pursuant to the exercise of dissenters' rights, is to be treated as a sale, as typically will be the case, or as a dividend.

ACCOUNTING TREATMENT

        The Merger will be accounted for as a "purchase" transaction. Under the purchase method of accounting, the assets and liabilities of the Company will be recorded on the consolidated financial statements of BankUnited Financial at their respective fair values at the Effective Date. Any excess of the value of the consideration paid by BankUnited Financial over the fair value of the Company's identifiable net assets acquired, less liabilities assumed, will be recorded as an intangible asset.

--------------------------------------------------------------------------------
                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
--------------------------------------------------------------------------------

        Holders of record of the Company's common stock as of the close of business on __________, 1997 are entitled to one vote for each share then held. As of __________, 1997 (the "Record Date"), the Company had __________ shares of Consumers Common Stock issued and outstanding. The presence in person or by proxy of the outstanding shares of Consumers Common Stock entitled to vote is necessary to constitute a quorum at the Meeting.

        The following table sets forth information with respect to the beneficial ownership in Consumers Common Stock by persons known by the Company to own more than 5% of Common Stock, each director individually and all officers and directors as a group. Other than as set forth below, to the best knowledge of the Company, no person beneficially owns more than 5% of the outstanding Consumers Common Stock. Ownership is direct unless otherwise specified.

     NAME AND ADDRESS              AMOUNT AND NATURE OF           PERCENT OF SHARES OF
  OF BENEFICIAL OWNER (4)        BENEFICIAL OWNERSHIP (2)       COMMON STOCK OUTSTANDING
--------------------------       ------------------------       -------------------------
Bernard Janis (1)                      95,197                            19.61%
9400 South Dadeland Boulevard
Miami, Florida 33156

Victor Falk                             7,597                             1.56

Marc J. Fine                            1,200                               .2

Robert E. Gallaher                        737(3)                            .1

Warren Jones                              100                                *

Gary Simon                              1,200                               .2

Jack Langer                             3,617                              .74

All Officers and Directors            110,248                             22.7
as a Group (13 persons)

-----------------------------

(1) Does not include shares beneficially owned by Mr. Janis' daughter over which shares Mr. Janis disclaims beneficial ownership.
(2)     Fractional shares have been rounded to nearest share.
(3) Includes 637 shares owned by the Hedg-Peth & Gallaher Profit Sharing Trust of which Mr. Gallaher is a trustee and over which he has shared voting and investment power.
(4) The address of each of the named persons is: 9400 South Dadeland Boulevard, Suite 620, Miami, Florida 33156.

--------------------------------------------------------------------------------
                  PROPOSAL II -- ADJOURNMENT OF SPECIAL MEETING
--------------------------------------------------------------------------------

        The proxy solicited hereby requests approval of the Adjournment Proposal. The Company may seek an adjournment of the Special Meeting for not more than 29 days in order to solicit additional votes in favor of the proposal to approve and adopt the Merger Agreement in the event that such proposal has not received the requisite affirmative vote of stockholders at the Special Meeting. If the Company desires to adjourn the Special Meeting, it will request a motion that the meeting be adjourned for up to 29 days, and no vote will be taken on the proposal to approve and adopt the Merger Agreement at the originally scheduled Special Meeting. An adjournment for 29 days or less would not require either the setting of a new record date or notice of the new meeting date, so long as the time and place of the new meeting is announced at the Special Meeting. The proxy solicited hereby, if properly signed and returned to the Company on or before November __, 1997 and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for any motion sought by the Company to adjourn the Special Meeting. Unless revoked prior to its use, any proxy solicited for the Special Meeting will continue to be valid for any adjourned meeting, and will be voted in accordance with the instructions contained therein and, if no contrary instructions are given, for the proposal to approve and adopt the Merger Agreement.

        Any adjournment will permit the Company to solicit additional proxies and will permit a greater expression of the views of the Company stockholders with respect to the Merger. Such an adjournment would be disadvantageous to stockholders who are against the proposal to approve and adopt the Merger Agreement because an adjournment will give the Company additional time to solicit favorable votes and increase the chances of approving such proposal. The Company has no reason to believe that an adjournment of the Special Meeting will be necessary at this time.

        If a quorum is not present at the Special Meeting, no proposal will be acted upon and the Board of Directors of the Company will adjourn the Special Meeting to a later date in order to solicit additional proxies on each of the proposals being submitted to stockholders.

        BECAUSE THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADJOURNMENT PROPOSAL. THE HOLDERS OF A MAJORITY OF THE SHARES VOTING IN PERSON OR BY PROXY AT THE SPECIAL MEETING WILL BE REQUIRED TO APPROVE THE ADJOURNMENT PROPOSAL.

        Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

--------------------------------------------------------------------------------
                                  OTHER MATTERS
--------------------------------------------------------------------------------

        The Board of Directors is not aware of any business to come before the Special Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the Special Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

                                             By Order of the Board of Directors,

                                             Gary Simon
                                             SECRETARY

Miami, Florida
October __, 1997

        THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

                                   APPENDIX A

                      AGREEMENT AND PLAN OF MERGER BETWEEN
          BANK UNITED FINANCIAL CORPORATION AND CONSUMERS BANCORP, INC.

                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                        BANKUNITED FINANCIAL CORPORATION
                                       AND
                             CONSUMERS BANCORP, INC.

                               September 19, 1997

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I
                               CERTAIN DEFINITIONS
1.01    Certain Definitions....................................................1

                                   ARTICLE II
                       THE MERGER AND RELATED TRANSACTIONS
2.01    Merger.................................................................6
2.02    Time and Place of Closing..............................................7
2.03    Effective Time.........................................................7
2.04    Further Actions........................................................7

                                   ARTICLE III
                           MANNER OF CONVERTING SHARES
3.01    Conversion.............................................................8

                                   ARTICLE IV
                               EXCHANGE OF SHARES
4.01    Exchange Procedures....................................................9
4.02    Voting and Dividends..................................................10

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF CONSUMERS
5.01    Organization, Standing, and Authority.................................11
5.02    Consumers Capital Stock...............................................11
5.03    Subsidiaries..........................................................12
5.04    Authorization of Merger and Related Transactions......................12
5.05    Consumers Financial Statements........................................13
5.06    Absence of Undisclosed Liabilities....................................13
5.07    Tax Matters...........................................................14
5.08    Allowance for Loan Losses.............................................14
5.09    Other Tax and Regulatory Matters......................................15
5.10    Properties............................................................15
5.11    Compliance with Laws..................................................15
5.12    Employee Benefit Plans................................................16
5.13    Commitments and Contracts.............................................17
5.14    Material Contract Defaults............................................18
5.15    Legal Proceedings.....................................................18
5.16    Absence of Certain Changes or Events..................................19
5.17    Reports...............................................................19
5.18    Statements True and Correct...........................................19
5.19    Insurance.............................................................19
5.20    Labor.................................................................20

                                                                            Page

5.21    Material Interests of Certain Persons.................................20
5.22    Registration Obligations..............................................20
5.23    Brokers and Finders...................................................20
5.24    Takeover Laws.........................................................20
5.25    Environmental Matters.................................................20
5.26    Support of Stockholders...............................................21

                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF BANKUNITED
6.01    Organization..........................................................21
6.02    BankUnited Capital Stock..............................................22
6.03    Subsidiaries..........................................................22
6.04    Authorization of Merger and Related Transactions......................22
6.05    Financial Statements..................................................23
6.06    Securities Reporting Documents........................................23
6.07    Absence of Undisclosed Liabilities....................................24
6.08    Absence of Certain Changes or Events..................................24
6.09    Compliance with Laws..................................................24
6.10    Allowance for Loan Losses.............................................25
6.11    Statements True and Correct...........................................25
6.12    Capital Stock.........................................................25
6.13    Properties............................................................25
6.14    Tax and Regulatory Matters............................................26
6.15    Litigation............................................................26
6.16    Brokers and Finders...................................................26
6.17    Material Contract Defaults............................................26
6.18    Insurance.............................................................26

                                   ARTICLE VII
                CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME
7.01    Conduct of Business Prior to the Effective Time.......................27
7.02    Forbearances of Consumers.............................................27

                                  ARTICLE VIII
                              ADDITIONAL AGREEMENTS
8.01    Access and Information................................................29
8.02    Registration Statement; Regulatory Matters............................30
8.03    Stockholders' Approval................................................30
8.04    Press Releases........................................................31
8.05    Notice of Defaults....................................................31
8.06    Miscellaneous Agreements and Consents; Affiliates Agreements..........31
8.07    Indemnification of Consumers..........................................31
8.08    Falls Branch Sublease.................................................32
8.09    Stock Options.........................................................32

                                                                            Page

8.10    Certain Change of Control Matters.....................................33
8.11    Stock Exchange Listing................................................33
8.12    Employee Benefits.....................................................33
8.13    Certain Actions.......................................................34
8.14    Acquisition Proposals.................................................34
8.15    Termination Fee.......................................................35

                                   ARTICLE IX
                                   CONDITIONS
9.01    Conditions to Each Party's Obligation to Effect the Merger............36
9.02    Conditions to Obligations of Consumers to Effect the Merger...........37
9.03    Conditions to Obligations of BankUnited to Effect the Merger..........38

                                    ARTICLE X
                                   TERMINATION
10.01   Termination...........................................................38
10.02   [Intentionally Omitted]...............................................40
10.03   Effect of Termination.................................................40
10.04   Survival of Representations, Warranties and Covenants
            Following the Effective Time .....................................40

                                   ARTICLE XI
                               GENERAL PROVISIONS
11.01   Expenses..............................................................40
11.02   Entire Agreement......................................................40
11.03   Amendments............................................................40
11.04   Waivers...............................................................40
11.05   No Assignment.........................................................41
11.06   Notices...............................................................41
11.07   Specific Performance..................................................41
11.08   Governing Law.........................................................42
11.09   Counterparts..........................................................42
11.10   Captions..............................................................42
11.11   Severability..........................................................42

                                       LIST OF EXHIBITS

Exhibit A      Board of Directors of Resulting Institution
Exhibit B      Offices of Resulting Institution
Exhibit C      Rule 145 Affiliate Agreement Pursuant to Section 8.06

                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of September 19, 1997, between BANKUNITED FINANCIAL CORPORATION ("BankUnited"), a Florida corporation and CONSUMERS BANCORP, INC., a Florida corporation ("Consumers").

                                   WITNESSETH:

        WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, BankUnited will acquire Consumers through the merger of Consumers with and into BankUnited or by such other means as provided for herein (the "Merger"); and

        WHEREAS, promptly following the Merger, Consumers Savings Bank, a subsidiary of Consumers, will be merged with and into BankUnited, FSB, a subsidiary of BankUnited; and

        WHEREAS, the respective Boards of Directors of BankUnited and Consumers have resolved that the transactions described herein are in the best interests of the parties and their respective stockholders and have approved the transactions described herein, and

        WHEREAS, BankUnited and Consumers desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement;

        NOW THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

        1.01 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the meanings ascribed in this Article I.

             (a) "Acquisition Proposal" shall have the meaning set forth in
        Section 8.14.

             (b) "Acquisition Transaction" shall have the meaning set forth in
        Section 8.14.

             (c) "Affiliate" shall mean, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

             (d) "Agreed Value" shall have the meaning set forth in Section 3.01(a)(ii).

             (e) "Agreement" shall have the meaning set forth in the introduction to this Agreement.

             (f) "Allowance" shall have the meaning set forth in Section 5.08.

             (g) "Approvals" shall mean any and all permits, consents, authorizations and approvals of any governmental or regulatory authority or of any other third person necessary to give effect to the arrangement contemplated by this Agreement or necessary to consummate the Merger.

             (h) "Authorizations" shall have the meaning set forth in Section 5.01.

             (i) "BankUnited" shall have the meaning set forth in the introduction to this Agreement.

             (j) "BankUnited Common Stock" shall mean the Series I Class A Common Stock of BankUnited.

             (k) "BankUnited Financial Statements" shall have the meaning set forth in Section 6.05.

             (l) "BankUnited SEC Documents" shall have the meaning set forth in
        Section 6.05.

             (m) "Closing" shall have the meaning set forth in Section 2.02.

             (n) "Closing Net Worth" shall mean Consumers Net Worth, but not including the filing fees paid to the regulatory authorities or to the SEC in connection with the approvals for the transaction, payments made by Consumers at the request of BankUnited to the holders of Consumers stock options pursuant to Section 8.09 just prior to closing, changes in the market value of Consumers investment portfolio, or expenses related to the Falls branch that are requested by BankUnited.

             (o) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

             (p) "Condition" shall have the meaning set forth in Section 5.01.

             (q) "Consumers" shall have the meaning set forth in the introduction to this Agreement.

             (r) "Consumers Benefit Plan" shall have the meaning set forth in
        Section 5.12(a).

             (s) "Consumers Board" shall mean the Board of Directors of Consumers.

             (t) "Consumers Common Stock" shall mean the common stock, par value $.01 per share, of Consumers.

             (u) "Consumers Disclosure Schedule" shall mean that document containing the written detailed information prepared by Consumers and delivered by Consumers to BankUnited which appropriately cross-references each Section of the Agreement to which that Section of the Consumers Disclosure Schedule applies.

             (v) "Consumers ERISA Plan" shall have the meaning set forth in
        Section 5.12(a).

             (w) "Consumers Financial Statements" shall have the meaning set forth in Section 5.05.

             (x) "Consumers Net Worth" shall mean the net worth of Consumers as determined in accordance with GAAP as at the month end prior to the Effective Time and as adjusted for events occurring between such month end and the Effective Time which either individually or in the aggregate have had or immediately will have a Material Adverse Effect on Consumers.

             (y) "Consumers Options" shall have the meaning set forth in Section 8.09(a).

             (z) "Consumers Stock Plan" shall have the meaning set forth in
        Section 5.12(a).

            (aa) "Current Employee" shall have the meaning set forth in Section 8.12(a).

            (ab) "Effective Time" shall have the meaning set forth in Section 2.03.

            (ac) "Employee" shall mean any current or former employee, officer or director, independent contractor or retiree of Consumers or its Subsidiaries and any dependent or spouse thereof.

            (ad) "Environmental Law" shall have the meaning set forth in Section 5.25.

            (ae) "ERISA" shall have the meaning set forth in Section 5.12(a).

            (af) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            (ag) "Exchange Agent" shall have the meaning set forth in Section 3.01(c).

            (ah) "Expenses" shall have the meaning set forth in Section 8.15(a).

            (ai) "Fair Market Value" shall have the meaning set forth in Section 3.01(a)(ii).

            (aj) "FDIA" shall mean the Federal Deposit Insurance Act.

            (ak) "FDIC" shall mean the Federal Deposit Insurance Corporation.

            (al) "GAAP" shall mean generally accepted accounting principles in the United States.

            (am) "Hired Employees" shall have the meaning set forth in Section 8.12(b)(iii).

            (an) "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

            (ao) "Indemnified Party" shall have the meaning set forth in Section 8.07.

            (ap) "In the Ordinary Course" shall have the meaning set forth in
        Section 7.02(a).

            (aq) "Liens" shall have the meaning set forth in Section 5.03.

            (ar) "Material Adverse Effect" shall have the meaning set forth in
        Section 5.01.

            (as) "Material Adverse Effect on BankUnited" shall have the meaning set forth in Section 6.01.

            (at) "Merger" shall have the meaning set forth in the recitals to this Agreement.

            (au) "Merger Consideration" shall mean the combination of (i) BankUnited Common Stock and (ii) cash to be issued by BankUnited in the Merger, subject to adjustment as provided in Section 10.01(g).

            (av) "NASD" shall mean the National Association of Securities Dealers, Inc.

            (aw) "NASDAQ" shall mean The Nasdaq Stock Market, Inc.

            (ax) "OTS" shall mean the Office of Thrift Supervision.

            (ay) "Person" or "person" shall mean any individual, corporation, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

            (az) "Proxy Statement" shall have the meaning set forth in Section 5.18.

            (ba) "Registration Statement" shall have the meaning set forth in
        Section 5.18

            (bb) "Regulatory Agreements" shall have the meaning set forth in
        Section 5.11 (b).

            (bc) "Regulatory Authorities" shall have the meaning set forth in
        Section 5.11 (b).

            (bd) "Reports" shall have the meaning set forth in Section 5.17.

            (be) "Resulting Institution" shall have the meaning set forth in
        Section 2.01(e).

            (bf) "SEC" shall mean the Securities and Exchange Commission.

            (bg) "Securities Act" shall mean the Securities Act of 1933, as amended.

            (bh) "Securities Laws" shall have the meaning set forth in Section 5.04(c).

            (bi) "Securities Reporting Documents" shall have the meaning set forth in Section 6.06.

            (bj) "Stockholders' Meeting" shall have the meaning set forth in
        Section 5.18.

            (bk) "Subsidiaries Merger" shall have the meaning set forth in
        Section 2.01(e).

            (bl) "Subsidiary" shall mean, in the case of either BankUnited or Consumers, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

            (bm) "Surviving Corporation" shall have the meaning set forth in
        Section 2.01(a).

            (bn) "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including, without limitation, any interest, penalties or additions thereto.

            (bo) "Tax Return" shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any return of an affiliated or combined or unitary group that includes Consumers or its Subsidiaries.

            (bp) "Termination Fee" shall have the meaning set forth in Section 8.15(a).

            (bq) "Voting Power" shall mean the right to vote generally in the election of Directors of Consumers through the beneficial ownership of Consumers Common Stock.

                                   ARTICLE II

                       THE MERGER AND RELATED TRANSACTIONS

        2.01 MERGER.

             (a) Subject to the terms and conditions of this Agreement, at the Effective Time of the Merger (as defined in Section 2.03 of this Agreement), Consumers shall be merged with and into BankUnited in accordance with the provisions of Florida law and with the effect provided therein. The separate corporate existence of Consumers shall thereupon cease, and BankUnited shall be the surviving corporation in the Merger (the "Surviving Corporation").

             (b) As of the Effective Time of the Merger, the articles of incorporation and bylaws of BankUnited shall be the articles of incorporation and bylaws of the Surviving Corporation.

             (c) The directors and officers of BankUnited immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case, until their respective directors are duly elected and qualified.

             (d) All assets of Consumers as they exist at the Effective Time of the Merger shall pass to and vest in the Surviving Corporation without any conveyance or other transfer. The Surviving Corporation shall be responsible and liable for all of the liabilities of every kind and description of Consumers as of the Effective Time of the Merger.

             (e) Promptly following the Effective Time of the Merger, Consumers Savings Bank shall be merged with and into BankUnited, FSB (the "Subsidiaries Merger") in accordance with applicable law and with the effect provided therein. The separate corporate existence of Consumers Savings Bank shall thereupon cease, and BankUnited, FSB shall be the surviving bank in the Subsidiaries Merger (the "Resulting Institution").

             (f) Upon the consummation of the Subsidiaries Merger the charter and bylaws of BankUnited, FSB shall be the charter and bylaws of the Resulting Institution.

             (g) The directors and officers of BankUnited, FSB immediately prior to the consummation of the Subsidiaries Merger shall be the directors and officers of the Resulting Institution, in each case, until their respective successors are duly elected and qualified. The Resulting Institution shall have directors whose terms shall be for three years. The directors of the Resulting Institution and their home addresses are set forth in Exhibit A hereto.

             (h) All assets of Consumers Savings Bank as they exist at the time of consummation of the Subsidiaries Merger shall pass to and vest in the Resulting Institution without any conveyance or other transfer. The Resulting Institution shall be responsible and liable for all of the liabilities of every kind and description of Consumers Savings Bank at the time of consummation of the Subsidiaries Merger.

             (i) The name of the Resulting Institution shall be BankUnited, FSB. The location of the home office of the Resulting Institution shall be 255 Alhambra Circle, Coral Gables, Florida 33134. The locations of offices of the Resulting Institution are set forth in Exhibit B hereto.

             (j) Upon the consummation of the Subsidiaries Merger, the savings account holders of Consumers Savings Bank shall be issued savings accounts of the Resulting Institution containing substantially the same terms and conditions as those issued by Consumers Savings Bank.

             (k) Notwithstanding any provision to the contrary, BankUnited may elect to modify the structure of the transactions contemplated hereby so long as (1) there is no material adverse federal or state income tax consequences to Consumers and its stockholders or to holders of Options to purchase Consumers Common Stock, (2) the Merger Consideration is not reduced in kind or amount and (3) the notification will not delay or jeopardize the receipt of any regulatory approval.

        2.02 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Stuzin and Camner, P. A. in Miami, Florida at 10:00 A.M. on the date that the Effective Time occurs, or at such other time, and at such other place, as may be mutually agreed upon by BankUnited and Consumers.

        2.03 EFFECTIVE TIME. The effective time of the consummation of the Merger (the "Effective Time") shall occur on or promptly after the first business day following the last to occur of (i) the date that is 30 days after the date of the order of the OTS approving the Merger and the Subsidiaries Merger, (ii) the effective date of the last order, approval, or exemption of any other federal or state regulatory agency approving or exempting the Merger and the Subsidiaries Merger, if such action is required, (iii) the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the Merger and the Subsidiaries Merger, and (iv) the date on which the stockholders of Consumers approve this Agreement, in each case as contemplated hereby. The Effective Time may occur at such other date and time as the parties hereto shall agree to in writing.

        2.04 FURTHER ACTIONS. To facilitate the Merger and the acquisition of Consumers by BankUnited, each of the parties will execute or will cause to be executed, such additional agreements and documents and take such other actions as BankUnited determines to be reasonably necessary or appropriate.

                                   ARTICLE III

                           MANNER OF CONVERTING SHARES

        3.01 CONVERSION.

             (a) Subject to the provisions of this Article III and of Article I, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

                 (i) Each share of capital stock of BankUnited issued and
             outstanding immediately prior to the Effective Time shall remain outstanding as one share of capital stock of the Surviving Corporation;

                 (ii) Subject to adjustment as described in subsection (b)
             hereof, and Section 10.01(g), each share of Consumers Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive a payment (the "Merger Consideration") of $21.33 in cash or 2.081 shares of BankUnited Common Stock (the "Agreed Value"). Each shareholder may elect to receive his, her or its total Merger Consideration in cash, BankUnited Common Stock or a combination thereof, provided, however, that (1) in the aggregate, the cash portion shall not exceed 55% of the total amount of Merger Consideration, including any cash paid in respect of fractional shares pursuant to subsection (b) hereof, (2) the Merger Consideration shall not be paid on shares as to which dissenters rights have been asserted pursuant to ss.607.24 of the Florida General Corporation Act, and
             (3) if the average fair market value of BankUnited Common Stock, as determined by using the average closing price of one share of the security computed for the 15-day trading period on the NASDAQ system (as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source), ending three days prior to the Effective Time (the "Fair Market Value" or "FMV"), is greater than $12.00 per share, the Agreed Value shall be determined under the following formula:

                            2.081 X 12 = Agreed Value
                            ----------
                               FMV

                 (iii) Each Consumers Option outstanding as of the Effective
             Time shall be treated in accordance with the provisions of Section 8.09; and

                 (iv) At or before the Effective Time, BankUnited shall cause to be deposited with the Exchange Agent an amount sufficient to pay the cash portion of the Merger Consideration;

             (b) Notwithstanding, any other provision of this Agreement, each holder of shares of Consumers capital stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of BankUnited Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of BankUnited Common Stock multiplied by the Fair Market Value. No such holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share.

             (c) Notwithstanding the provisions of subsections (a) and (b) hereof, and subject to adjustment as described in Section 10.01(g), if the Fair Market Value of BankUnited Common Stock is less than $9.80 per share, then BankUnited shall pay Consumers, in cash, a total purchase price, including all amounts paid for Consumers Options pursuant to
        Section 8.09, of $10,800,000.

             (d) At the Effective Time, the stock transfer books of Consumers shall be closed as to holders of Consumers capital stock immediately prior to the Effective Time and no transfer of Consumers capital stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with
        Article IV of this Agreement to the exchange agent, which shall be selected by BankUnited and is deemed reasonably acceptable to Consumers (the "Exchange Agent"), such certificates shall be canceled and exchanged for certificates representing the appropriate number of shares of BankUnited Common Stock and a check representing the amount of cash selected as part of the Merger Consideration by such holder, or the amount of cash in lieu of fractional shares, if any, into which the Consumers capital stock represented thereby was converted in the Merger. Any other provision of this Agreement notwithstanding, neither BankUnited nor the Exchange Agent shall be liable to a holder of Consumers capital stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE IV

                               EXCHANGE OF SHARES

        4.01 EXCHANGE PROCEDURES. Promptly after the Effective Time (but in no event more than three business days following the Effective Time), BankUnited and Consumers shall cause the Exchange Agent to mail appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Consumers Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) to the former stockholders of Consumers. After the Effective Time, each holder of shares of Consumers Common Stock issued and outstanding at the Effective Time (other than shares as to which dissenters' rights have been asserted) shall surrender the certificate or certificates theretofore representing such shares, together with such transmittal materials properly executed, to the Exchange Agent and promptly upon surrender (but in no event more than three business days following receipt by the Exchange Agent) shall receive in exchange therefor the consideration provided in Section 3.01 of this Agreement. The certificate or certificates for Consumers Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. To the extent provided by Section 3.01 (c), each holder of shares of Consumers Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional shares of BankUnited Common Stock to which such holder would otherwise be entitled. BankUnited shall not be obligated to deliver the consideration to which any former holder of Consumers Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Consumers capital stock for exchange as provided in this Article IV or the Exchange Agent receives documents sufficient, in the discretion of the Exchange Agent and BankUnited, to evidence the holders ownership interest in Consumers Common Stock. In addition, certificates surrendered for exchange by any person constituting an "affiliate" of Consumers for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing whole shares of BankUnited Common Stock until BankUnited has received a written agreement from such person as provided in Section 8.06. Certificates representing BankUnited Common Stock issued in the Merger to any person constituting an "affiliate" of Consumers for purposes of Rule 145(c) under the Securities Act shall bear the following legend:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. NO TRANSFER OF SUCH SHARES SHALL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS OF SUCH RULE HAVE BEEN FULFILLED."

If any certificate for shares of BankUnited Common Stock, or any check representing cash, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

        4.02 VOTING AND DIVIDENDS. Former stockholders of record of Consumers shall be entitled to vote after the Effective Time at any meeting of BankUnited stockholders the number of whole shares of BankUnited Common Stock into which their respective shares of Consumers capital stock are converted, regardless of whether such holders have exchanged their certificates representing Consumers capital stock for certificates representing BankUnited Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 4.01, each certificate theretofore representing shares of Consumers capital stock shall from and after the Effective Time represent for all purposes only the right to receive shares of BankUnited Common Stock and cash, as set forth in this Agreement. No dividend or other distribution payable to the holders of record of BankUnited Common Stock, at or as of any time after the Effective Time, shall be paid to the holder of any certificate representing shares of Consumers capital stock issued and outstanding at the Effective Time until such holder physically surrenders such certificate for exchange as provided in Section 4.01, promptly after which time all such dividends or distributions which have been declared and paid following the Effective Time shall be paid (without interest).

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF CONSUMERS

        Consumers represents and warrants to BankUnited, subject to such exceptions and limitations as are set forth below or in the Consumers Disclosure Schedule, as follows:

        5.01 ORGANIZATION, STANDING, AND AUTHORITY. Consumers is a corporation duly organized validly existing and in good standing under the laws of the State of Florida. Consumers is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the financial condition, results of operations or business (the "Condition") of Consumers and its Subsidiaries on a consolidated basis or on the ability of Consumers to consummate the transactions contemplated hereby (a "Material Adverse Effect"). Consumers has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, except where the failure to have such power and authority would not have a Material Adverse Effect, and to execute and deliver this Agreement and perform the terms of this Agreement. Consumers has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses (collectively, "Authorizations") necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect.

        5.02 CONSUMERS CAPITAL STOCK.

             (a) The authorized capital stock of Consumers consists of 15,000,000 shares of Consumers Common Stock. At March 31, 1997, there were outstanding 485,509 shares of Consumers Common Stock. All of the issued and outstanding shares of Consumers capital stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of the Consumers capital stock has been issued in the violation of any preemptive rights or any provision of Consumers' Articles of Incorporation. As of March 31, 1997 Consumers had reserved 48,264 shares of Consumers Common Stock for issuance under the Consumers Options, and no other shares of capital stock have been reserved for any purpose. None of the Consumers Options are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time.

             (b) Except as set forth in Section 5.02 of the Consumers Disclosure Schedule, there are no shares of capital stock, or other equity securities of Consumers outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Consumers or contracts, commitments, understandings or arrangements by which Consumers is or may be bound to issue any equity security of Consumers including any additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. There are no contracts, commitments, understandings or arrangements by which Consumers or any of its Subsidiaries is or may be bound to transfer any shares of the capital stock of any Subsidiary of Consumers, except for a transfer to Consumers or any of its wholly owned Subsidiaries and except as set forth in Section 5.02 of the Consumers Disclosure Schedule, and there are no agreements, understandings or commitments relating to the right of Consumers to vote or to dispose of such shares, other than such as are held in a fiduciary capacity.

             (c) Except as set forth in Section 5.02 of the Consumers Disclosure Schedule, there are no securities required to be issued by Consumers under any Consumers Stock Plan, dividend reinvestment plan or similar plan.

        5.03 SUBSIDIARIES. Section 5.03 of the Consumers Disclosure Schedule contains a complete list of Consumers' Subsidiaries. All of the issued and outstanding shares of each Subsidiary are owned by Consumers and no equity securities are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Subsidiary are fully paid and nonassessable and are owned free and clear of any claim, lien, pledge or encumbrance of whatsoever kind ("Liens"). Each Subsidiary (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect, (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted and (iv) has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which Authorizations, individually or in the aggregate, would have a Material Adverse Effect.

        5.04 AUTHORIZATION OF MERGER AND RELATED TRANSACTIONS.

             (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Consumers, including approval of the Merger by its Board of Directors, subject to the approval of the stockholders of Consumers with respect to the Merger to the extent required by the applicable law. This Agreement, subject to any requisite regulatory and stockholder approval hereof with respect to the Merger, represents a valid and legally binding obligation of Consumers, enforceable against Consumers in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

             (b) Except as set forth in Section 5.04 of the Consumers Disclosure Schedule, neither the execution and delivery of this Agreement by Consumers, nor the consummation by Consumers of the transactions contemplated hereby or thereby nor compliance by

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

        Consumers with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of Consumers' Articles of Incorporation or bylaws or (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon, any property or assets of any of Consumers or its Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject and that would individually or in the aggregate have a Material Adverse Effect, or (iii) subject to receipt of the requisite approvals referred to in Section 9.01 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Consumers or its Subsidiaries or any of their properties or assets.

             (c) Other than (i) in connection with complying with the provisions of applicable state corporate, banking and securities laws, the Securities Act, the Exchange Act, and the rules and regulations of the SEC or the OTS promulgated thereunder (the "Securities Laws"), and (ii) consents, authorizations, approvals or exemptions required from the OTS, no notice to, filing with, authorization of, exemption by, or consent or approval of any public body or authority is necessary for the consummation by Consumers of the Merger and the other transactions contemplated in this Agreement.

        5.05 CONSUMERS FINANCIAL STATEMENTS. Consumers (i) has delivered to BankUnited copies of the consolidated statements of financial condition of Consumers and its Subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997, (ii) until the Closing will deliver to BankUnited promptly upon the filing thereof with the OTS copies of the consolidated statements of financial condition and related consolidated statements of operations, stockholders' equity and cash flows included in any filing with the OTS, and (iii) until the Closing will deliver to BankUnited within 10 business days of the end of each month copies of monthly consolidated statements of financial condition and related consolidated statements of operations (collectively, the "Consumers Financial Statements"). The Consumers Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are or will be in accordance with the books and records of Consumers and its Subsidiaries, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices, and (B) present or will present fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Consumers and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP consistently applied except as disclosed, subject in the case of interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited statements. Consumers has delivered to BankUnited (i) copies of all management letters prepared by Deloitte & Touche LLP (and any predecessor thereto) delivered to Consumers since January 1, 1993 and (ii) copies of audited balance sheets and related statements of income, changes in stockholders' equity and cash flows for any Subsidiary of Consumers since January 1, 1993 for which a separate audit has been performed.

        5.06 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Consumers Disclosure Schedule, neither Consumers nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) in the aggregate amount of $35,000 or more, except obligations and liabilities (i) which are fully accrued or reserved against in the consolidated balance sheet of Consumers and its Subsid iaries as of March 31, 1997 included in the Consumers Financial Statements or reflected in the notes thereto, or (ii) which were incurred after March 31, 1997 in the ordinary course of business consistent with past practice. Except as set forth in Section 5.06 of the Consumers Disclosure Schedule, since March 31, 1997 neither Consumers nor any of its Subsidiaries has incurred or paid any obligation or liability which would have a Material Adverse Effect.

        5.07 TAX MATTERS. Except as set forth in Section 5.07 of the Consumers Disclosure Schedule:

             (a) All Tax Returns required to be filed by or on behalf of Consumers or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted and have not expired, for periods ending on or before March 31, 1997, and all such returns filed are complete and accurate in all material respects.

             (b) There are no audits, examinations, deficiencies or refund litigation or matters in controversy with respect to any Taxes that might reasonably be expected individually or in the aggregate to result in a determination the effect of which would have a Material Adverse Effect. All Taxes due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for.

             (c) Consumers has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

             (d) Adequate provision for any Taxes due or to become due for Consumers and any of its Subsidiaries for any period or periods through and including March 31, 1997, has been made and is reflected on the March 31, 1997 financial statements included in the Consumers Financial Statements. Deferred Taxes of Consumers and its Subsidiaries have been provided for in the Consumers Financial Statements in accordance with GAAP, applied on a consistent basis.

             (e) Consumers and its Subsidiaries have collected and withheld all Taxes which they have been required to collect or withhold and have timely submitted all such collected and withheld amounts to the appropriate authorities. Consumers and its Subsidiaries are in compliance with the back-up withholding and information reporting requirements under (1) the Code, and (2) any state, local or foreign laws, and the rules and regulations, thereunder.

             (f) Neither Consumers nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would not be deductible under Section 28OG of the Code.

        5.08 ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses (the "Allowance") shown on the consolidated statement of condition of Consumers and its Subsidiaries as of March 31, 1997 included in the Consumers Financial Statements and the Allowance shown on the consolidated statement of condition of Consumers and its Subsidiaries, as of dates subsequent to the execution of this Agreement included in the Consumers Financial Statements will be, in each case as of the dates thereof, sufficient, in accordance with generally accepted accounting principles, to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Consumers and its Subsidiaries; other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Consumers and its Subsidiaries; and the off balance sheet exposures, if any, of Consumers and its Subsidiaries.

        5.09 OTHER TAX AND REGULATORY MATTERS. Neither Consumers nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) materially impede or delay receipt of any approval referred to in Section 9.01(b).

        5.10 PROPERTIES. Except as disclosed in any Reporting Document filed since March 31, 1997 and prior to the date hereof and except for Liens arising, in the ordinary course of business after the date hereof, Consumers and its Subsidiaries have good and marketable title, free and clear of all Liens that are material to the Condition of Consumers and its Subsidiaries on a consolidated basis, to all their material properties and assets whether tangible or intangible, real, personal or mixed, reflected in the Consumers Financial Statements as being owned by Consumers and its Subsidiaries as of the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of Consumers or its Subsidiaries are held under valid instruments enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). Substantially all of Consumers' and Consumers' Subsidiaries' equipment in regular use has been well maintained and is in good serviceable condition, reasonable wear and tear excepted.

        5.11 COMPLIANCE WITH LAWS.

             (a) Except as set forth in Section 5.11(a) of the Consumers Disclosure Schedule, each of Consumers and its Subsidiaries is in compliance with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, and with its internal policies and procedures except for failures to comply which will in the aggregate not result in a Material Adverse Effect.

             (b) Except as set forth in Section 5.11(b) of the Consumers Disclosure Schedule, neither Consumers nor any of its Subsidiaries has received any notification or communication from any agency or department of any federal, state or local government, including, the OTS, the FDIC, and the staffs thereof (collectively, the "Regulatory Authorities") (i) asserting that any of Consumers or its Subsidiaries is not in substantial compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of such company, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Condition of

        Consumers and its Subsidiaries on a consolidated basis, (iii) requiring or threatening to require Consumers or any of its Subsidiaries, or indicating that Consumers or any of its Subsidiaries may be required to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of Consumers or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of Consumers or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").

             (c) Neither Consumers nor any of its Subsidiaries has consented to or entered into any Regulatory Agreement or memorandum of understanding.

             (d) Neither Consumers nor any of its Subsidiaries is required by
        Section 32 of FDIA to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

        5.12 EMPLOYEE BENEFIT PLANS.

             (a) Consumers has delivered or made available to BankUnited prior to the execution of this Agreement true and complete copies (or, in the case of bonus or other incentive plans, summaries thereof and financial data with respect thereto) of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted by, maintained by, sponsored in whole or in part by, or contributed to by Consumers or any of its Subsidiaries or any affiliate thereof for the benefit of any Employee or under which any Employee is eligible to participate and under which Consumers or any of its Subsidiaries could have any liability contingent or otherwise (collectively, the "Consumers Benefit Plans"). Any of the Consumers Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Consumers ERISA Plan." Any of the Consumers Benefit Plans pursuant to which Consumers is or may become obligated to, or obligated to cause any of its Subsidiaries or any other Person to, issue, deliver or sell shares of capital stock of Consumers or any of its Subsidiaries, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of Consumers or any of its Subsidiaries, is referred to herein as a "Consumers Stock Plan." No Consumers Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. Consumers has set forth in Section 5.12 of the Consumers Disclosure Schedule (i) a list of all of the Consumers Benefit Plans,
        (ii) a list of

        Consumers Benefit Plans that are Consumers ERISA Plans, (iii) a list of Consumers Benefit Plans that are Consumers Stock Plans and (iv) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under the Consumers Stock Plans.

             (b) All Consumers Benefit Plans are in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could reasonably be expected to result in a Material Adverse Effect.

             (c) All liabilities under any Consumers Benefit Plan are fully accrued or reserved against in the Consumers Financial Statements in accordance with GAAP. No Consumers ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

             (d) Neither Consumers nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Consumers Benefit Plan or otherwise, except as set forth in the Consumers Disclosure Schedule. There are no restrictions on the rights of Consumers or its Subsidiaries to amend or terminate any such Consumers Benefit Plan without incurring any material liability thereunder, except for such restrictions as would not have a Material Adverse Effect.

             (e) Except as set forth in the Consumers Disclosure Schedule. neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any Employees under any Consumers Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Consumers Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

        5.13 COMMITMENTS AND CONTRACTS. Except as set forth in the Consumers Disclosure Schedule, neither Consumers nor any of its Subsidiaries is a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

             (a) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any Employees, including in any such person's capacity as a consultant (other than those which are terminable at will by Consumers or such Subsidiary without cost to Consumers or any Subsidiary;

             (b) any labor contract or agreement with any labor union;

             (c) any contract not made in the usual, regular and ordinary course of business containing non-competition covenants which limit the ability of Consumers or any of its

        Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which Consumers or its Subsidiaries may carry on its business (other than as may be required by law or applicable Regulatory Authorities);

             (d) any real or personal property lease with annual rental payments aggregating $5,000 or more;

             (e) any employment or other contract requiring the payment of additional amounts as "change in control" payments as a result of transactions contemplated by this Agreement;

             (f) any agreement with respect to (i) the acquisition of the assets or stock of another financial institution or (ii) the sale of one or more bank branches which would require additional payments by Consumers after the date of this Agreement; or

             (g) any outstanding, interest rate exchange or other derivative contracts.

             (h) any commitment or contract to acquire real property; or

             (i) any other agreement to which Consumers or any of its Subsidiaries is a party requiring payment by Consumers or any of its Subsidiaries in excess of $10,000 during the remainder of the term of such agreement, except as set forth in Section 5.13 of the Consumers Disclosure Schedule.

        5.14 MATERIAL CONTRACT DEFAULTS. Neither Consumers nor any of its Subsidiaries is, or has received any notice or has any knowledge that any party is, in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which Consumers or any of its Subsidiaries is a party or by which Consumers or any of its Subsidiaries or the assets, business or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, except for those defaults which would not have, individually or in the aggregate, a Material Adverse Effect; and there has not occurred any event that with the lapse of time or the giving of notice of both would constitute such a default. No consent of any party to any contract to which Consumers or any of its Subsidiaries is a party is required in connection with the consummation of the transactions contemplated by this Agreement.

        5.15 LEGAL PROCEEDINGS. Except as set forth in Section 5.15 of the Consumers Disclosure Schedule, there are no actions, suits, proceedings or investigations by Regulatory Authorities or any other Person instituted or pending or, to the best knowledge of Consumers' management, threatened against Consumers or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to result in a judgment in excess of $25,000 or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Neither Consumers nor any of its Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance that, individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect or, might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

        5.16 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1997, except as set forth in Section 5.16 of the Consumers Disclosure Schedule, neither Consumers nor any of its Subsidiaries has (A) incurred or paid any liability or obligation (contingent or otherwise) which individually or in the aggregate had or is reasonably likely to have a Material Adverse Effect, (B) suffered any change in its Condition which individually or in the aggregate is reasonably likely to have a Material Adverse Effect, (C) failed to operate its business consistent in all material respects with past practice, or (D) changed any accounting practices.

        5.17 REPORTS. Since July 1, 1992, Consumers and each of its Subsidiaries have filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto (collectively "Reports"), that they were required to file with (i) the OTS, (ii) the FDIC, and (iii) any other applicable state securities or banking authorities (except, in the case of state securities authorities, filings which are not material). No Reports with respect to periods beginning on or after July 1, 1992, and until the Closing contained or will contain any information that was false or misleading, with respect to any material fact or omitted or will omit to state any material fact necessary in order to make the statements therein not misleading and each such Report contained or will contain all information required to be stated therein.

        5.18 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Consumers for inclusion in the registration statement on Form S-4, or other appropriate form, to be filed with the SEC by BankUnited under the Securities Act in connection with the transactions contemplated by this Agreement (the "Registration Statement"), or the proxy statement to be used by Consumers in connection with obtaining all required approvals of its stockholders as contemplated by this Agreement (the "Proxy Statement") will, in the case of the Proxy Statement, when it is first mailed to the stockholders of Consumers, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of the stockholders of Consumers to be held pursuant to
Section 8.03 of this Agreement, including any adjournments thereof (the "Stockholders' Meeting"), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that Consumers is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law. No representation or warranty of Consumers contained in this Agreement, and no statement or disclosure contained in the Consumer Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make such representations, warranties, statements or disclosures not misleading.

        5.19 INSURANCE. Consumers and each of its Subsidiaries are presently insured, and during each of the past five calendar years has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, banker's blanket bond, liability (including directors and officers liability insurance) and other insurance maintained with respect to the assets or businesses of Consumers and its Subsidiaries provide adequate coverage against all pending or threatened claims, and the fidelity bonds in effect as to which any of Consumers or any of its Subsidiaries is a named insured are sufficient for their purpose, except where the failure to have such coverage would not have a Material Adverse Effect. Such policies are listed and briefly described in
Section 5.19 of the Consumers Disclosure Schedule.

        5.20 LABOR. No material work stoppage involving Consumers or its Subsidiaries is pending or, to the best knowledge of Consumers' management, threatened. Neither Consumers nor any of its Subsidiaries is involved in, or, to the best knowledge of Consumers' management threatened with or affected by, any labor or other employment-related dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect. Employees of Consumers and its Subsidiaries are not represented by any labor union, and, to the best knowledge of Consumers' management, no labor union is attempting to organize employees of Consumers or any of its Subsidiaries.

        5.21 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as set forth in the Consumers Disclosure Schedule, no executive officer or director of Consumers, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such executive officer or director, has any material interest in any material contract or property real or personal, tangible or intangible, used in or pertaining to the business of Consumers or any of its Subsidiaries.

        5.22 REGISTRATION OBLIGATIONS. Neither Consumers nor any of its Subsidiaries is under any obligation, contingent or otherwise, presently in effect or which will survive the Merger to register any of its securities under the Securities Act.

        5.23 BROKERS AND FINDERS. Neither Consumers nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby, except that Consumers has engaged, and will pay a fee or commission to Gibson & Co, in accordance with the terms of a letter agreement between that entity and Consumers, a copy of which is set forth in Section 5.23 of the Consumers Disclosure Schedule.

        5.24 TAKEOVER LAWS. Consumers has taken all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any applicable state or federal takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

        5.25 ENVIRONMENTAL MATTERS. Except as set forth in Section 5.25 of the Consumers Disclosure Schedule, neither Consumers, any of its Subsidiaries, nor any properties owned or operated by Consumers or any of its Subsidiaries or held as collateral by any of its Subsidiaries has been or is in violation of or liable under any Environmental Law (as hereinafter defined) and no properties owned or leased by Consumers or any of its Subsidiaries or held as collateral by Consumers or any of its Subsidiaries, while owned or leased by Consumers or any of the Subsidiary or while held as collateral by Consumers or any of its Subsidiaries, have been or are in violation of any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the best knowledge of Consumers' management, threatened relating to the liability of any properties owned, leased or operated by Consumers or any of its Subsidiaries under any Environmental Law, except for liabilities or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection. preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

        5.26 SUPPORT OF STOCKHOLDERS. All members of the Consumers Board of Directors and any Consumers officers who are stockholders have agreed to actively support the Merger by, among other things, voting in favor of the Merger at the Stockholders Meeting and not disposing of any Consumers Common Stock.

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF BANKUNITED

BankUnited represents and warrants to Consumers as follows:

        6.01 ORGANIZATION, STANDING AND AUTHORITY. BankUnited is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. BankUnited is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the financial condition, results of operations or business (the "Condition") of BankUnited and its Subsidiaries on a consolidated basis or on the ability of BankUnited to consummate the transactions contemplated hereby ("Material Adverse Effect on BankUnited"). BankUnited has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute and deliver this Agreement and perform the terms of this Agreement. BankUnited is duly registered as a savings and loan holding company under the HOLA, BankUnited has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on BankUnited.

        6.02 BANKUNITED CAPITAL STOCK. The authorized capital stock of BankUnited consists of 33,000,000 shares of BankUnited common stock and 10,000,000 shares of BankUnited Preferred Stock. At June 30, 1997, there were issued and outstanding 8,869,041 shares of BankUnited common stock and 2,998,688 shares of BankUnited Preferred Stock and no other shares of capital stock of any class. All of the issued and outstanding shares of BankUnited common stock and BankUnited Preferred Stock are duly and validly issued and outstanding and are fully paid and nonassessable.

        6.03 SUBSIDIARIES. Section 6.03 of the BankUnited Disclosure Schedule contains a complete list of BankUnited's Subsidiaries. All of the issued and outstanding shares of each Subsidiary are owned by BankUnited and no equity securities are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Subsidiary are fully paid and nonassessable and are owned free and clear of any Liens. Each Subsidiary (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on BankUnited, (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted and (iv) has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which Authorizations, individually or in the aggregate, would have a Material Adverse Effect on BankUnited.

        6.04 AUTHORIZATION OF MERGER AND RELATED TRANSACTIONS.

             (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BankUnited, including approval of the Merger by its Board of Directors. Stockholder approval is not required. This Agreement, subject to any requisite regulatory approval hereof with respect to the Merger and the Subsidiaries Merger, represents a valid and legally binding obligation of BankUnited, enforceable against BankUnited in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

             (b) Neither the execution and delivery of this Agreement by BankUnited, nor the consummation by BankUnited of the transactions contemplated hereby or thereby nor compliance by BankUnited with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of BankUnited's articles of incorporation or bylaws or (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation. or acceleration with respect to, or result in the creation of any Lien upon any property or assets of any of BankUnited or its Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect on BankUnited or the transactions contemplated hereby or thereby or (iii) subject to receipt of the requisite approvals referred to in Section 9.01 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to BankUnited or any of its Subsidiaries or any of their properties or assets.

             (c) Other than (i) in connection with complying with the provisions of applicable state corporate and securities laws, the Securities Act, the Exchange Act, and the rules and regulations of the SEC or the OTS promulgated thereunder (the "Securities Laws"), and (ii) consents, authorizations, approvals or exemptions required from the OTS, no notice to, filing with, authorization of, exemption by, or consent or approval of any public body or authority is necessary for the consummation by Consumers of the Merger and the other transactions contemplated in this Agreement.

        6.05 FINANCIAL STATEMENTS. BankUnited (i) has delivered to Consumers copies of the consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows (including related notes and schedules) of BankUnited and its consolidated Subsidiaries as of and for the period ended June 30, 1997 included in the quarterly report filed on Form 10-Q, and for the period ended September 30, 1996 included on an annual report filed on Form 10-K, as the case may be, filed by BankUnited pursuant to the Securities Laws (a "BankUnited SEC Document"), and (ii) until the Closing will deliver to Consumers promptly upon the filing thereof with the SEC copies of the consolidated balance sheets and related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows (including related notes and schedules) included in any BankUnited SEC Documents filed subsequent to the execution of this Agreement (clauses (i) and (ii) collectively, the "BankUnited Financial Statements"). The BankUnited Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are or will be in accordance with the books and records of BankUnited and its Consolidated Subsidiaries, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices, and (B) present or will present fairly the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of BankUnited and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited statements.

        6.06 SECURITIES REPORTING DOCUMENTS. Since October 1, 1992, BankUnited and each of its Subsidiaries has filed on a timely basis all material reports, schedules, registration statements and definitive proxy statements ("Securities Reporting Documents"), together with all amendments required to be made with respect thereto, that they were required to file with (i) the SEC, including without limitation, all quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports of Form 8-K, (ii) the OTS, (iii) the FDIC, (iv) any other applicable state securities or banking authorities (except in the case of state securities authorities, filings that were not material), and (v) the NASD. No Securities Reporting Document of BankUnited with respect to periods beginning on or after October 1, 1992 and until the Closing contained or will contain any information that was false or misleading with respect to any material fact or omitted or will omit to state any material fact necessary in order to make the statements therein not misleading and each Securities Reporting Document of BankUnited contained or will contain all information required to be stated therein.

        6.07 ABSENCE OF UNDISCLOSED LIABILITIES. Neither BankUnited nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) in the aggregate amount of $630,000 or more, except obligations and liabilities (i) which are fully accrued or reserved against in the consolidated balance sheet of BankUnited and its Subsidiaries as of June 30, 1997 included in the BankUnited Financial Statements or reflected in the notes thereto, or (ii) which were incurred after June 30, 1997 in the ordinary course of business consistent with past practice. Since June 30, 1997 neither BankUnited nor any of its Subsidiaries has incurred or paid any obligation or liability which would have a Material Adverse Effect on BankUnited.

        6.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1997, except as set forth in Section 6.08 of the BankUnited Disclosure Schedule, neither BankUnited nor any of its Subsidiaries has (A) incurred or paid any liability or obligation (contingent or otherwise) which individually or in the aggregate had or is reasonably likely to have a Material Adverse Effect on BankUnited, (B) suffered any change in its Condition which individually or in the aggregate is reasonably likely to have a Material Adverse Effect on BankUnited, (C) failed to operate its business consistent in all material respects with past practice, or
(D) changed any accounting practices.

        6.09 COMPLIANCE WITH LAWS.

             (a) Each of BankUnited and its Subsidiaries is in compliance with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, and with its internal policies and procedures except for failures to comply which will in the aggregate not result in a Material Adverse Effect on BankUnited.

             (b) Neither BankUnited nor any of its Subsidiaries has received any notification or communication from any agency or department of any federal, state or local government, including, the OTS, the FDIC, and the staffs thereof (collectively, the "Regulatory Authorities") (i) asserting that any of BankUnited or its Subsidiaries is not in substantial compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of such company, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Condition of BankUnited and its Subsidiaries on a consolidated basis, (iii) requiring or threatening to require BankUnited or any of its Subsidiaries, or indicating that BankUnited or any of its Subsidiaries may be required to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of BankUnited or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of BankUnited or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").

             (c) Neither BankUnited nor any of its Subsidiaries has consented to or entered into any Regulatory Agreement or memorandum of understanding.

             (d) Neither BankUnited nor any of its Subsidiaries is required by
        Section 32 of FDIA to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

        6.10 ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses (the "Allowance") shown on the consolidated statement of condition of BankUnited and its Subsidiaries as of June 30, 1997 included in the BankUnited Financial Statements and the Allowance shown on the consolidated statement of condition of BankUnited and its Subsidiaries, as of dates subsequent to the execution of this Agreement included in the BankUnited Financial Statements will be, in each case as of the dates thereof, adequate to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of BankUnited and its Subsidiaries; other extensions of credit (including letters of credit and commitments to make loans or extend credit) by BankUnited and its Subsidiaries; and the off balance sheet exposures, if any, of BankUnited and its Subsidiaries.

        6.11 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by BankUnited for inclusion in the Registration Statement or the Proxy Statement will, in the case of the Proxy Statement, when it is first mailed to the stockholders of Consumers contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that BankUnited is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws.

        6.12 CAPITAL STOCK. At the Effective Time, and upon issuance pursuant to this Agreement the BankUnited Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

        6.13 PROPERTIES. Except as disclosed in any Reporting Document filed since June 30, 1997 and prior to the date hereof and except for Liens arising, in the ordinary course of business after the date hereof, BankUnited and its Subsidiaries have good and marketable title, free and clear of all Liens that are material to the Condition of BankUnited and its Subsidiaries on a consolidated basis, to all their material properties and assets whether tangible or intangible, real, personal or mixed, reflected in the BankUnited Financial Statements as being owned by BankUnited and its Subsidiaries as of the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of BankUnited or its Subsidiaries are held under valid instruments enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). Substantially all of BankUnited's and BankUnited's Subsidiaries' equipment in regular use has been well maintained and is in good serviceable condition, reasonable wear and tear excepted.

        6.14 TAX AND REGULATORY MATTERS. Neither BankUnited nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of
Section 368 of the Code; or materially impede or delay receipt of any approval referred to in Section 9.01.

        6.15 LITIGATION. There are no judicial proceedings of any kind or nature pending or, to the knowledge of BankUnited, threatened against BankUnited before any court or arbitral tribunal or before or by any governmental department, agency or instrumentality involving the validity of the BankUnited Common Stock, the transactions contemplated by this Agreement or which would result in a Material Adverse Effect on BankUnited.

        6.16 BROKERS AND FINDERS. Neither BankUnited nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for BankUnited or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

        6.17 MATERIAL CONTRACT DEFAULTS. Neither BankUnited nor any of its Subsidiaries is, or has received any notice or has any knowledge that any party is, in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which BankUnited or any of its Subsidiaries is a party or by which BankUnited or any of its Subsidiaries or the assets, business or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, except for those defaults which would not have, individually or in the aggregate, a Material Adverse Effect on BankUnited; and there has not occurred any event that with the lapse of time or the giving of notice of both would constitute such a default. No consent of any party to any contract to which BankUnited or any of its Subsidiaries is a party is required in connection with the consummation of the transactions contemplated by this Agreement.

        6.18 INSURANCE. BankUnited and each of its Subsidiaries are presently insured, and during each of the past five calendar years has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, banker's blanket bond, liability (including directors and officers liability insurance) and other insurance maintained with respect to the assets or businesses of BankUnited and its Subsidiaries provide adequate coverage against all pending or threatened claims, and the fidelity bonds in effet as to which any of BankUnited or any of its Subsidiaries is a named insured are sufficient for their purpose, except where the failure to have such coverage would not have a Material Adverse Effect on BankUnited.

                                   ARTICLE VII

                CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

        7.01 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, Consumers shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice (other than transactions made pursuant to contracts in existence on the date hereof and described in Sections 7.01 or 7.02 of the Consumers Disclosure Schedule) and
(ii) use its best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key Employees.

        7.02 FORBEARANCES OF CONSUMERS. Except as required by law, regulation or Regulatory Authorities or as disclosed in the Consumers Disclosure Schedule as delivered to BankUnited prior to the signing of this Agreement, during the period from the date of this Agreement to the Effective Time, Consumers shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of BankUnited (and Consumers shall provide BankUnited with prompt notice of any events referred to in this Section 7.02 occurring after the date hereof):

             (a) other than in the ordinary course of business consistent with past practice since December 31, 1996 ("In the Ordinary Course"), incur any indebtedness for borrowed money, including Federal Home Loan Bank advances (other than (i) Federal Home Loan Bank advances having maturities of six months or less and (ii) short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Consumers or any of its Subsidiaries to Consumers or any of its Subsidiaries) (it being understood and agreed that incurrence of indebtedness In the Ordinary Course shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance other than In the Ordinary Course.

             (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or issue any additional shares of capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock.

             (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

             (d) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than in connection with contracts in existence on the date hereof and described in Section 7.02 of the Consumers Disclosure Schedule;

             (e) enter into or terminate any contract or agreement involving annual payments in excess of $20,000 and which cannot be terminated without penalty upon 30 days notice, or make any change in, or extension of, any of its leases or contracts involving, annual payments in excess of $20,000 and which cannot be terminated without penalty upon 30 days notice;

             (f) except as set forth in the Consumers Disclosure Schedule for severance pay up to $200,000, increase or modify in any manner the compensation or fringe benefits of any of its Employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such Employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee other than routine adjustments in compensation and fringe benefits In the Ordinary Course or accelerate the vesting of any stock options or other stock-based compensation;

             (g) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

             (h) settle any claim, action or proceeding involving the payment of money damages in excess of $20,000, except In the Ordinary Course;

             (i) amend its articles of incorporation or its bylaws;

             (j) fail to maintain any Regulatory Agreements, material licenses and permits or to file in a timely fashion all federal, state, local and foreign tax returns;

             (k) make any capital expenditures of more than $5,000 individually or $20,000 in the aggregate;

             (1) fail to maintain each Consumers Benefit Plan or timely make all contributions or accruals required thereunder in accordance with GAAP applied on a consistent basis;

             (m) issue any additional shares of Consumers capital stock, except pursuant to the exercise of Consumers Options by the holders thereof;

             (n) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.02;

             (o) take any action or enter into any contract or agreement regarding the Falls branch located at 8941 S.W. 136 Street, Miami, Florida; or

             (p) take any action to collect, nor file any collection or foreclosure proceedings with respect to, any loans with a principal balance in excess of five hundred thousand dollars ($500,000).

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

        8.01 ACCESS AND INFORMATION.

             (a) During the period from the date of this Agreement through the Effective Time:

                 (i) Each of Consumers and BankUnited shall, and shall cause its
             Subsidiaries to, afford the other, and their respective accountants, counsel and other representatives, reasonable access during normal business hours to their respective properties, books, contracts, tax returns, commitments and records at any time, and from time to time, for the purpose of conducting any review or investigation reasonably related to the Merger and the Subsidiaries Merger, and each of the parties will cooperate fully with all such reviews and investigations.

                 (ii) BankUnited shall provide copies of its Securities
             Reporting Documents to Consumers and its advisors for purposes of any review or report to its Board of Directors in evaluating the Merger.

             (b) During the period from the date of this Agreement through the Effective Time, Consumers shall furnish to BankUnited (i) all Reports referred to in Section 5.17 promptly upon the filing thereof, (ii) a copy of each Tax Return filed by it and (iii) monthly and other interim financial statements in the form prepared by Consumers for its internal use. During this period, Consumers also shall notify BankUnited promptly of any material change in the Condition of Consumers or any of its Subsidiaries.

             (c) During the period from the date of this Agreement through the Effective Time BankUnited shall promptly furnish to Consumers (i) all BankUnited Financial Statements referred to in Section 6.05(ii), (ii) a copy of each Tax Return filed by it and (iii) monthly and other interim financial statements in the form prepared by BankUnited for its internal use. During this period BankUnited also shall notify Consumers promptly of any material change in the Condition of BankUnited or any of its Subsidiaries.

             (d) Notwithstanding the foregoing provisions of this Section 8.01, no investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation.

             (e) BankUnited agrees that it will keep confidential for a period of one year any information furnished to it in connection with the transactions contemplated by this Agreement which is reasonably designated as confidential at the time of delivery, except to the extent that such information (i) was already known to BankUnited and was received from a source other than Consumers or any of its Subsidiaries, directors, officers, employees or agents, (ii) thereafter was lawfully obtained from another source, or (iii) is required to be disclosed by BankUnited or its agents or representatives to the SEC, the NASD, the OTS, the FDIC or any other governmental agency or authority, or is otherwise required to be disclosed by BankUnited or its agents or representatives by law. BankUnited agrees not to use such information, and to implement safeguards and procedures that are reasonably designed to prevent such information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement.

             (f) Consumers shall cooperate, and shall cause its Subsidiaries, accountants, counsel and other representatives to cooperate, with BankUnited and its accountants, counsel and other representatives, in connection with the preparation by BankUnited of any applications and documents required to obtain the Approvals which cooperation shall include providing all information, documents and appropriate representations as may be necessary in connection therewith.

             (g) From and after the date of this Agreement, each of BankUnited and Consumers shall use its reasonable best efforts to satisfy or cause to be satisfied all conditions to their respective obligations under this Agreement. While this Agreement is in effect, neither BankUnited nor Consumers shall take any actions, or omit to take any actions, which would cause this Agreement to become unenforceable in accordance with its terms.

        8.02 REGISTRATION STATEMENT; REGULATORY MATTERS.

             (a) BankUnited shall (i) prepare and file the Registration Statement with the SEC as soon as is reasonably practicable, (ii) use its best efforts to cause the Registration Statement to become effective, and (iii) take any action required to be taken under any applicable state blue sky or securities laws in connection therewith. Consumers and its Subsidiaries shall furnish BankUnited with all information concerning Consumers, its Subsidiaries and the holders of Consumers Common Stock as BankUnited may reasonably request in connection with the foregoing.

             (b) BankUnited and Consumers shall cooperate and use their respective best efforts (i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and other governmental authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by the OTS and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable.

        8.03 STOCKHOLDERS' APPROVAL. Consumers shall use its best efforts to call a meeting of its stockholders to be held no later than sixty (60) days after the date this Agreement is executed, for the purpose of voting upon the Merger and related matters. The Board of Directors of Consumers shall submit for approval of its stockholders the matters to be voted upon at the Stockholders' Meeting, and shall recommend approval of such matters and use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain such stockholder approval. The covenants under this Section 8.03 are subject to the exercise by the Board of Directors of Consumers of its fiduciary obligations.

        8.04 PRESS RELEASES. Prior to the public dissemination of any press release or other public disclosure of information about this Agreement, the Merger or any other transaction contemplated hereby, the parties to this Agreement shall mutually agree as to the form and substance of such release or disclosure.

        8.05 NOTICE OF DEFAULTS. Consumers and BankUnited shall each promptly notify the other of (i) any material change in its business, operations or prospects, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (iii) the institution or the threat of material litigation involving such party, or
(iv) any event or condition that might be reasonably expected to cause any of its representations, warranties or covenants set forth herein not to be true and correct in all material respects as of the Effective Time.

        8.06 MISCELLANEOUS AGREEMENTS AND CONSENTS; AFFILIATES AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable, including, without limitation, using their respective best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. BankUnited and Consumers shall, and shall cause each of their respective Subsidiaries to, use their best efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the reasonable opinion of BankUnited or Consumers, desirable for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of BankUnited shall be deemed to have been granted authority in the name of Consumers to take all such necessary or desirable action.

        Without limiting the foregoing, Consumers will, at the request of BankUnited, take such actions, or forbear from taking such actions, as may be reasonably necessary to identify each of its "affiliates" for purposes of Rule 145 under the Securities Act and to cause each person so identified to deliver to BankUnited within 10 days after the execution of this Agreement a written agreement in the form attached hereto as Exhibit C providing that such person shall not sell, pledge, transfer or otherwise dispose of any capital stock to be received by such person as part of the Merger Consideration except in compliance with the applicable provisions of the Securities Act.

        8.07 INDEMNIFICATION OF CONSUMERS. For three years after the Effective Time, BankUnited shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Consumers and its Subsidiaries (each, an "Indemnified Party") after the

Effective Time against all losses, expenses, claims, judgments, fines, damages or liabilities arising out of any claim, action, suit, proceedings or investigations arising out of any actions or omissions occurring on or prior to the Effective Time to the full extent then permitted under Florida law.

        At or prior to the Effective Time, BankUnited shall purchase $1 million of directors and officers liability insurance coverage for the Indemnified Parties with respect to Costs that may be incurred by the Indemnified Parties, which coverage shall be for a term of three years commencing at the Effective Time and shall have a deductible of $50,000; provided, however, that in no event shall BankUnited expend in order to obtain such insurance, an amount in excess of a total of $15,000 in premiums (the "Maximum Amount") for coverage for such three year period. If the amount of the total premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BankUnited shall use its reasonable best efforts to maintain the most advantageous policies (in terms of coverage) of directors and officers insurance for a total three year premium equal to the Maximum Amount.

        If BankUnited or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of the BankUnited shall assume the obligations set forth in this Section 8.07.

        8.08 FALLS BRANCH SUBLEASE. Consumers will use its best efforts to obtain the consent of NationsBank to the assignment to BankUnited of the Sublease for the premises.

        8.09 STOCK OPTIONS.

             (a) Immediately prior to the Effective Time, all rights with respect to Consumers Common Stock pursuant to stock options ("Consumers Options") granted by Consumers under the Consumers Benefit Plans, which are outstanding at the Effective Time, whether or not then exercisable, shall be cancelled, and each holder of any such option shall be paid for each such option an amount in cash without interest determined by multiplying (i) the excess, if any, of $21.33 (subject to adjustment as provided in Section 10.01(g)) over the applicable exercise price of such option by (ii) the number of shares of Consumers Common Stock such holder could have purchased had such holder exercised such option in full, assuming full vesting of such options, immediately prior to the Effective Time.

             (b) Prior to the Effective Time, Consumers shall (i) obtain any consents which are necessary from holders of Consumers Options and (ii) make any amendments to the terms of such option or compensation plans for arrangements that are necessary to give effect to the transactions contemplated by Section 8.09(a). Notwithstanding any other provision of this Section 8.09, payment may be withheld in respect of any Consumers Option until necessary consents, if any, are obtained.

             (c) BankUnited shall be entitled to deduct and withhold from any Option Payments payable pursuant to this Agreement to any holder of Consumers Options such amounts as BankUnited is required to deduct and withhold with respect to making such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority by BankUnited, such amounts shall be treated for all purposes of this Agreement as having been paid to the hold of the Consumers Options in respect of which such deduction and withholding was made by the Surviving Corporation.

             (d) Except as provided herein or as otherwise agreed in writing by the parties, (i) the provisions of the Consumers Stock Plans and any other plan, program or arrangement pursuant to which Consumers may, or may be required to, issue stock or stock-based compensation, shall be terminated by the Effective Time, and (ii) Consumers shall ensure that following the Effective Time no holder of Consumers Options or any participant in any Consumers Stock Plan shall have any right thereunder to acquire any equity securities of Consumers or any of its Subsidiaries.

             (e) Notwithstanding any other provision of this Section 8.09, nothing shall restrict the ability of holders of Consumers Options to exercise such options prior to the Effective Time and upon such exercise to be treated like any other holder of Consumers Common Stock.

        8.10 CERTAIN CHANGE OF CONTROL MATTERS. From and after the date hereof, Consumers shall take all action necessary so that the execution and delivery of this Agreement will not increase any benefits otherwise payable under any Consumers Benefit Plan.

        8.11 STOCK EXCHANGE LISTING. BankUnited shall use its best efforts to list, prior to the Effective Time, on the NASDAQ, upon official notice of issuance, the shares of BankUnited Common Stock to be issued to holders of Consumers capital stock in the Merger.

        8.12 EMPLOYEE BENEFITS.

             (a) Consumers shall provide BankUnited in Section 8.12 of the Consumers Disclosure Schedule the names of all Consumers Employees (including full and part-time employees) as of the date of the Consumers Disclosure Schedule (the "Current Employees"), and, as to each Current Employee, such Current Employee's date of hire, current compensation, and current severance benefits.

             (b) BankUnited and Consumers agree as follows:

                 (i) BankUnited shall offer, where possible, employment to the employees of Consumers and its subsidiary following the Effective Time. As soon as reasonably practicable after the date of this Agreement BankUnited and Consumers shall consult with each other in order for BankUnited in its sole discretion to determine which employees of Consumers will become employees of BankUnited after the Effective Time.

                 (ii) All employees of Consumers and their dependents, who are enrolled in a group health plan made available by Consumers, who would lose coverage in the event such employee's employment is terminated by Consumers or BankUnited in connection with the Merger, shall be eligible for group health coverage, consistent with the requirements of the Consolidated Omnibus Budget Reconciliation Act ("COBRA") requirements of the Internal Revenue Code and ERISA, as in effect on the date of such termination, for the applicable period set forth in the Internal Revenue Code. BankUnited agrees that any pre-existing condition, limitation or exclusion in its health plan shall not apply to Continuing Employees or their covered dependents who are covered under a group health plan maintained by Consumers and who then change that coverage to the group health plan coverage offered by BankUnited at the time that such Continuing Employees are first given the option to enroll in BankUnited's group health plan.

                 (iii) All employees who accept employment with BankUnited as of the Effective Time ("Hired Employees") shall be eligible to participate in the employee benefit plans and other fringe benefits of BankUnited, including sickness benefit days and vacation days, on the same terms and conditions as those provided from time to time by BankUnited to its similarly situated officers and employees, giving effect, for eligibility and vesting of benefits, to years of service with Consumers as if such service were with BankUnited.

                 (iv) All employees who are not offered employment by BankUnited shall be entitled to receive payment in lieu of accrued vacation and sick days, consistent with Consumers past practice and policy.

        8.13 CERTAIN ACTIONS. No party shall take any action which would adversely affect or delay the ability of either BankUnited or Consumers to obtain any necessary approvals of any Regulatory Authority or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement. No party shall take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

        8.14 ACQUISITION PROPOSALS. Consumers shall not, and shall use its best efforts to cause its officers, directors and employees and any investment banker, attorney, accountant, or other agent retained by it or its Subsidiaries not to (i) initiate, encourage or solicit, directly or indirectly, the making of any proposal or offer (an "Acquisition Proposal") to acquire all or any significant part of the business and properties or capital stock of Consumers or its Subsidiaries, whether by merger, purchase of securities or assets, tender offer or otherwise (an "Acquisition Transaction"), or initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, an Acquisition Proposal. Notwithstanding the foregoing, Consumers may (i) furnish or cause to be furnished information subject to a confidentiality agreement similar to that contained in Section 8.01(e) hereof,
(ii) in response to an Acquisition Proposal, issue a communication to its security holders of the type contemplated by Rule 14d-9(e) under the Exchange Act, and (iii) participate in discussions and negotiations directly and through its representatives with persons who have sought the same if, in each instance the Consumers Board determines, based as to legal matters on the reasonable advice of outside legal counsel, that the failure to furnish such information or to negotiate with such entity or group or to take and disclose such position would be inconsistent with the proper exercise of the fiduciary duties of the Consumers Board. In the event Consumers receives an Acquisition Proposal or such discussions are sought to be initiated or continued with Consumers, it shall promptly inform BankUnited as to the material terms thereof.

        8.15 TERMINATION FEE. To compensate BankUnited for entering into this Agreement, taking action to consummate the transactions hereunder and incurring the costs and expenses related thereto and other losses and expenses, including the foregoing by BankUnited of other opportunities, Consumers and BankUnited agree as follows:

             (a) (i) Provided that BankUnited shall not be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by Consumers specifying in reasonable detail the basis of such alleged breach), Consumers shall pay to BankUnited the sum of $325,000 (the "Termination Fee") plus reasonable out-of-pocket expenses, not in excess of $25,000 (including, without limitation, amounts paid or payable to banks and investment bankers, fees and expenses of counsel, filing fees and printing expenses) (such expenses are hereinafter referred to as the "Expenses") incurred by BankUnited or any of its affiliates in connection with or arising out of transactions contemplated by this Agreement, regardless of when those expenses are incurred, if this Agreement is terminated (x) by Consumers: under the provisions of
        Section 10.01(f) or as a result of Section 9.02(c), or (y) by BankUnited under the provisions of 10.01(c), if an Acquisition Event shall occur after the date hereof and prior to the date that is 9 months after the date of such termination and as a result of such Acquisition Event Consumers stockholders shall receive payment in the aggregate that is valued at more than $11 million (the "Acquisition Price"); provided, however, that if the Acquisition Price is between $11 million and $11,325,000, the Termination Fee shall be limited to the excess over $11 million. "Acquisition Event" shall mean any of the following: (i) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than BankUnited, shall have acquired, pursuant to a tender offer, exchange offer or otherwise, beneficial ownership (including pursuant to the acquisition of options) of 25% or more of any class of equity securities of Consumers; (ii) any such person or group shall have received approval from the OTS to acquire ownership of 25% or more of any class of equity securities of Consumers; or (iii) Consumers shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered into, an agreement with any person (other than BankUnited) to (w) effect a merger, consolidation, business combination, sale of substantially all assets, or similar transaction involving Consumers, (x) sell, lease or otherwise dispose of assets of Consumers representing 25% or more of the consolidated assets of Consumers, (y) issue, sell or otherwise dispose of other than by means of a widely disbursed public offering (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 25% or more of any class of equity securities of Consumers in the aggregate, or (z) have such person effect a tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of Consumers in the aggregate.

                     (ii) If BankUnited terminates this Agreement under the provisions of Section 10.01(c), and paragraph (a)(i) hereof does not apply, and BankUnited is not in breach of any representation, warranty or covenant or other obligation, Consumers shall pay BankUnited, upon demand, liquidated damages in the amount of $100,000 plus BankUnited's reasonable out-of-pocket costs incurred in connection with this transaction, including legal and accounting fees.

             (b) Any payment required by paragraph (a) of this Section shall become payable within five business days after demand therefor by BankUnited.

             (c) Consumers acknowledges that the agreements contained in this
        Section 8.15 are an integral part of the transactions contemplated in this Agreement, and that. without these agreements, BankUnited would not enter into this Agreement; accordingly, if Consumers fails to promptly pay the Termination Fee or Expenses or the amounts specified in Section 8.15(a)(ii) when due, Consumers shall in addition thereto pay to BankUnited all reasonable costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts together with interest on said amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by BankUnited at the prime rate of BankUnited, FSB as in effect from time to time during such period.

        8.16 EXPENSES OF CONSUMERS. If Consumers terminates this Agreement pursuant to Section 10.01(b) or (d) and Consumers is not in breach of any representation, warranty or covenant or other obligation, BankUnited shall pay Consumers, upon demand, liquidated damages of $100,000 plus Consumers' reasonable out-of-pocket costs incurred in connection with this transaction, including legal and accounting fees (including fees and disbursements incurred in collecting such amounts).

                                   ARTICLE IX

                                   CONDITIONS

        9.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each of BankUnited and Consumers to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

             (a) The stockholders of Consumers shall have approved all matters relating to the Merger required under applicable law at the Stockholders' Meeting.

             (b) This Agreement, the Merger, the Subsidiaries Merger and the other transactions contemplated hereby shall have been approved by the OTS and any other Regulatory Authorities whose approval is required for consummation of the transactions contemplated hereby, which approvals are subject to no conditions that in the judgment of BankUnited would restrict it or its Subsidiaries or affiliates in their respective spheres of operations and business activities after the Effective Time.

             (c) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

             (d) Neither BankUnited nor Consumers shall be subject to any order, decree, or injunction of any court or agency of competent jurisdiction, directing that the consummation of the transactions contemplated by this Agreement be prohibited or enjoined.

             (e) The shares of BankUnited Common Stock issuable pursuant to the Merger shall have been authorized for trading on the NASDAQ upon official notice of issuance.

             (f) Holders of no more than ten percent of the outstanding capital stock of Consumers shall have exercised dissenters' rights under Florida law.

        9.02 CONDITIONS TO OBLIGATIONS OF CONSUMERS TO EFFECT THE MERGER. The obligations of Consumers to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

             (a) The representations and warranties of BankUnited set forth in
        Article VI hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and Consumers shall have received a certificate signed by the chairman and chief executive officer, executive vice president or other duly authorized officer of BankUnited to that effect.

             (b) BankUnited shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Consumers shall have received a certificate signed by the chairman and chief executive officer, executive vice president or other duly authorized officer of BankUnited to that effect.

             (c) As of the Effective Time the Closing Net Worth shall be not less than $6,100,000.

             (d) No event, occurrence, or circumstance shall have occurred that would constitute a Material Adverse Effect as to BankUnited.

             (e) Consumers will have received an opinion of counsel mutually agreed upon by Consumers and BankUnited addressed to Consumers and/or BankUnited in form reasonably satisfactory to them that for federal income tax purposes the Merger will qualify as a reorganization under the provisions of Section 368 of the Code, and that the conversion of Consumers Common Stock solely into BankUnited Common Stock will be treated as a tax free exchange.

             (f) The fair market value of BankUnited Common Stock shall not be less than $8.50, as determined by using the average of the mean of the closing prices of such stock as quoted on the NASDAQ system on each of the ten (10) trading days immediately preceding the Effective Time.

        9.03 CONDITIONS TO OBLIGATIONS OF BANKUNITED TO EFFECT THE MERGER. The obligations of BankUnited to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

             (a) The representations and warranties of Consumers set forth in
        Article V hereof shall be true and correct in all material respects as of the date of this Agreement as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and BankUnited shall have received a certificate signed by the chairman or the chief executive officer or other duly authorized officer of Consumers to that effect.

             (b) Consumers shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and BankUnited shall have received a certificate signed by the chairman or the chief executive officer or other duly authorized officer of Consumers to that effect.

             (c) As of the Effective Time the Closing Net Worth shall be not less than $6,500,000.

             (d) BankUnited will receive an opinion of counsel for Consumers addressed to BankUnited and in form satisfactory to it as to the validity of the approvals of the Merger by the directors and stockholders of Consumers.

             (e) No event, occurrence, or circumstance shall have occurred that would constitute a Material Adverse Effect as to Consumers.

             (f) BankUnited will receive an opinion of counsel mutually agreed upon by BankUnited and Consumers addressed to BankUnited and/or Consumers in form reasonably satisfactory to them that for federal income tax purposes the Merger will qualify as a reorganization under the provisions of Section 368 of the Code, that the conversion of Consumers Common Stock solely into BankUnited Common Stock will be a tax free exchange, that the BankUnited Common Stock to be issued in the Merger has been registered with the SEC, and that to their best knowledge such registration is in full force and effect and not subject to a stop order.

                                    ARTICLE X

                                   TERMINATION

        10.01 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement, the Merger and the other transactions contemplated

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

hereby by the stockholders of BankUnited and Consumers or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

             (a) by mutual consent of the Board of Directors of BankUnited and the Board of Directors of Consumers; or

             (b) by the Board of Directors of BankUnited or the Board of Directors of Consumers if (i) the OTS has denied approval of the Merger and such denial has become final and nonappealable or has approved the Merger subject to conditions that in the judgment of BankUnited would restrict it or its Subsidiaries or affiliates in their respective spheres of operations and business activities after the Effective Time or (ii) the Effective Time does not occur by March 15, 1998, unless mutually extended by the parties; or

             (c) by BankUnited (if it is not in material breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by Consumers that is material in the context of the transactions contemplated hereby of any representation, warranty, covenant or agreement by Consumers contained herein which has not been, or cannot be, cured within 30 days after written notice of such breach is given to Consumers; or

             (d) by Consumers (if it is not in material breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by BankUnited that is material in the context of the transactions contemplated hereby of any representation, warranty, covenant or agreement by BankUnited contained herein which has not been, or cannot be, cured within 30 days after written notice of such breach is given to BankUnited; or

             (e) by either party if the stockholders of Consumers fail to approve the Merger at the Stockholder's Meeting; or

             (f) by Consumers if (i) there shall not have been a material breach of any covenant or agreement on the part of Consumers under this Agreement and (ii) prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide Acquisition Proposal that the Consumers Board determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the reasonable advice of legal counsel and as to financial matters on the reasonable advice of an investment banking firm of national reputation, is more favorable to the Consumers stockholders than the Merger and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee required by Section 8.15.

               (g) If the Closing Net Worth is less than $6,500,000, then at BankUnited's option, it may either terminate this Agreement, or proceed to consummate the Merger by reducing the aggregate Merger Consideration to be paid to holders of Consumers stock and the amounts to be paid to holders of Consumers stock options by $1.25 for each dollar that the Closing Net Worth is less than $6,500,000.

        10.02 [INTENTIONALLY OMITTED.]

        10.03 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Sections 10.01 or 10.02, this Agreement shall become void and have no effect, except that (i) the provisions of Section 8.01(e), 8.15, 10.03 and Section 11.01 shall survive any such termination and abandonment, and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

        10.04 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS FOLLOWING THE EFFECTIVE TIME. The parties hereto agree that none of the respective representations, warranties, obligations, covenants and agreements of the parties contained in this Agreement except for Sections 8.01(e), 8.15 and 8.16, or in any certificate, document or instrument delivered in connection herewith, shall survive the Effective Time, regardless of any investigation made by the parties hereto.

                                   ARTICLE XI

                               GENERAL PROVISIONS

        11.01 EXPENSES. Unless otherwise agreed by the parties in writing, each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger, except that BankUnited and Consumers shall divide equally all printing expenses and filing fees incurred in connection with this Agreement, the Registration Statement and the Proxy Statement.

        11.02 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Other than as expressly set forth in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any individual, corporation or other entity, other than BankUnited, Consumers and the Resulting Institution, or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        11.03 AMENDMENTS. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of BankUnited and Consumers; provided, however, that the provisions hereof relating to the manner or basis in which shares of Consumers capital stock will be exchanged for the Merger Consideration shall not be amended after the Stockholders' Meeting without any requisite approval of the holders of the issued and outstanding shares of Consumers capital stock entitled to vote thereon.

        11.04 WAIVERS. Prior to or at the Effective Time, each of BankUnited and Consumers shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.

        11.05 NO ASSIGNMENT. None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other person or entity. Any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no effect.

        11.06 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand (including overnight delivery service), or by registered or certified mail, postage prepaid to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Consumers:                   Consumers Bancorp, Inc.
                             9400 South Dadeland Boulevard - Suite 620
                             Miami, Florida  33156

                             Attention:  Bernard Janis, Chairman of the Board
                                         and Chief Executive Officer

Copy to Counsel:             Luse Lehman Gorman Pomerenk & Schick
                             5335 Wisconsin Avenue, N.W. - Suite 400
                             Washington, DC  20015

                             Attention:  Alan Schick, Esq.

BankUnited:                  BankUnited Financial Corporation
                             255 Alhambra Circle
                             Coral Gables, Florida  33134

                             Attention:  Alfred R. Camner, Chairman of the Board
                                         and President
                                         Samuel A. Milne, Chief Financial
                                         Officer

Copy to Counsel:             Stuzin and Camner, P.A.
                             550 Biltmore Way, Suite 700
                             Coral Gables, Florida 33134

                             Attention:  Marsha D. Bilzin, Esq.

        11.07 SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of either party to fulfill any of its covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Merger, will cause irreparable injury for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the other party's obligations or any arbitration award hereunder and to the granting by any such court of the remedy of the specific performance hereunder.

        11.08 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida.

        11.09 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

        11.10 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        11.11 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

        IN WITNESS WHEREOF, BankUnited and Consumers have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                         BANKUNITED FINANCIAL CORPORATION

                                         By:
                                            -----------------------------
                                            Alfred R. Camner
                                            Chairman of the Board and President

                                         CONSUMERS BANCORP, INC.

                                         By:
                                            -----------------------------
                                             Bernard Janis
                                             Chairman of the Board and
                                             Chief Executive Officer

                                   APPENDIX B

                 SECTIONS 607.1301, 607.1302 AND 607.1320 OF THE
                      FLORIDA 1989 BUSINESS CORPORATION ACT

7-1-94                FLORIDA 1989 BUSINESS CORPORATION ACT           CORP.--165
--------------------------------------------------------------------------------

    607.1301 DISSENTER'S RIGHTS; DEFINITIONS.--The following definitions apply to ss. 607.1302 and 607.132:

    (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

    607.1302 RIGHT OF SHAREHOLDERS TO DISSENT.--(1) Any shareholder has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (a) Consummation of a plan of merger to which the corporation is a party:

    1. If the shareholder is entitled to vote on the merger, or

    2. If the corporation is a subsidiary that is merged with its parent under
s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

    (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

    (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

    (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

    (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

    1. Altering or abolishing any preemptive rights attached to any of his shares;

    2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing of new class or series of shares;

    3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

    4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

    5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

    6. Reducing the stated dividend preference of any of his preferred shares;
or

    7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

    (f) Any corporation action taken, to the extent the articles of incorporation provide that a voting of nonvoting shareholder is entitled to dissent and obtain payment for his shares.

    (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

7-1-94                FLORIDA 1989 BUSINESS CORPORATION ACT           CORP.--166
--------------------------------------------------------------------------------

    (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

    (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange OR DESIGNATED AS A NATIONAL MARKET SYSTEM SECURITY ON AN INTERDEALER QUOTATION SYSTEM BY THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC., or held of record by not fewer than 2,000 shareholders.

    (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation. (Last amended by Ch. 94-327, L. '94, eff. 6-2-94.)

    607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.--(1)(a) If a proposed corporate action creating dissenters' rights under s. 607.1320 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to asset dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

    1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

    2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

    (b) If proposed corporate action creating dissenters' rights under s.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent, or, of such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

    (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

    (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

    (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion,

7-1-94                FLORIDA 1989 BUSINESS CORPORATION ACT           CORP.--167
--------------------------------------------------------------------------------

but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

    (a) Such demand is withdrawn as provided in this section;

    (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

    (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

    (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

    (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

    (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

    (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

    (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

    (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

    (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

7-1-94                FLORIDA 1989 BUSINESS CORPORATION ACT           CORP.--168
--------------------------------------------------------------------------------

    (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

    (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as AUTHORIZED BUT UNISSUED SHARES OF THE CORPORATION, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation. (Last amended by Ch. 93-281, L. '93, eff. 5-15-93.)

                                   APPENDIX C

            AUDITED FINANCIAL STATEMENTS OF CONSUMERS BANCORP, INC.

CONSUMERS BANCORP, INC. AND SUBSIDIARIES


TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

INDEPENDENT AUDITORS' REPORT                                            F-2

CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated Statements of Financial Condition
    as of March 31, 1997 and 1996                                       F-3

  Consolidated Statements of Operations
    for the years ended March 31, 1997, 1996 and 1995                   F-4

  Consolidated Statements of Stockholders' Equity
    for the years ended March 31, 1997, 1996 and 1995                   F-5

  Consolidated Statements of Cash Flows
    for the years ended March 31, 1997, 1996 and 1995                   F-6

  Notes to Consolidated Financial Statements                            F-7

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Consumers Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Consumers Bancorp, Inc. (the "Company") and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and subsidiaries as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

May 9, 1997

CONSUMERS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
MARCH 31, 1997 AND 1996
-------------------------------------------------------------------------------

ASSETS                                                              1997            1996
                                                               ------------    ------------
CASH AND OVERNIGHT FUNDS                                       $  6,320,354    $  4,370,069

LOANS HELD FOR SALE                                               5,107,367       5,661,465

SECURITIES AVAILABLE FOR SALE                                     4,956,213       2,959,500

SECURITIES HELD TO MATURITY (Market value:
   1997 - $1,980,000; 1996 - $1,969,500)                          1,999,077       1,998,465

INVESTMENT IN MUTUAL FUND AVAILABLE FOR SALE                      2,399,036       4,394,615

MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE                     9,950,713      12,084,800

MORTGAGE-BACKED SECURITIES HELD TO MATURITY
  (Market value:  1997 - $4,752,019; 1996 - $5,694,882)           4,708,941       5,622,439

LOANS - Net                                                      56,304,643      49,749,357

REAL ESTATE OWNED                                                   157,817

FEDERAL HOME LOAN BANK STOCK - At cost                              673,100         624,700

ACCRUED INTEREST RECEIVABLE                                         563,271         525,718

OFFICE PROPERTIES AND EQUIPMENT - Net                               351,951         348,027

OTHER ASSETS                                                        529,573         308,967
                                                               ------------    ------------

TOTAL                                                          $ 94,022,056    $ 88,648,122
                                                               ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits                                                     $ 79,079,330    $ 72,616,509
  Federal Home Loan Bank advances                                 3,500,000       3,500,000
  Reverse repurchase agreements                                                   1,833,000
  Advance payments by borrowers for taxes and insurance             714,082         707,985
  Official checks                                                 3,820,486       3,196,097
  Other liabilities                                                 195,726         196,141
                                                               ------------    ------------

           Total liabilities                                     87,309,624      82,049,732
                                                               ------------    ------------

COMMITMENTS

STOCKHOLDERS' EQUITY:
  Class A common stock - $.01 par value; 15,000,000
    shares authorized; 485,509 shares issued and outstanding          4,855           4,855
  Additional paid-in capital                                      4,147,895       4,147,895
  Retained earnings                                               2,598,472       2,474,142
  Net unrealized losses on securities available for sale,
    net of tax of $23,000 in 1997 and $17,000 in 1996               (38,790)        (28,502)
                                                               ------------    ------------

           Total stockholders' equity                             6,712,432       6,598,390
                                                               ------------    ------------

TOTAL                                                          $ 94,022,056    $ 88,648,122
                                                               ============    ============


See notes to consolidated financial statement.



CONSUMERS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED MARCH 31, 1997, 1996 AND 1995
-------------------------------------------------------------------------------

                                                             1997           1996          1995
                                                         -----------    -----------    -----------
INTEREST INCOME:
  Interest on loans                                      $ 4,775,838    $ 4,483,800    $ 3,103,313
  Interest on mortgage-backed securities                   1,150,759      1,248,234        760,239
  Other                                                      809,561        813,231      1,007,531
                                                         -----------    -----------    -----------

           Total                                           6,736,158      6,545,265      4,871,083
                                                         -----------    -----------    -----------

INTEREST EXPENSE:
  Interest on savings deposits                             3,721,738      3,563,681      1,773,231
  Interest on demand deposits                                115,895        149,396        312,764
  Interest on FHLB advances                                  227,858        240,342        224,709
  Interest on other borrowings                                23,250        189,451        161,078
                                                         -----------    -----------    -----------

           Total                                           4,088,741      4,142,870      2,471,782
                                                         -----------    -----------    -----------

NET INTEREST INCOME                                        2,647,417      2,402,395      2,399,301
                                                         -----------    -----------    -----------

PROVISION FOR LOAN LOSSES                                                                   15,000
                                                         -----------    -----------    -----------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                          2,647,417      2,402,395      2,384,301
                                                         -----------    -----------    -----------

OTHER INCOME:
  Gains (losses) on sales of loans and mortgage-backed
    securities - net                                         (31,620)       (59,268)       (94,469)
  Gains on sales of loan servicing rights                    336,583        386,213        618,564
  Brokered loan fees                                         186,337        294,999         60,368
  Other                                                      137,037        174,490        126,090
                                                         -----------    -----------    -----------

           Total                                             628,337        796,434        710,553
                                                         -----------    -----------    -----------

OTHER EXPENSE:
  Salaries and employee benefits                           1,353,143      1,391,824      1,045,681
  Occupancy and equipment expense                            435,954        467,414        411,619
  FDIC and other insurance premiums                          197,773        200,945        184,273
  FDIC special assessment (Note 1)                           393,865
  Data processing                                            123,510        112,072        119,532
  Legal, professional, and consulting fees                    89,252        104,164        120,246
  Stationery and supplies                                     61,388         64,437         58,585
  Costs of proposed merger                                    33,278         68,410
  Lease termination                                                          64,158
  Other general and administrative expenses                  385,771        382,869        347,803
                                                         -----------    -----------    -----------

           Total                                           3,073,934      2,856,293      2,287,739
                                                         -----------    -----------    -----------

INCOME BEFORE INCOME TAX PROVISION                           201,820        342,536        807,115

INCOME TAX PROVISION                                          77,490        136,850        307,000
                                                         -----------    -----------    -----------

NET INCOME                                               $   124,330    $   205,686    $   500,115
                                                         ===========    ===========    ===========


See notes to consolidated financial statements.


CONSUMERS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED MARCH 31, 1997, 1996 AND 1995
-------------------------------------------------------------------------------


                                                                                      NET UNREALIZED
                                         COMMON        ADDITIONAL                     GAINS (LOSSES)        TOTAL
                                          STOCK         PAID-IN         RETAINED      ON SECURITIES     STOCKHOLDERS'
                                         CLASS A        CAPITAL         EARNINGS    AVAILABLE FOR SALE     EQUITY
                                      -----------     -----------     -----------   ------------------  -------------
BALANCE, MARCH 31, 1994               $     5,138     $ 4,607,780     $ 1,816,892     $   (58,068)      $ 6,371,742

  Net income                                                              500,115                           500,115

  Repurchase and retirement
    of common stock                          (283)       (459,885)                                         (460,168)

  Cash dividends ($.10 per share)                                         (48,551)                          (48,551)

  Net unrealized gains (losses) on
    securities available for sale                                                          (3,112)           (3,112)
                                      -----------     -----------     -----------     -----------       -----------

BALANCE, MARCH 31, 1995                     4,855       4,147,895       2,268,456         (61,180)        6,360,026

  Net income                                                              205,686                           205,686

  Net unrealized gains (losses) on
    securities available for sale                                                          32,678            32,678
                                      -----------     -----------     -----------     -----------       -----------

 BALANCE, MARCH 31, 1996                    4,855       4,147,895       2,474,142         (28,502)        6,598,390

  Net income                                                              124,330                           124,330

  Net unrealized gains (losses) on
    securities available for sale                                                         (10,288)          (10,288)
                                      -----------     -----------     -----------     -----------       -----------

 BALANCE, MARCH 31, 1997              $     4,855     $ 4,147,895     $ 2,598,472     $   (38,790)      $ 6,712,432
                                      ===========     ===========     ===========     ===========       ===========


 See notes to consolidated financial statements.



CONSUMERS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED MARCH 31, 1997, 1996 AND 1995
------------------------------------------------------------------------------
                                                                                1997           1996           1995
                                                                          ------------    ------------    ------------
OPERATING ACTIVITIES:
  Net income                                                              $    124,330    $    205,686    $    500,115
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Loans originated for sale                                            (40,225,493)    (46,641,750)    (50,652,017)
      Loans sold                                                            40,779,592      44,673,545      55,387,695
      Provision for loan losses                                                                                 15,000
      Depreciation                                                             150,882         117,362         102,950
     (Gain) loss on sale of property                                           (10,358)                          2,117
      Premium amortization and discount accretion - net                        (49,030)       (114,625)        (44,747)
      Gain on sale of mortgage-backed security                                 (49,513)
      Loss on sale of mutual fund                                               11,457
      Increase (decrease) in official checks                                   624,389       1,594,983        (832,529)
      (Decrease) increase in deferred income taxes                             (54,000)         51,000         (97,000)
      Increase (decrease) in other liabilities                                  53,585        (158,394)       (208,750)
      Increase in accrued interest receivable                                  (37,553)       (102,663)       (111,226)
      Increase (decrease) in advance payments by
        borrowers for taxes and insurance                                        6,097          40,506        (172,119)
      Increase in other assets                                                (220,607)        (94,148)        (41,369)
                                                                          ------------    ------------    ------------

        Net cash provided by (used in) operating activities                  1,103,778        (428,498)      3,848,120
                                                                          ------------    ------------    ------------

INVESTING ACTIVITIES:
  Purchases of securities available for sale                                (2,997,899)     (3,999,688)
  Maturity of securities available for sale                                  1,000,000       3,000,000
  Maturity of securities held to maturity                                                    1,000,000       1,000,000
  Purchases of property                                                       (158,947)       (274,508)        (47,842)
  Proceeds from sale of property                                                14,500
  Sales (purchases) of mutual fund                                           2,003,009       1,000,000         (92,979)
  Disposal of real estate owned                                                125,200                         107,000
  Increase in loans - net                                                   (6,790,628)    (10,364,729)    (10,206,657)
  Purchases of mortgage-backed securities available for sale                (1,007,127)     (1,198,945)
  Sales of mortgage-backed securities available for sale                     2,046,969
  Principal reductions of mortgage-backed securities available for sale      1,116,243         940,697
  Purchases of mortgage-backed securities held to maturity                    (182,123)                     (8,258,468)
  Principal reductions of mortgage-backed securities held to maturity        1,095,889       1,397,733       1,846,047
  Sales (purchases) of FHLB stock                                              (48,400)       (132,300)        339,300
                                                                          ------------    ------------    ------------

        Net cash used in investing activities                               (3,783,314)     (8,631,740)    (15,313,599)
                                                                          ------------    ------------    ------------

FINANCING ACTIVITIES:
  Increase in deposits                                                       6,462,821      13,832,749       6,985,426
  Federal Home Loan Bank advances (repayment), net                                          (1,000,000)      1,500,000
  (Decrease) increase in reverse repurchase agreements                      (1,833,000)     (1,729,000)      3,562,000
  Repurchase of common stock                                                                                  (460,168)
  Cash dividends paid                                                                                          (48,551)
                                                                          ------------    ------------    ------------

        Net cash provided by financing activities                            4,629,821      11,103,749      11,538,707
                                                                          ------------    ------------    ------------

INCREASE IN CASH AND CASH EQUIVALENTS                                        1,950,285       2,043,511          73,228

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                               4,370,069       2,326,558       2,253,330
                                                                          ------------    ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $  6,320,354    $  4,370,069    $  2,326,558
                                                                          ============    ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest                                  $  4,087,279    $  4,163,481    $  1,820,077
                                                                          ============    ============    ============

  Cash paid during the year for income taxes                              $    125,000    $    264,500    $    323,100
                                                                          ============    ============    ============

  Transfers of loans to real estate owned                                 $    314,678                    $    107,000
                                                                          ============                    ============

  Reclassification of securities held to maturity to securities
    available for sale                                                                    $ 11,794,990    $  1,993,987
                                                                                          ============    ============


See notes to consolidated financial statements.

CONSUMERS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 31, 1997, 1996 AND 1995

-------------------------------------------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consumers Bancorp, Inc. (the "Company"), a Florida chartered unitary holding company, was formed on November 10, 1995 for the purposes of a reorganization whereby the Company became the holding company of Consumers Savings Bank (the "Savings Bank"). On April 14, 1994, regulatory approval was obtained at which time the reorganization became effective and the outstanding stock of the Savings Bank was converted on a share-for-share basis to shares of the Company. The reorganization has been accounted for in a manner similar to a pooling of interests and, accordingly, stockholders' equity accounts have been retroactively restated to reflect the capital structure of the Company. The Savings Bank offers general banking services and residential mortgage, commercial real estate and consumer lending through its two branches in South Florida.

     The accounting and reporting policies of the Company and the Savings Bank conform, in all material respects, to generally accepted accounting principles and to general practices within the savings and loan industry. The following summarizes the more significant of these policies and practices.

     IMPACT OF NEW LEGISLATIVE ISSUES - In August 1996, Congress passed legislation which repeals the Savings Bank's present method of accounting for bad debts for federal income tax purposes. The Savings Bank currently uses the percentage of taxable income tax method to determine its bad debt deduction, in the computation of its taxable income. Under the new legislation, the Savings Bank will be required to use the specific charge-off method, which may result in a different deduction for bad debts in determining taxable income than are presently computed under the current method. Additionally, the Savings Bank will be required to recapture its post-1987 additions to its bad debt reserves. As the Savings Bank had provided deferred taxes for the income tax bad debt reserves established after 1987, management does not anticipate any additional income tax liability related to the recapture. The new legislation is effective for taxable years beginning after December 31, 1995.

     On September 30, 1996, Congress passed, and the President signed, the Deposit Insurance Fund Act of 1996 which mandated that all institutions which have SAIF-insured deposits are required to pay a one-time special assessment of 65.7 basis points (subject to certain adjustments) on SAIF-insured deposits that were held at March 31, 1995 payable by November 27, 1996 to recapitalize the SAIF which is administered by the Federal Deposit Insurance Corporation ("FDIC"). The assessment will bring the SAIF's reserve ratio to a comparable level of the Bank Insurance Fund at
     1.25 percent of total insured deposits. The FDIC in connection with the recapitalization also lowered SAIF premiums beginning in January 1997. The Savings Bank's shares of this special assessment totaled $393,865, and is included in the accompanying financial statements for the year ended March 31, 1997.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiary, the Savings Bank, and the Savings Bank's wholly-owned subsidiary, Consumers Savings Mortgage Corp. Intercompany balances and transactions have been eliminated.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of the revenues and expenses during the reporting period. Actual results could differ from those estimates.

     SECURITIES AND MORTGAGE-BACKED SECURITIES HELD TO MATURITY - Investment and mortgage-backed securities held to maturity are carried at cost, adjusted for discount accretion and premium amortization. The Savings Bank has the intent and ability to hold these securities to maturity. At March 31, 1997, neither a disposal nor conditions that could lead to a decision not to hold these securities to maturity were reasonably foreseen.

     SECURITIES, MORTGAGE-BACKED SECURITIES AND INVESTMENT IN MUTUAL FUND AVAILABLE FOR SALE Investment and mortgage-backed securities available for sale consist of securities not classified as trading securities nor as securities held to maturity. Securities available for sale and investments in mutual funds are carried at fair value. Unrealized holding gains and losses, net of tax, are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

     The Savings Bank's mutual fund investment has a portfolio that consists primarily of adjustable rate mortgage-backed securities.

     LOANS HELD FOR SALE - Sales of loans are recorded at the date funds are received from the purchaser. Generally, at the time these loans are originated, the Savings Bank obtains a firm commitment (generally for 30 days) to sell the loan to a third party. Such loans are carried at the lower of cost or market value.

     ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established by charges to income through the provision for loan losses. Loans or portions thereof which are considered by management to be uncollectible are charged to the allowance and recoveries of amounts previously charged off are credited to the allowance. The allowance represents the amount which, in management's judgment, is adequate to absorb charge-offs of existing loans which may become uncollectible. The adequacy of the allowance is determined by management's continuing evaluation of the loan portfolio, current economic conditions, past loan loss experience and other pertinent factors. Many of these factors involve a significant degree of estimation and are subject to rapid change which may be unforeseen by management. Changes in these factors could result in material adjustments to the allowance in the near term.

     On April 1, 1995, the Savings Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENTS OF A LOAN, and SFAS No. 118, ACCOUNTING FOR IMPAIRMENT OF A LOAN - RECOGNITION AND DISCLOSURES, an amendment of SFAS No. 114. These standards address the accounting for impairment of certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected. Adoption of these standards entailed the identification of commercial and commercial real estate loans which are considered impaired under the provisions of SFAS No. 114. Groups of smaller-balance homogeneous loans (generally residential mortgage and installment loans) are collectively evaluated for impairment. Adoption of these statements did not have a material impact on the Savings Bank's financial position or results of operations.

     Under the provisions of these standards, a loan is impaired when, based on current information and events, it is probable that the Savings Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rate as the discount rate. Alternatively, measurement may also be based on observable market prices or for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. Loans that are to be foreclosed are measured based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds that measure of fair value, a valuation allowance is required as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

     Commercial loans where reasonable doubt exists as to timely collection, including loans that are individually identified as being impaired under SFAS No. 114, are generally classified as nonperforming loans unless, based on the evaluation of management, the loan is well secured and in the process of collection.

     Interest collections on nonperforming loans, including impaired loans, for which the ultimate collectibility of principal and interest is uncertain, are applied as reduction in book value. Otherwise, such collections are credited to income when received.

     UNCOLLECTED INTEREST - Interest on loans is accrued as earned. The Savings Bank generally will provide an allowance for the loss of uncollected interest on loans which become more than 90 days past due and cease accruing interest thereafter. At March 31, 1997 and 1996, approximately $8,600 and $10,000, respectively, was reserved for uncollected interest.

     LOAN ORIGINATION AND COMMITMENT FEES - Loan origination fees and certain loan commitment fees, net of related direct loan origination costs, are deferred and amortized over the life of the related loan as an adjustment of yield.

     REAL ESTATE OWNED - Property acquired by foreclosure or deed in lieu of foreclosure is initially recorded at fair value less estimated costs to sell. These properties are subsequently evaluated and carried at the lower of cost or fair market value less estimated costs to sell. Expenses incurred from ownership of such properties and gains and losses on dispositions are included in other expenses.

     The amounts the Savings Bank could ultimately recover from property acquired by foreclosure or deed in lieu of foreclosure could differ materially from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond the Savings Bank's control or changes in the Savings Bank's strategy for recovering its investment.

     OFFICE PROPERTIES AND EQUIPMENT - Office properties and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets which range from 3 to 10 years.

     INCOME TAXES - The Company provides for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

     INTEREST RATE RISK - The Savings Bank is engaged principally in providing first mortgage loans (both adjustable rate and fixed rate mortgage loans) to individuals (see Note 6 for the composition of the mortgage loan portfolio at March 31, 1997 and 1996). Mortgage loans and securities held to maturity are funded primarily with short-term liabilities that have interest rates that vary with market rates over time.

     At March 31, 1997, the Savings Bank had interest-earning assets of approximately $92.0 million having a weighted-average effective interest rate of 7.94% and a remaining term of 8.3 years, and interest-bearing liabilities of approximately $81.3 million having a weighted-average effective interest rate of 5.27% and a remaining term of .65 years based upon the contractual repricing or stated maturity of the underlying instrument and commitments to sell mortgage loans. The shorter remaining term of the interest-bearing liabilities indicates that the Savings Bank is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. Net interest income and the market value of net interest-earning assets will fluctuate based on changes in interest rates and changes in the levels of interest-sensitive assets and liabilities. The actual remaining term of interest-earning assets and interest-bearing liabilities may differ significantly from the stated remaining term as a result of prepayment, early withdrawals and similar factors.

     STATEMENT OF CASH FLOWS - For purposes of the statement of cash flows, cash and overnight funds are considered to be cash equivalents.

     IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS - In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS ("SFAS 122"). This Statement, which amends SFAS No. 65, ACCOUNTING FOR CERTAIN MORTGAGE BANKING ACTIVITIES, requires mortgage banking enterprises that acquire mortgage servicing rights through either the purchase of or origination of mortgage loans and sell or securitize those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values. Mortgage banking enterprises include commercial banks and thrift institutions that conduct operations substantially similar to the primary operations of a mortgage banking enterprise. SFAS No. 122 applies prospectively in fiscal years beginning after December 15, 1995 to sales of mortgage loans with servicing rights retained and to impairment evaluations of all amounts capitalized as mortgage servicing rights, including those purchased before the adoption of this Statement. Adoption of this statement did not have a material impact on the Savings Bank's financial position or results of operations.

     In October 1995, the FASB issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. However, even though compensation costs may not be recorded, the Company must make certain pro forma disclosures as if such compensation costs were recorded. The Company has chosen to account for stock-based compensation to employees using the intrinsic value method prescribed by Accounting Principles Board Opinion ("APB") No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Accordingly, compensation cost for stock options issued to employees are measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an employee must pay for the stock. Compensation costs in 1996 would have been immaterial to the consolidated financial statements had the fair market value of stock options been recognized as compensation expense as prescribed by SFAS No. 123.

     In June 1996, the FASB issued SFAS No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a FINANCIAL-COMPONENTS APPROACH that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The Savings Bank is in the process of evaluating the impact of SFAS No. 125.

2.   SECURITIES AVAILABLE FOR SALE

     Securities available for sale at March 31, 1997 and 1996 are summarized as follows:



                                                   GROSS        GROSS
                                     AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                       COST        GAINS        LOSSES      VALUE
                                    ----------   ---------- ------------  ----------
MARCH 31, 1997:

  U.S. Agency Securities            $4,995,215   $  --      $   39,002    $4,956,213
                                    ==========   =========  ==========    ==========

  Weighted average interest rate        6.11 %
                                    ==========

MARCH 31, 1996:

  U.S. Agency Securities            $2,999,688   $  --      $   40,188    $2,959,500
                                    ==========   =========  ==========    ==========

  Weighted average interest rate        5.94 %
                                    ==========

     The securities held at March 31, 1997 will mature between the years ending March 31, 1998 and March 31, 2002.

3.   SECURITIES HELD TO MATURITY

     Securities held to maturity are summarized as follows:


                                                     GROSS        GROSS
                                      AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                        COST         GAINS         LOSSES        VALUE
                                    -----------    ----------  ------------   ----------
MARCH 31, 1997:

  U.S. Agency Securities            $ 1,999,077    $   --      $    19,077    $1,980,000
                                    ===========    ========    ===========    ==========

  Weighted average interest rate           5.39 %      --             --            --
                                    ===========    ========    ===========    ==========

MARCH 31, 1996:

  U.S. Agency Securities            $ 1,998,465    $   --      $    28,965    $1,969,500
                                    ===========    ========    ===========    ==========

  Weighted average interest rate           4.92 %      --             --            --
                                    ===========    ========    ===========    ==========


     The following table sets forth the maturity/repricing of the Savings Bank's investment securities held to maturity at March 31, 1997 and 1996:


                                    MARCH 31, 1997               MARCH 31, 1996
                                -------------------------     ------------------------
                                 AMORTIZED       FAIR         AMORTIZED        FAIR
                                   COST         VALUE           COST          VALUE
                                -----------    ----------     ----------    ----------
Matures/reprices in one year
   or less                      $1,000,000    $1,000,000      $1,000,000    $  996,000
Matures/reprices after one
   year through three years        999,077       980,000         998,465       973,500
                                ----------    ----------      ----------    ----------

Total                           $1,999,077    $1,980,000      $1,998,465    $1,969,500
                                ==========    ==========      ==========    ==========

4.   MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

     Mortgage-backed securities available for sale are summarized as follows:


                                                       GROSS           GROSS
                                       AMORTIZED     UNREALIZED     UNREALIZED        FAIR
MARCH 31, 1997:                          COST          GAINS           LOSSES         VALUE
                                      ----------     ----------     ----------     ----------
 CMO's                                $3,237,716     $   25,494     $   60,370     $3,202,840
 FNMA, GNMA, FHLMC                     5,726,740         32,547         11,414      5,747,873
 Other mortgage-backed securities        996,058          3,942                     1,000,000
                                      ----------     ----------     ----------     ----------

 Total                                $9,960,514     $   61,983     $   71,784     $9,950,713
                                      ==========     ==========     ==========     ==========

Weighted average interest rate            6.93 %
                                      ==========


                                                       GROSS         GROSS
                                      AMORTIZED     UNREALIZED     UNREALIZED       FAIR
MARCH 31, 1997:                          COST          GAINS         LOSSES         VALUE
                                    ------------   -----------    -----------    -----------

CMO's                               $ 3,291,999    $    19,222    $    51,871    $ 3,259,350
FNMA, GNMA, FHLMC                     7,770,220         53,814          3,384      7,820,650
Other mortgage-backed securities        995,500          9,300           --        1,004,800
                                    -----------    -----------    -----------    -----------

Total                               $12,057,719    $    82,336    $    55,255    $12,084,800
                                    ===========    ===========    ===========    ===========

Weighted average interest rate            6.73%
                                    ===========

     The following table sets forth the maturity/repricing of the Savings Bank's mortgage-backed securities available for sale at March 31, 1997 and 1996:


                                  MARCH 31, 1997                MARCH 31, 1996
                          --------------------------      --------------------------
                             AMORTIZED       FAIR           AMORTIZED        FAIR
                              COST           VALUE            COST           VALUE
                          ------------   -----------      -----------    -----------
Matures/reprices in
  one year                $ 5,733,547    $ 5,726,062      $ 7,334,862    $ 7,318,223
Matures/reprices after
  one year through
  five years                2,650,778      2,649,535        2,788,822      2,816,789
Matures/reprices after
  ten years through
  twenty years              1,576,189      1,575,116        1,934,035      1,949,788
                          -----------    -----------      -----------    -----------

                          $ 9,960,514    $ 9,950,713      $12,057,719    $12,084,800
                          ===========    ===========      ===========    ===========

     On December 20, 1995, the Company transferred $13.1 million of mortgage-backed securities held to maturity with aggregate unrealized gains of $188,000 to mortgage-backed securities available for sale. This transfer was a result of the Company adopting the provisions of FASB's Special Report, A GUIDE TO IMPLEMENTATION OF STATEMENT 115 ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES - QUESTIONS AND ANSWERS, issued in November 1995.

5.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY

     Mortgage-backed securities held to maturity are summarized as follows:



                                                     GROSS        GROSS
                                      AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                       COST          GAINS        LOSSES        VALUE
                                    ----------    ----------    ----------    ----------
 MARCH 31, 1997:
   CMO'S                            $  727,565    $    7,661          --      $  735,226
   FNMA, GNMA, FHLMC                 2,164,182        44,574    $    2,448     2,206,308
Other mortgage-backed securities     1,817,194          --           6,709     1,810,485
                                    ----------    ----------    ----------    ----------

Total                               $4,708,941    $   52,235    $    9,157    $4,752,019
                                    ==========    ==========    ==========    ==========

Weighted average interest rate          7.05 %
                                    ==========


                                                       GROSS        GROSS
                                       AMORTIZED     UNREALIZED   UNREALIZED       FAIR
                                         COST          GAINS        LOSSES         VALUE
                                      ----------    ----------    ----------    ----------
MARCH 31, 1996:
  CMO's                               $  911,146    $    6,489    $       92    $  917,543
  FNMA, GNMA, FHLMC                    2,456,065        55,275          --       2,511,340
  Other mortgage-backed securities     2,255,228        10,909           138     2,265,999
                                      ----------    ----------    ----------    ----------

  Total                               $5,622,439    $   72,673    $      230    $5,694,882
                                      ==========    ==========    ==========    ==========

  Weighted average interest rate          6.53 %
                                      ==========


     The Savings Bank purchases both adjustable and fixed rate mortgage-backed securities. The securities held at March 31, 1997 will mature/reprice during the year ended March 31, 1998.

     At March 31, 1997, all mortgage-backed securities held to maturity were adjustable rate securities with interest rate adjustment limitations and are generally indexed to the one-year U.S. Treasury Note rate, the Eleventh District Cost of Funds Index, prime or LIBOR.

6.   LOANS

     Loans are summarized as follows:


                                               MARCH 31,          MARCH 31,
                                                 1997                1996
                                           ------------         ------------

Residential real estate                    $ 50,913,742         $ 46,758,896
Residential construction                        260,000              994,127
Commercial real estate                        4,752,301            2,251,251
Commercial business                             116,100              171,454
Consumer                                        696,024              205,789
Home equity                                     376,951
                                           ------------         ------------

Total                                        57,115,117           50,381,517

Loans in process                               (312,103)             (87,390)
Net deferred interest                           (16,028)             (35,922)
Net deferred loan fees                         (151,356)            (142,321)
Allowance for loan losses                      (330,987)            (366,527)
                                           ------------         ------------

Loans - net                                $ 56,304,643         $ 49,749,357
                                           ============         ============

     Activity in the allowance for loan losses is summarized as follows for the years ended March 31:

                                          1997            1996         1995
                                        ---------      ---------    ---------

Balance at beginning of year           $ 366,527      $ 366,527     $ 378,500
Provision charged to income                                            15,000
Charge-offs and recoveries, net          (35,540)                     (26,973)
                                       ---------      ---------     ---------

Balance at end of year                 $ 330,987      $ 366,527     $ 366,527
                                       =========      =========     =========

     At March 31, 1997, the Savings Bank had outstanding commitments of approximately $5,126,000 to originate loans and approximately $5,107,000 to sell loans. All such commitments expire within the following fiscal year.

     The Savings Bank originates both adjustable and fixed interest rate loans. At March 31, 1997, the composition of these loans was as follows:


                                            FIXED      ADJUSTABLE
                                            RATE          RATE           TOTAL
                                        -----------    -----------    -----------
Matures/reprices in one year or less    $ 1,003,007    $22,704,901    $23,707,908
Matures/reprices after one year
  through five years                      4,059,599      8,506,908     12,566,507
Matures/reprices after five years
  through ten years                         805,343      1,608,624      2,413,967
Matures/reprices after ten years
  through twenty years                    4,680,328                     4,680,328
Matures/reprices after twenty years
  through thirty years                   13,434,304                    13,434,304
                                        -----------    -----------    -----------

Total                                   $23,982,581    $32,820,433    $56,803,014
                                        ===========    ===========    ===========

     At March 31, 1997 and 1996, loans serviced for the benefit of others totaled approximately $15,950,000 and $18,941,000, respectively. In connection with these loans serviced for others, borrower's escrow balances of $191,000 and $198,000 were held at March 31, 1997 and 1996, respectively.

     The Savings Bank's real estate and commercial lending activities are primarily with customers located in Dade and Broward counties, Florida. Collateral required for these types of loans is based upon management's evaluation of the respective credit risk in accordance with the Savings Bank's credit policies. However, these types of loans are dependent on, among other things, economic conditions in these counties. Management monitors its loan concentrations by industry and type of collateral as well as by individual borrowers.

7.   OFFICE PROPERTIES AND EQUIPMENT

     Office properties and equipment consist of the following at March 31:

                                                    1997        1996
                                                ----------   ----------
        Furniture, fixtures, and equipment      $  988,954   $  885,733
        Leasehold improvements                     388,879      366,354
                                                ----------   ----------

        Total                                    1,377,833    1,252,087

        Less accumulated depreciation            1,025,882      904,060
                                                ----------   ----------

        Office properties and equipment - net   $  351,951   $  348,027
                                                ==========   ==========

     The Savings Bank is a lessee under operating leases for real estate extending into the 2001 fiscal year. The leases contain clauses which grant options to renew for periods up to an additional 12 years and require additional payments for a proportionate share of real estate taxes and common area maintenance expenses.

     The future minimum annual rentals at March 31, 1997 are as follows:

     YEAR ENDING
       MARCH 31                            AMOUNT
     -----------                          --------

        1998                              $154,138
        1999                               106,748
        2000                                78,932
        2001                                60,576
                                          --------

   Total future minimum lease payments    $400,394
                                          ========

     Total rental expense for the years ended March 31, 1997, 1996 and 1995 was approximately $232,000, $278,000, and $252,000, respectively. In addition, in February 1996, the Savings Bank made a one-time payment of $64,158 in order to cancel the remaining 40 months on one of its office leases. The future minimum rental payments remaining at the time of cancellation were approximately $284,000.

8.   DEPOSITS

     Deposit accounts, including the nominal rates at which the Savings Bank paid interest on such accounts, are as follows at March 31:


RATE                                                       1997            1996
                                                        -----------    -----------
Passbook, statement and NOW accounts:
  Non-interest bearing checking accounts                $ 1,326,643    $ 1,029,496
  Passbook - 2.00% - 4.25% at March 31, 1997 and 1996    10,925,958      8,634,303
  NOW - 2.0% at March 31, 1997 and 1996                   2,045,351      1,982,310
  Super NOW - 2.25% at March 31, 1997 and 1996              243,080        308,986
  Money market accounts - 2.0% - 3.15% at
     March 31, 1997 and 1996                              2,210,392      2,525,088
                                                        -----------    -----------

         Total                                           16,751,424     14,480,183
                                                        -----------     ----------
Certificate accounts:
3.01% - 4.00%                                               143,276
4.01% - 5.00%                                             6,879,927      8,023,887
5.01% - 6.00%                                            43,278,730     39,542,563
6.01% - 7.00%                                            11,925,973     10,182,402
7.01% - 8.00%                                               100,000        387,474
                                                        -----------     -----------

         Total                                           62,327,906     58,136,326
                                                        -----------     ----------

Total deposits                                          $79,079,330    $72,616,509
                                                        ===========   ==========

     The weighted average nominal interest rate payable on all deposits at March 31, 1997 and 1996 was 5.16%.

     At March 31, 1997, certificate accounts are scheduled to mature as follows:


  YEAR ENDING
    MARCH 31                                            AMOUNT
  -----------                                         -----------

     1997                                             $39,288,826
     1998                                              18,827,578
     1999                                               2,101,142
     2000                                                 912,909
     2001                                                  54,828
     2002                                               1,142,623
     ----                                             -----------

    Total                                             $62,327,906
                                                      ===========

9.   FEDERAL HOME LOAN BANK ADVANCES

     The Savings Bank's Federal Home Loan Bank advances at March 31, 1997 and 1996 consist of a $1,500,000 advance with a fixed rate of 6.56% which matures in June 1997, a $1,000,000 advance with a fixed rate of 6.33% which matures in June 1998 and a $1,000,000 advance with a fixed rate of 6.52% which matures in June 2000. The advances are secured by a blanket floating lien on first mortgage loans with balances totaling approximately 150% of such advances.

10.  SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

     The Savings Bank has sold investment securities under agreements to repurchase the identical securities. The amounts received under the agreements represent short-term borrowings and are reflected as reverse repurchase agreements in the statement of financial condition. There were no such borrowings outstanding at March 31, 1997. At March 31, 1996, the borrowings bear interest at a rate of 5.78% and matured on June 16, 1996. At March 31, 1996, the borrowings under such agreements were transacted with one primary dealer and involve mortgage-backed securities with a book value and market value of $1,949,000. The dealer may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of their operations, and had agreed to resell identical securities to the Savings Bank at the maturities of the agreements.

11.  INCOME TAXES

     The components of the provision for income taxes consist of the following for the year ended March 31:

                                            1997           1996          1995
                                         ---------      ---------     ---------

Current - Federal                        $ 104,500      $  90,350     $ 313,000
Current - State                             18,990         15,500        54,000
                                         ---------      ---------     ---------

Total current                              123,490        105,850       367,000
Deferred - Federal and State               (46,000)        31,000       (60,000)
                                         ---------      ---------     ---------

Total                                    $  77,490      $ 136,850     $ 307,000
                                         =========      =========     =========


     The Savings Bank's provision for income taxes differs from the amounts determined by applying the Federal income tax rate to income before income taxes for the following reasons:


                              1997                  1996                   1995
                      -----------------      -----------------      -----------------
Tax provision at
  federal rate        $ 68,700    34.0 %     $116,462    34.0 %     $274,419     34.0 %
State income taxes       7,300     3.6         12,331     3.6         29,056      3.6
Other                    1,490     0.8          8,057     2.4          3,525      0.4
                      --------   ------      --------   ------      --------     ----

Total provision for
  income taxes        $ 77,490    38.4 %     $136,850     40.0 %    $307,000     38.0 %
                      ========   ======      ========   ======      ========     ====

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are as follows:

                                                    MARCH 31,      MARCH 31,
                                                      1997           1996
                                                   ----------      ---------
Deferred tax liabilities:
  Loan fee income                                   $ 73,000       $ 85,000
  FHLB stock dividends                                64,000         64,000
  Deferred payments to loan brokers                     --           18,000
                                                    --------       --------

                                                     137,000        167,000

Deferred tax assets:
  Excess of book bad debt reserve
    over tax bad debt reserve                         11,000
  Depreciation and amortization                       23,000         17,000
  Unrealized depreciation in securities               23,000         17,000
  Other                                                3,000          2,000
                                                    --------       --------

Net deferred tax liability                          $ 77,000       $131,000
                                                    ========       ========

12.  STOCKHOLDERS' EQUITY

     The Company has reserved 50,400 shares of common stock for stock options granted to certain key officers. The officers' right to exercise such options is restricted by the passage of time and the continuation of their employment through specified dates. The exercise price per share of the options is $8.33 and the options expire on March 31, 2002. At March 31, 1997, options for 38,400 shares were outstanding, all of which are exercisable. If the employment of an officer terminates for any reason, all unexercised options which have been earned will expire one year from the day of such termination of employment.

     On May 18, 1989, the Board of Directors approved an incentive stock option plan (the "Plan") in which a total of 14,400 shares of common stock were reserved for the benefit of the Company's directors. The exercise price of the options under the Plan is $6.46 and such options expire on March 31, 2002. At March 31, 1997, options for 9,864 shares were outstanding, all of which are exercisable.

     During the year ended March 31, 1995, the Company paid cash dividends of $.10 per share.

     In connection with the reorganization in 1994, certain of the Savings Bank's stockholders, representing 28,322 outstanding shares, exercised their rights of dissent as provided for in the Florida 1989 Business Corporation Act. During the year ended March 31, 1995, the dissenting stockholders received $460,168 for the repurchase of these shares.

     The Company has authorized 5,000,000 shares of Preferred Stock, $.01 par value of which no shares have been issued.

     REGULATORY CAPITAL - The Company and the Savings Bank are subject to various regulatory capital requirements administered by the Office of Thrift Supervision ("OTS"). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have direct material effect on the Company's and the Savings Bank's financial statements. Under capital adequacy guidelines, the Company and the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Savings Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Savings Bank's capital amounts and the Savings Bank's classification under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible capital to adjusted total assets, total capital to risk-weighted total assets and tier I (core) capital equal to adjusted total assets, as defined in the regulations. Management believes, as of March 31, 1997, that the Company and the Savings Bank meet all capital adequacy requirements to which they are subject.

     As of March 31, 1997, the most recent notification from the OTS categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Savings Bank must maintain risk-based and core capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Savings Bank's actual capital amounts and ratios are also presented in the table.



                                                                                              TO BE CONSIDERED
                                                                                              WELL CAPITALIZED
                                                                 MINIMUM FOR CAPITAL        FOR PROMPT CORRECTIVE
                                          ACTUAL                  ADEQUACY PURPOSES            ACTION PURPOSES
                                  -------------------------      ----------------------   ------------------------
                                    RATIO          AMOUNT         RATIO       AMOUNT         RATIO       AMOUNT
                                  ---------    ------------      -------    -----------    ---------   -----------
AS OF MARCH 31, 1997
Stockholders' equity, and
  ratio to total assets              7.10 %    $  6,690,000
                                    =====
Unrealized loss on securities
  available for sale                                 39,000
                                               ------------
Tangible capital, and ratio to
  adjusted total assets              7.14 %    $  6,729,000       1.50 %    $ 1,414,000                N/A
                                    =====      ============      =====      ===========      =====================
Tier 1 (core) capital, and ratio
  to adjusted total assets           7.14 %    $  6,729,000       3.00 %    $ 2,829,000      5.00 %    $ 4,715,000
                                    =====      -----------       -----      -----------     -----      -----------
Tier 1 (core) capital, and ratio
  to risk weighted total assets     16.06 %    $  6,729,000                 N/A              6.00 %    $ 2,514,000
                                    =====                        ======================     =====      ===========
Allowance for loan losses                           331,000
                                               ------------
Total risk-based capital, and
  ratio to risk-based total assets  16.85 %    $  7,060,000       8.00 %    $ 3,352,000      10.0 %    $ 4,190,000
                                    =====      ============      =====      ===========     =====      ===========
Total assets                                   $ 94,257,000
                                               ============
Adjusted total assets                          $ 94,296,000
                                               ============
Risk-weighted total assets                     $ 41,902,000
                                               ============


                                                                                                  TO BE CONSIDERED
                                                                                                  WELL CAPITALIZED
                                                                     MINIMUM FOR CAPITAL        FOR PROMPT CORRECTIVE
                                             ACTUAL                   ADEQUACY PURPOSES           ACTION PURPOSES
                                     -------------------------    ------------------------     ----------------------
                                       RATIO          AMOUNT          RATIO       AMOUNT         RATIO     AMOUNT
                                     ----------  -------------    -----------   ----------     ---------- -----------
AS OF MARCH 31, 1996
Stockholders' equity, and ratio to
  total assets                         7.38 %        6,548,000
                                       ====
Unrealized loss on securities
  available for sale                                    28,000
                                                 -------------
Tangible capital and ratio to
  adjusted total assets                7.41 %    $   6,576,000         1.50 %   $ 1,332,000                N/A
                                       ====      =============         ====     ===========      ====================

Tier 1 (core) capital, and ratio
  to adjusted total assets             7.41 %    $   6,576,000         3.00 %   $ 2,663,000       5.00 %   $ 4,438,000
                                       ====      =============         ====     ===========       ====     ===========

Tier 1 (core) capital, and ratio
  to risk weighted total assets       17.75 %    $   6,576,000                  N/A               6.00 %   $ 2,223,000
                                      =====                            ====================       ====     ===========

Allowance for loan losses                              367,000
                                                 -------------
Total risk-based capital, and
  ratio to risk-based total assets    18.74 %    $   6,943,000         8.00 %   $ 2,964,000       10.0 %    $ 3,705,000
                                      =====      =============         ====     ===========       ====      ===========

Total assets                                     $  88,732,000
                                                 =============

Adjusted total assets                            $  88,760,000
                                                 =============

Risk-weighted total assets                       $  37,051,000
                                                 =============

     The Company's actual capital amounts and ratios were substantially the same as the Savings Bank's at March 31, 1997 and 1996, respectively.

     Banking regulations may limit the amount of dividends that may be paid without prior regulatory approval.

13.  RELATED PARTIES

     At March 31, 1997 and 1996, the Savings Bank had loans of approximately $231,000 and $237,000, respectively, outstanding to officers and directors.

                                   * * * * * *

                                   APPENDIX D

                         OPINION OF RP FINANCIAL, INC.

[RP FINANCIAL LETTERHEAD]                         _________________, 1997

Board of Directors
Consumers Bancorp, Inc.
9400 South Dadeland Boulevard
Suite 620
Miami, Florida 33156

Members of the Board:

     You have requested RP Financial, L.C. ("RP Financial") to provide you with its opinion as to the fairness from a financial point of view to the shareholders of Consumers Bancorp, Inc., Miami, Florida, a Florida Corporation ("Consumers"), of the Agreement and Plan of Merger (the "Agreement"), by and between BankUnited Financial Corporation, Coral Gables, Florida, a Florida Corporation ("BankUnited"), Consumers and Consumers Savings Bank (the "Bank"), a wholly-owned subsidiary of Consumers. The Agreement is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.

SUMMARY DESCRIPTION OF CONSIDERATION

     At the Effective Time, each share of common stock of Consumers, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and become the right to receive a payment (the "Merger Consideration") of $21.33 in cash or 2.081 shares of BankUnited Common Stock (the "Agreed Value"). Each shareholder may elect to receive his, her, or its total of the Merger Consideration in cash, BankUnited Common Stock or a combination thereof, provided, however, that (1)
in the aggregate, the cash portion of the consideration shall not exceed 55 percent of the total amount of the Merger Consideration, including any cash paid in lieu of fractional shares, (2) the Merger Consideration shall not be paid on shares as to which dissenters rights have been asserted pursuant to Florida law, and (3) if the average fair market value of BankUnited Common Stock, as determined by using the average closing price of one share of the security computed for the 20-day trading period on the NASDAQ system (as reported by the WALL STREET JOURNAL or, if not reported thereby, any other authorative source), ending three days prior to the Effective Time (the "Fair Market Value" or "FMV"), is greater than $12.00 per share, the number of BankUnited shares received by Consumers shareholders shall be equal to 2.081 times a fraction, the numerator of which is $12.00 and the denominator of which is the Fair Market Value. If the Fair Market Value falls below $9.80 per share, then BankUnited shall pay Consumers, in cash, a total purchase price, including all amounts paid for Consumers Options, of $10,800,000. If the fair market value of BankUnited Common Stock is less than $8.50 per share, as determined by using the average of the mean closing prices of such stock as quoted on the NASDAQ system on each of the ten trading days immediately preceding the Effective
Time, then Consumers may terminate the transaction at the discretion of the Board of Directors. Additionally, each Consumers stock option outstanding ("Consumers Options") granted by Consumers under the Consumers Benefit Plans, which are outstanding at the Effective Time, whether or not then exercisable, shall be cancelled, and each holder shall be paid for each such option an amount of cash without interest earned determined by multiplying (i) the excess, if any, of $21.33 over the applicable exercise price of such option by (ii) the number of shares of Consumers Common Stock subject to option. As of the date hereof, Consumers had 485,509 shares of common stock issued and outstanding and 48,264 stock options outstanding. Cash will be paid in lieu of fractional shares.

RP FINANCIAL, LC.
BOARD OF DIRECTORS
_____________________, 1997
PAGE 2

     Notwithstanding the foregoing, if the Closing Net Worth of Consumers is less than $6,500,000, then at BankUnited's option, it may either terminate the Agreement, or proceed to consummate the Merger by reducing the aggregate Merger Consideration to be paid the holders of Consumers Common Stock and the amounts to be paid to holders of Consumers stock options by $1.25 for each dollar that the Closing Net Worth is less than $6,500,000. If the Closing Net Worth of Consumers is less than $6,100,000, then Consumers may terminate the transaction at the discretion of the Board of Directors.

RP FINANCIAL BACKGROUND AND EXPERIENCE

     RP Financial, as part of its financial institution valuation and consulting practics, is regularly engaged in the valuation of financial institutional securities in connection with mergers and acquisitions of commercial banks and thrift institutions, initial and secondary offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other corporate purposes for financial institutions. As specialists in the valuation of securities of financial institutions, RP Financial has experience in, and knowledge of, the Florida and Southeast markets for thrift and bank securities and financial institutions operating in Florida.

MATERIALS REVIEWED

     In rendering this fairness option, RP Financial reviewed the following material: (1) the Agreement including exhibits; (2) financial and other information for Consumers, all with regard to balance and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations: (a) audited financial statements for the fiscal years ended March 31, 1993 through 1997, (b) shareholder, regulatory and internal financial and other reports through August 31, 1997, (c) the most recent proxy statement for Consumers, (d) internal budgets and financial projections prepared by management and (e) Consumers' management and Board comments regarding past and current business, operations, financial condition, and future prospects; and (3) financial and other information for BankUnited including: (a) audited financial statements for the fiscal years ended December 31, 1995 and 1996, incorporated in Annual Reports to shareholders, (b) Form 10K as of December 31, 1996, (c) regulatory and internal financial and other reports through June 30, 1997, (d) internal budgets and financial projections prepared by management of BankUnited, (e) registration statement on Form S-3 as filed with the Securities and Exchange Commission on September 17, 1997 in conjunction with a secondary offering of common stock, and (f) BankUnited's management comments regardingpast and current business, operations, financial condition, and future prospects.

     In addition, RP Financial reviewed financial, operational, market area and stock price and trading characteristics for BankUnited and the stock price and relatively limited trading information available for Consumers relative to publicly-traded savings institutions, repsectively, with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for Consumers and BankUnited and the public preception of savings institutions. RP Financial also considered: (a) a transaction summary of the financial terms of the Merger, including the aggregate Merger Consideration relative to tangible book value, annualized earnings for the first five months of fiscal 1998, fiscal 1998 budgeted earnings, assets, and deposit liabilities of Consumers; (b) the financial terms, financial condition, operating performance, and market area of other recently completed and pending mergers and acquisitions of comparable financial institution entities, including Florida transactions specifically and Southeast U.S. transactions both generally and specifically; (c) discounted cash flow analyses for Consumers on a stand-alone basis, incorporating estimated earnings and equity levels implied by Consumers' current business plan and future prospects; and (d) the pro forma impact on Bank United of the planned secondary offering of common stock as well the acquisition of Consumers, which is expected to be accounted for as a purchase.

RP FINANCIAL, LC.
BOARD OF DIRECTORS
_____________________, 1997
PAGE 3

Furthermore, RP Financial also considered the pro forma impact of the Merger to the holders of Consumers Common Stock (incorporating the Agreed Value, transaction adjustments and potential earnings improvements), including the pro forma impact to the market value per share, tangible book value per share, and earnings per share of the Consumers Common Stock. RP Financial also considered the improved liquidity characteristics of the BankUnited Common Stock relative to the Consumers Common Stock, the enhanced competitive position of BankUnited resulting from the Merger, and the opportunities for BankUnited to increase earnings in the future. The results of these analyses and the other factors considered were evaluated as a whole, with the aggregate results indicating a range of financial parameters utilized to access the Agreed Value as described in the Agreement.

     In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning Consumers and BankUnited furnished by the respective institutions to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. Consumers and BankUnited did not restrict RP Financial as to the material it was permitted to review. RP financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Consumers or BankUnited.

     RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the Merger, no restriction will be imposed on BankUnited that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Agreement.

OPINION

     It is understood that this letter is directed to the Board of Directos of Consumers in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of Consumers as to any action that such shareholder should take in connection with the Agreement, or otherwise.

     It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.

     It is understood that this opinion may be included in its entirety in any communication by Consumers or its Board of Directors to the stockholders of Consumers. It is also understood that this opinion may be included in its entirety in any regulatory filing by Consumers or BankUnited, and that RP Financial consents to the summary of the opinion in the proxy materials of Consumers, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.

     Based upon and subject to the the foregoing, and other such matters considered relevant, it is RP Financial's opinion that, as of the date hereof, the Merger Consideration to be received by Consumers' shareholders, as described in the Agreement, is fair to such shareholders from a financial point of view.

                                                       Respectfully submitted,

                                                       RP FINANCIAL, LC.

                                 REVOCABLE PROXY

                             CONSUMERS BANCORP, INC.

                       9400 DADELAND BOULEVARD, SUITE 620
                                 MIAMI, FLORIDA

                         SPECIAL MEETING OF STOCKHOLDERS

                          NOVEMBER __, 1997, ____ P.M.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONSUMERS BANCORP, INC. FOR USE ONLY AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER __, 1997, AND AT ANY ADJOURNMENTS THEREOF.

    The undersigned hereby appoints the Chairman of the Board, with the full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of Consumers Bancorp, Inc. (the "Company") which the undersigned is entitled to vote, at the Special Meeting of Stockholders to be held at the Company's main office located at 9400 South Dadeland Boulevard, Suite 620, Miami, Florida on November __, 1997 at ____ p.m., local time, and at any and all adjournments thereof.

    You are encouraged to specify your choices by marking the appropriate box BELOW. You need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations, only sign on the REVERSE SIDE. The proxies cannot vote your shares unless you sign, date and return this card.

    1. The adoption of an Agreement and Plan of Merger (the "Merger Agreement") by and among BankUnited Financial. ("BankUnited Financial") and the Company, pursuant to which, the Company will merge with and into BankUnited Financial, with BankUnited Financial being the surviving institution, to be followed by the merger of Consumers Savings Bank with and into BankUnited, FSB, with BankUnited, FSB as the resulting institution. In connection with the Merger, each share of common stock, $.01 par value per share, of the Company shall be canceled and automatically converted into the right to receive either $21.33 in cash,
        2.081 shares of BankUnited Common Stock, or a combination thereof. The Merger Consideration is subject to adjustment under certain circumstances.

   [ ] FOR       [ ] AGAINST          [ ] ABSTAIN

    2. If necessary, a proposal to adjourn the Special Meeting to solicit additional proxies.

   [ ] FOR       [ ] AGAINST          [ ] ABSTAIN

                                                        (CONTINUED ON BACK SIDE)

(CONTINUED FROM REVERSE SIDE)

    3. The transaction of such other business as may properly come before the Special Meeting, or any adjournments thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

    The undersigned further gives the proxies authority in their discretion to vote upon such other business as may properly come before the Special Meeting.

THE PROXY IS REVOCABLE AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTIONS ARE MADE BUT THIS PROXY IS PROPERLY EXECUTED, THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 1 AND PROPOSAL NO. 2.

The undersigned acknowledges receipt of the Notice of the Special Meeting of Stockholders and of a Proxy Statement, both dated ____________, 1997.

    Please mark, date and sign as your name appears below and return in the envelope.

                      ----------------------------------------------------------
                      Signature

                      ----------------------------------------------------------
                      Signature if held jointly

                      DATED: __________________, 1997

                      Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.